File No. 812-15701
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________________
AMENDED AND RESTATED APPLICATION FOR AN ORDER OF APPROVAL PURSUANT TO SECTION 26(c) OF THE INVESTMENT COMPANY ACT OF 1940 AND AN ORDER OF EXEMPTION PURSUANT TO SECTION 17(b) OF THE INVESTMENT COMPANY ACT OF 1940 FROM SECTION 17(a) THEREOF

Talcott Resolution Life Insurance Company
Talcott Resolution Life Insurance Company Separate Account Two
Talcott Resolution Life Insurance Company Separate Account Three
Talcott Resolution Life Insurance Company Separate Account Seven
Talcott Resolution Life and Annuity Insurance Company
Talcott Resolution Life and Annuity Insurance Company Separate Account One
Talcott Resolution Life and Annuity Insurance Company Separate Account Three
Talcott Resolution Life and Annuity Insurance Company Separate Account Six
Talcott Resolution Life and Annuity Insurance Company Separate Account Seven
Legg Mason Partners Variable Equity Trust
Franklin Templeton Variable Insurance Products Trust
Putnam Variable Trust
_________________________________________

Communications, Notice and Order to:
Christopher M. Grinnell, Esq.
Vice President, Associate General Counsel
Talcott Resolution Life Insurance Company
1 American Row
Hartford, CT 06103
With Copies to:
Ronald Coenen Jr., Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street, NW, Suite 700
Washington, D.C. 20001
Dated: July 25, 2025

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

APPLICATION FOR AN ORDER OF APPROVAL PURSUANT TO SECTION 26(c) OF THE INVESTMENT COMPANY ACT OF 1940 AND AN ORDER OF EXEMPTION PURSUANT TO SECTION 17(b) OF THE INVESTMENT COMPANY ACT OF 1940 FROM SECTION 17(a) THEREOF

In the Matter of:
Talcott Resolution Life Insurance Company
Talcott Resolution Life Insurance Company Separate Account Two
Talcott Resolution Life Insurance Company Separate Account Three
Talcott Resolution Life Insurance Company Separate Account Seven
Talcott Resolution Life and Annuity Insurance Company
Talcott Resolution Life and Annuity Insurance Company Separate Account One
Talcott Resolution Life and Annuity Insurance Company Separate Account Three
Talcott Resolution Life and Annuity Insurance Company Separate Account Six
Talcott Resolution Life and Annuity Insurance Company Separate Account Seven
1 American Row
Hartford, CT 06103

Legg Mason Partners Variable Equity Trust
Franklin Templeton Variable Insurance Products Trust
Putnam Variable Trust
Franklin Templeton
One Franklin Parkway
San Mateo, California 94403
Attn: General Counsel

File No. 812-15701

Talcott Resolution Life Insurance Company (“TL”), Talcott Resolution Life and Annuity Insurance Company (“TLA,” and together with TL, the “Talcott Resolution Insurance Companies”), and their respective separate accounts Talcott Resolution Life Insurance Company Separate Account Two (“TL Separate Account 2”), Talcott Resolution Life Insurance Company

Separate Account Three (“TL Separate Account 3”), Talcott Resolution Life Insurance Company Separate Account Seven (“TL Separate Account 7”), Talcott Resolution Life and Annuity Insurance Company Separate Account One (“TLA Separate Account 1”),Talcott Resolution Life and Annuity Insurance Company Separate Account Three (“TLA Separate Account 3”), Talcott Resolution Life and Annuity Insurance Company Separate Account Six (“TLA Separate Account 6”), and Talcott Resolution Life and Annuity Insurance Company Separate Account Seven (“TLA Separate Account 7”) (collectively, the “Separate Accounts,” and together with the Talcott Resolution Insurance Companies, the “Section 26 Applicants”) request that the Securities and Exchange Commission (the “Commission”), upon this application (this “Application”), issue an order pursuant to Section 26(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), approving the proposed substitution of shares of twenty-four (24) designated investment portfolios (each, an “Existing Portfolio,” and collectively, the “Existing Portfolios”) of certain registered investment companies1 with shares of eleven (11) designated investment portfolios (each, a “Replacement Portfolio,” and collectively, the “Replacement Portfolios”) of Legg Mason Partners Variable Equity Trust, Franklin Templeton Variable Insurance Products Trust, and Putnam Variable Trust (each, a “Trust,” and collectively, the “Trusts”),2 under certain variable annuity contracts (the “Contracts”) funded through the Separate Accounts.3 The Existing Portfolios and Replacement Portfolios, or any combination thereof, are referred to herein as the “Portfolios.” The proposed substitutions are each referred to herein as a “Substitution” and collectively referred to herein as the “Substitutions.”4
    The Section 26 Applicants and the Trusts (collectively, the “Section 17 Applicants”) also request an order from the Commission pursuant to Section 17(b) of the 1940 Act exempting the proposed Substitutions from Section 17(a) of the 1940 Act to the extent necessary to permit the Separate Accounts to carry out the Substitutions by redeeming securities issued by the Existing Portfolios wholly or partly in-kind and using the portfolio securities received from the Existing Portfolios to purchase securities issued by the corresponding Replacement Portfolios. All applicants to this Application may also be collectively referred to herein as the “Applicants.”

1 AB Variable Products Series Fund, Inc. (File Nos. 811-05398; 033-18647); Allspring Variable Trust (File Nos. 811-09255; 333-74283); Columbia Funds Variable Series Trust II (File Nos. 811-22127; 333-146374); AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (File Nos. 811-07452; 033-57340); MFS Variable Insurance Trust (File Nos. 811-08326; 033-74668); MFS Variable Insurance Trust II (File Nos. 811-03732; 002-83616). See Section II for a list of the Existing Portfolios.
2 File Nos. 811-21128, 333-91278; 811-05583, 033-23493; 811-05346, 033-17486, respectively. See Section III for a list of the Replacement Portfolios.
3 See Sections I.C. and I.D. for a description of the Separate Accounts and the Contracts, respectively, including a list of the Contracts.
4 See Sections IV.A. for a table listing the Existing Portfolios and corresponding Replacement Portfolios.

I.    DESCRIPTION OF THE TALCOTT RESOLUTION INSURANCE COMPANIES, THE SEPARATE ACCOUNTS AND THE CONTRACTS
A.    TL
TL is a Connecticut stock life insurance company. TL is licensed to conduct life and annuity business in all 50 states of the United States and the District of Columbia. TL was originally incorporated under the laws of Massachusetts in 1902 and was subsequently re-domesticated in Connecticut. TL discontinued sales of new contracts in 2013. As of December 31, 2024, TL had total assets of approximately $150 billion.
TL is a direct wholly-owned subsidiary of TR Re, Ltd. (“TR Re”), a Bermuda entity. TL’s ultimate parent is Talcott Financial Group, Ltd. (“TFG”), a Bermuda entity, which is indirectly controlled by Sixth Street, a global investment firm. TL and TLA are under the common control of TFG. TL is solely responsible for payment of the financial guarantees promised to investors under those Contracts issued by TL, subject to TL’s financial strength and claims paying ability.
For purposes of the 1940 Act, TL is the “depositor” and “sponsor” of its Separate Accounts, as those terms have been interpreted by the Commission with respect to variable insurance separate accounts. TL, on its own behalf and on behalf of its Separate Accounts, pursuant to this Application, proposes to exercise its contractual right to substitute underlying funds currently available under the Contracts for different underlying funds.
B.    TLA
TLA is a Connecticut stock life insurance company. TLA is licensed to conduct life and annuity business in all states of the United States (except New York), the District of Columbia and Puerto Rico. TLA was originally incorporated under the laws of Wisconsin in 1956 and was subsequently re-domesticated in Connecticut. TLA discontinued sales of new contracts in 2013. As of December 31, 2024, TLA had total statutory assets of approximately $29 billion.
TLA is a direct wholly-owned subsidiary of TL and an indirect wholly-owned subsidiary of TFG. TLA is solely responsible for payment of the financial guarantees promised to investors under those Contracts issued by TLA, subject to TLA’s financial strength and claims paying ability.
For purposes of the 1940 Act, TLA is the “depositor” and “sponsor” of its Separate Accounts, as those terms have been interpreted by the Commission with respect to variable insurance separate accounts. TLA, on its own behalf and on behalf of its Separate Accounts, pursuant to this Application, proposes to exercise its contractual right to substitute underlying funds currently available under the Contracts for different underlying funds.

C.    The Separate Accounts
TL established TL Separate Account 2, TL Separate Account 3, and TL Separate Account 7 as segregated asset accounts of TL under Connecticut law on June 2, 1986, June 22, 1994, and December 8, 1986, respectively. TLA established TLA Separate Account 1, TLA Separate Account 3, TLA Separate Account 6, and TLA Separate Account 7 as segregated asset accounts of TLA under Connecticut law on May 20, 1991, June 22, 1994, November 11, 1994, and April 1, 1999, respectively.
Each of the Separate Accounts meets the definition of “separate account,” as defined in Section 2(a)(37) of the 1940 Act and Rule 0-1(e) thereunder. The Separate Accounts are registered with the Commission under the 1940 Act as unit investment trusts.5 The table below lists the 1940 Act file number of each Separate Account:

Separate Account	1940 Act File No.
TL Separate Account 2	811-04732
TL Separate Account 3	811-08584
TL Separate Account 7	811-04972
TLA Separate Account 1	811-07426
TLA Separate Account 3	811-08580
TLA Separate Account 6	811-08860
TLA Separate Account 7	811-09295
The assets of each Separate Account support the Contracts issued through that Separate Account, as well as the interests in that Separate Account offered through such Contracts. TL and TLA are the legal owners of the assets in their respective Separate Accounts. The assets of a Separate Account may not be chargeable with liabilities arising out of any other business of the Talcott Resolution Insurance Companies or any of their other segregated asset accounts.
The Separate Accounts are segmented into subaccounts, and each subaccount invests in an underlying registered open-end management investment company or series thereof, such as each of the Existing Portfolios. Each subaccount’s income, gains and losses, whether or not realized, are credited to or charged against the amounts allocated to that subaccount in accordance with the terms of the Contracts without regard to other income, gains or losses of the other subaccounts or of the Talcott Resolution Insurance Companies.
D.    The Contracts
The Contracts are individual and/or group variable annuity contracts, which subject to the terms of each Contract, generally provide for the accumulation of Contract values on a variable
5 Pursuant to Rule 0-4 under the 1940 Act, the Section 26 Applicants hereby incorporate by reference these registration statements to the extent necessary to support and supplement the descriptions and representations in this Application.

basis, fixed basis, or both; annuity payment options on a fixed or variable basis; death benefit guarantees; and potentially living benefit guarantees.
The Contracts are registered under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-4, but are no longer for sale. The Talcott Resolution Insurance Companies discontinued sales of all Contracts by 2013. However, subject to the terms of each Contract, the Talcott Resolution Insurance Companies generally continue to accept additional purchase payments and/or permit transfers among subaccounts. The Talcott Resolution Insurance Companies administer the outstanding Contracts as parts of certain “suites” of variable annuity contracts (the “Suites”), each Suite having particular sales charges (if any), fees and/or investment options. Moreover, within each Suite, the Talcott Resolution Insurance Companies offered a base contract and multiple variations thereof. The variations of the base contract may include additional, fewer or different investment options, as well as different sales charges (if any) and/or different fees.
By the terms of the Contracts and subject to certain restrictions (and as set forth in the prospectuses for the Contracts), owners and participants in group Contracts (each, a “Contract owner,” and collectively, “Contract owners”) may allocate some or all of their Contract values to the subaccounts that are available as investment options under their respective Contracts, as well as any available fixed interest options. A Contract owner may transfer Contract value among any available subaccounts during the accumulation period (as well as during the annuitization period if the Contract owner elected a variable payout option). Contract owners may transfer Contract value among the subaccounts by submitting a transfer request to TL or TLA, as applicable.6
Certain Contracts previously made available optional guaranteed living or death benefit riders, which a Contract owner may have elected at the time of purchase for an additional charge. These riders, if elected and remaining in-force, may restrict or limit the investment options to which a Contract owner may allocate Contract value, or may require a Contract owner to allocate Contract value in accordance with a specific allocation model. If a Contract has an in-force rider subject to investment restrictions, and the Contract owner invests in an ineligible investment option, in excess of prescribed limits, or otherwise in violation of those investment restrictions,
6 Each Contract owner is currently permitted to make one (1) “Subaccount Transfer” per “Valuation Day” by Voice Response Unit, Internet, or telephone until they reach the maximum of twenty (20) Subaccount Transfers per Contract year. Once that maximum is reached, he or she may submit additional Subaccount Transfers in writing through U.S. Mail or overnight delivery. The Talcott Resolution Insurance Companies may impose additional restrictions, including transfer charges on Subaccount Transfers, although the Talcott Resolution Insurance Companies do not currently assess a charge on Subaccount Transfers. In addition, both the Talcott Resolution Insurance Companies and the underlying funds have market timing policies and procedures that may operate to limit transfers. To the extent a Contract owner utilizes an automatic transfer program (e.g., dollar cost averaging), the operation and limits of the automatic transfer program are disclosed in the applicable Contract’s prospectus.

some or all of the benefit is automatically terminated, without value, in accordance with the terms of the rider.
Under each Contract, and as disclosed in the prospectus for each Contract, TL or TLA reserve the right to substitute shares of a registered investment company held by the Separate Account for shares of any other registered investment company.7 TL and TLA, on their own behalf and on behalf of their respective Separate Accounts, propose to exercise this contractual right pursuant to this Application.
The table below lists the Contracts for which one or more Existing Portfolios will be replaced under the proposed Substitutions.
Table I.D.

Suite	Separate Account (1940 Act File No.)	1933 Act File No.	Contract/Class Identifier	Contract (Marketing Name)
Director 1	TL Separate Account Two (811-04732)	033-19945*	C000007131	The Director Series I
Director 2 - 5	TL Separate Account Two (811-04732)	033-06952	C000007132	The Director Series II/III/IV/V
	TLA Separate Account One (811-07426)	033-56790*	C000005950	The Director Series IV/V
Director 6	TL Separate Account Two (811-04732)	033-73570	C000007128	The Director Series VI
			C000059460	AmSouth Variable Annuity Series I
			C000059461	The BB&T Director Series I
			C000059462	The Director Choice Series I
			C000059463	The Director Select Series I
		333-19605*	C000007126	Director Immediate Variable Annuity
		333-41213*	C000007130	Nations Variable Annuity Series I
		333-45301*	C000007121	Director Access Series I/IR
	TLA Separate Account One (811-07426)	033-73568	C000005949	Director Series VI
			C000059459	The Director Select Series I
		333-19607*	C000005948	Director Immediate Variable Annuity
		333-45303*	C000005943	Director Access Series I/IR
7 The prospectus for each Contract contains the following, or substantially similar, disclosure:
We may eliminate the shares of any of the Funds from the Contract for any reason and we may substitute shares of another registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account. To the extent required by the 1940 Act, substitutions of shares attributable to your interest in a Fund will not be made until we have satisfied applicable law and we have notified you of the change.

Director 7	TL Separate Account Two (811-04732)	333-39612*	C000007124	Director Outlook Series I/IR
			C000059440	AmSouth Variable Annuity Outlook Series I/IR
			C000059441	BB&T Director Outlook Series I/IR
			C000059442	Classic Director Outlook Series I/IR
			C000059443	Director Elite Outlook Series I/IR
			C000059444	Director Select Outlook Series I/IR
			C000059445	Huntington Director Outlook Series I/IR
			C000059446	Director Solution Outlook Series I/IR
		333-45301*	C000059426	Director Choice Access Series I/IR
		333-66343*	C000007122	The Director Edge Series I/IR
		333-69485	C000007119	The Director Series VII/VIIR
			C000059403	AmSouth Variable Annuity Series II/IR
			C000059404	The Huntington Director Series I/IR
			C000059405	The Wachovia Director Series I/IR
			C000059406	Director Classic Series I/IR
			C000059407	Director Elite Series I/IR
			C000059408	Director Preferred Series I/IR
			C000059409	Fifth Third Director Series I/IR
			C000059410	The BB&T Director Series II/IIR
			C000059411	The Director Choice Series II/IIR
			C000059412	The Director Select Series II/IIR
			C000059413	The Director Solution Series I/IR
		333-69489*	C000007120	Nations Variable Annuity Series II/IIR
		333-91925*	C000007123	The Director Plus Series I/IR
			C000059429	AmSouth Variable Annuity Plus Series I/IR
			C000059430	Director Elite Plus Series I/IR
			C000059431	Director Preferred Plus Series I/IR
			C000059432	The Director Select Plus Series I/IR
			C000059433	The Director Solution Plus Series I/IR
	TLA Separate Account One (811-07426)	333-39620	C000005946	Director Outlook Series I/IR
			C000059447	Director Elite Outlook Series I/IR
			C000059448	Director Preferred Outlook Series I/IR
			C000059449	Director Select Outlook Series I/IR
			C000059450	Director Solution Outlook Series I/IR
			C000059451	Wells Fargo Director Outlook Series I/IR
		333-66345*	C000005944	The Director Edge Series I/IR
		333-69487	C000005958	The Director Series VII/VIIR
			C000059414	Director Elite Series I/IR
			C000059415	Director Preferred Series I/IR
			C000059416	The Director Select Series II/IIR
			C000059417	The Director Solution Series II/IIR
			C000059418	Wells Fargo Director Series I/IR
		333-91933*	C000005945	The Director Plus Series I/IR
			C000059434	Director Preferred Plus Series I/IR
			C000059436	The Director Solution Plus Series I/IR
		333-95781*	C000005947	Director Vision Series I/IR

Director 8	TL Separate Account Two (811-04732)	333-101923	C000007118	The Director Series VIII/VIIIR
			C000059380	AmSouth Variable Annuity Series III/IIR
			C000059381	Director Ultra
			C000059382	Fifth Third Director Series II/IIR
			C000059383	The BB&T Director Series III/IIIR
			C000059384	The Director Choice Series III/IIIR
			C000059385	The Director Select Series III/IIIR
			C000059386	The Huntington Director Series II/IIR
			C000059387	Wells Fargo Director Series II/IIR
		333-101934*	C000007136	Director Access Series II/IIR
			C000059390	Director Choice Access Series II/IIR
		333-101938*	C000007137	The Director Edge Series II/IIR
		333-101944*	C000007138	The Director Plus Series II/IIR
			C000059391	AmSouth Variable Annuity Plus Series II/IIR
			C000059392	The Director Select Plus Series II/IIR
		333-101950*	C000007140	The Director Outlook Series II/IIR
			C000059394	AmSouth Variable Annuity Outlook Series II/IIR
			C000059395	Classic Director Outlook Series II/IIR
			C000059396	Director Select Outlook Series II/IIR
			C000059397	Huntington Director Outlook Series II/IIR
			C000059398	The BB&T Director Outlook II/IIR
			C000059399	Wells Fargo Director Outlook Series II/IIR
		333-101954	C000059377	Nations Variable Annuity III/IIIR
		333-105252*	C000007129	Director Epic Series I/IR
		333-105266*	C000007141	Director Epic Outlook Series I/IR
	TLA Separate Account One (811-07426)	333-101924	C000059389	Wells Fargo Director Series II/IIR
			C000005942	The Director Series VIII/VIIIR
			C000059388	Director Preferred Series II/IIR
		333-101935*	C000005952	Director Access Series II/IIR
		333-101939*	C000005953	The Director Edge Series II/IIR
		333-101945*	C000005954	The Director Plus Series II/IIR
			C000059393	Director Preferred Plus Series II/IIR
		333-101951*	C000005956	The Director Outlook Series II/IIR
			C000059400	Director Preferred Outlook Series II/IIR
			C000059401	Director Select Outlook Series II/IIR
			C000059402	Wells Fargo Director Outlook Series II/IIR
		333-105255*	C000005955	Director Epic Plus Series I/IR
		333-105259*	C000005951	Director Epic Series I/IR
		333-105267*	C000005957	Director Epic Outlook Series I/IR

Director M / Morgan Stanley Proprietary Products	TL Separate Account Three (811-08584)	033-80738*	C000005735	Select Dimensions Series I
		333-101927*	C000005740	Select Leaders II/IIR/III/IV
		333-102625*	C000005741	Select Leaders Outlook I/IR/II
		333-119414	C000005733	The Director M
			C000059350	AmSouth Variable Annuity M
			C000059351	Classic Director M
			C000059352	Director M Platinum
			C000059353	Director M Ultra
			C000059354	Fifth Third Director M
			C000059355	The Director M Select
			C000059356	The Huntington Director M
			C000059357	Wells Fargo Director M
		333-119415*	C000005737	The Director M Edge
		333-119417*	C000005739	The Director M Outlook
			C000059361	AmSouth Variable Annuity M Outlook
			C000059362	Classic Director M Outlook
			C000059363	Director M Platinum Outlook
			C000059364	Huntington Director M Outlook
			C000059365	The Director M Select Outlook
			C000059366	Wells Fargo Director M Outlook
		333-119419*	C000005736	Director M Access
		333-119422*	C000005738	The Director M Plus
			C000059359	AmSouth Variable Annuity M Plus
			C000059360	The Director M Select Plus
		333-136543*	C000037958	The Director [fka Dir M Horizon]
		333-35000*	C000005742	Select Leaders Series I/IR
		333-52711*	C000005734	Select Dimensions Asset Manager Series I/IR
		333-69493*	C000005743	Select Dimensions Series II/IIR
	TLA Separate Account Three (811-08580)	033-80732*	C000006000	Select Dimensions Series I
		333-101928*	C000006005	Select Leaders II/IIR/III/IV
		333-102628*	C000006006	Select Leaders Outlook I/IR/II
		333-119416*	C000006003	The Director M Plus
		333-119418	C000005998	The Director M
			C000059358	Wells Fargo Director M
		333-119420*	C000006002	The Director M Edge
		333-119421	C000006004	The Director M Outlook
			C000059367	Wells Fargo Director M Outlook
		333-119423*	C000006001	Director M Access
		333-136545*	C000037959	The Director [fka Dir M Horizon]
		333-34998*	C000006007	Select Leaders Series I/IR
		333-52707*	C000005999	Select Dimensions Asset Manager Series I/IR
		333-69491*	C000006008	Select Dimensions Series II/IIR

Leaders 1	TL Separate Account Seven (811-04972)	333-104356*	C000005828	Leaders Epic Series I/IR
		333-40414*	C000005822	Leaders Outlook Series I/IR
			C000059452	Classic Leaders Outlook Series I
			C000059453	Leaders Elite Outlook Series I/IR
			C000059454	Leaders Solution Outlook Series I/IR
			C000059455	Huntington Leaders Outlook Series I
			C000059456	Nations Outlook Variable Annuity Series I/IR
		333-68463*	C000005820	Leaders Edge Series I/IR
		333-69475*	C000005831	Leaders Series I/IR
			C000059422	Director Focus Series I/IR
			C000059423	Leaders Elite Series I/IR
			C000059424	Leaders Solution Series I/IR
		333-70153*	C000005819	Leaders Access Series I/IR
		333-91927*	C000005821	Leaders Plus Series I/IR
			C000059437	Leaders Elite Plus Series I/IR
			C000059438	Leaders Solution Plus Series I/IR
	TLA Separate Account Seven (811-09295)	333-104357*	C000005969	Leaders Epic Series I/IR
		333-40410	C000005963	Leaders Outlook Series I/IR
			C000059457	Leaders Elite Outlook Series I/IR
			C000059458	Leaders Solution Outlook Series I/IR
		333-76419	C000005972	Leaders Series I/IR
			C000059425	Leaders Solution Series I/IR
		333-76423*	C000005961	Leaders Edge Series I/IR
		333-76425*	C000005960	Leaders Access Series I/IR
		333-91921*	C000005962	Leaders Plus Series I/IR
			C000059439	Leaders Solution Plus Series I/IR
		333-95785*	C000005964	Leaders Vision Series I/IR

Leaders 2 -3	TL Separate Account Seven (811-04972)	333-101932	C000005818	Leaders Series II/IIR/III
			C000059368	Classic Leaders
			C000059369	Leaders Select Series I
			C000059370	Leaders / Chase Series I/II
			C000059371	Huntington Leaders Series I
			C000059372	Wells Fargo Leaders Series I/IR/II
			C000062644	Select Leaders Series V
		333-101937*	C000005824	Leaders Access Series II/IIR/III
		333-101942*	C000005825	Leaders Edge Series II/IIR/III
		333-101948*	C000005826	Leaders Plus Series II/IIR/III
		333-101954	C000005827	Leaders Outlook Series II/IIR/III
			C000059374	Classic Leaders Outlook Series II/IIR/III
			C000059375	Leaders Select Outlook
			C000059376	Huntington Leaders Outlook Series II/IIR/III
			C000059377	Nations Outlook Variable Annuity II/IIR/III
			C000062646	Select Leaders Outlook Series III
		333-105254*	C000005829	Leaders Epic Plus Series I/IR
		333-105270*	C000005830	Leaders Epic Outlook Series I/IR
	TLA Separate Account Seven (811-09295)	333-101933	C000005959	Leaders Series II/IIR/III
			C000059373	Wells Fargo Leaders Series I/IR/II
			C000062645	Select Leaders Series V
		333-101936*	C000005965	Leaders Access Series II/IIR/III
		333-101943	C000005966	Leaders Edge Series II/IIR/III
		333-101949	C000005967	Leaders Plus Series II/IIR/III
		333-101955	C000005968	Leaders Outlook Series II/IIR/III
			C000059379	Wells Fargo Leaders Outlook Series I/IR/II
			C000062647	Select Leaders Outlook Series III
		333-105256*	C000005970	Leaders Epic Plus Series I/IR
		333-105272*	C000005971	Leaders Epic Outlook Series I/IR
Leaders 4	TL Separate Account Seven (811-04972)	333-148553*	C000061166	Leaders Foundation I
		333-148570*	C000061264	Huntington Leaders Series II
			C000061266	Leaders Series IV
			C000061270	Leaders / Chase
			C000061271	Leaders Platinum
			C000061273	Leaders Select Series II
			C000061276	Leaders Ultra
	TLA Separate Account Seven (811-09295)	333-148555*	C000061168	Leaders Edge Series IV
		333-148561	C000061177	Leaders Series IV
		333-148566*	C000061192	Leaders Foundation I

Personal Retirement Manager (PRM) 1	TL Separate Account Seven (811-04972)	333-148564*	C000061190	Personal Retirement Manager B Share I
Personal Retirement Manager C Share I/II
Personal Retirement Manager L Share I
			C000080961	Personal Retirement Manager Select
Personal Retirement Manager Select B Share I
			C000080962	Huntington Personal Retirement Manager
Huntington Personal Retirement Manager B Share I
	TLA Separate Account Seven (811-09295)	333-136548*	C000037969	Personal Retirement Manager Foundation A Share I
Personal Retirement Manager Foundation II
		333-148565*	C000061191	Personal Retirement Manager
Personal Retirement Manager B Share I
Personal Retirement Manager C Share I/II
Personal Retirement Manager I Share I
Personal Retirement Manager L Share I
		333-159547*	C000078889	Personal Retirement Manager A Share I
Personal Retirement Manager V-A
PRM 2 - 3	TL Separate Account Seven (811-04972)	333-168986*	C000093059	Personal Retirement Manager B Share II
Personal Retirement Manager I Share II
Personal Retirement Manager L Share II
			C000093060	Huntington Personal Retirement Manager B Share II
		333-168990*	C000093064	Personal Retirement Manager Select B Share II
		333-176149*	C000105760	Personal Retirement Manager Select B Share III
		333-176150	C000105761	Personal Retirement Manager B Share III
Personal Retirement Manager C Share IV
Personal Retirement Manager L Share III
			C000105762	Huntington Personal Retirement Manager B Share III
	TLA Separate Account Seven (811-09295)	333-168987*	C000093061	Personal Retirement Manager B Share II
Personal Retirement Manager C Share III
Personal Retirement Manager I Share II
Personal Retirement Manager L Share II
		333-168989*	C000093063	Personal Retirement Manager A Share II
		333-174679*	C000103263	Personal Retirement Manager Foundation O Share I
		333-176152	C000105764	Personal Retirement Manager B Share III
Personal Retirement Manager C Share IV
Personal Retirement Manager I Share III
Personal Retirement Manager L Share III

*Registration statement that is no longer updated in reliance upon the Commission’s enforcement position related to discontinued variable contracts, effective July 1, 2020. See Updated Disclosure Requirements and Summary Prospectus for Variable Annuity and Variable Life Insurance Contracts, Release Nos. 33–10765, 34–88358, IC–33814 (Mar. 11, 2020).
II.    THE EXISTING PORTFOLIOS
The Section 26 Applicants are seeking an order pursuant to Section 26(c) of the 1940 Act approving the substitution of shares of the Existing Portfolios held by the Separate Accounts with shares of the corresponding Replacement Portfolios. Provided below is information regarding the Existing Portfolios that will be replaced by the proposed Substitutions. All shares of the Existing Portfolios utilized as investment allocation options under the Contracts will be replaced with shares of the corresponding Replacement Portfolios, as set forth in this Application.
Table II

Existing Portfolio	Share Class(es) Owned by the Separate Accounts	Investment Adviser
AB Variable Products Series Fund, Inc. (File Nos. 811-05398; 033-18647)
AB Discovery Value Portfolio	Class B	AllianceBernstein, L.P.
AB International Value Portfolio	Class B
AB Relative Value Portfolio	Class B
Allspring Variable Trust (File Nos. 811-09255; 333-74283)
Allspring VT Small Cap Growth Fund	Class 1 Class 2	Allspring Funds Management, LLC
Columbia Funds Variable Series Trust II (File Nos. 811-22127; 333-146374)
Columbia VP Large Cap Growth Fund[8]	Class 1	Columbia Management Investment Advisers, LLC
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (File Nos. 811-07452; 033-57340)
Invesco V.I. American Franchise Fund	Series I Series II	Invesco Advisers, Inc.
Invesco V.I. Discovery Large Cap Fund	Series II
Invesco V.I. Comstock Fund	Series II
Invesco V.I. Core Equity Fund	Series I Series II
Invesco V.I. Diversified Dividend Fund	Series I Series II
Invesco V.I. EQV International Equity Fund	Series I Series II
Invesco V.I. Government Money Market Fund	Series I Series II
Invesco V.I. Government Securities Fund	Series I Series II
Invesco V.I. Growth and Income Fund	Series I Series II
Invesco V.I. Main Street Fund	Series II
Invesco V.I. Main Street Mid Cap Fund	Series I Series II
MFS Variable Insurance Trust (File Nos. 811-08326; 033-74668)
8 This Portfolio’s name will be changed to “Columbia Variable Portfolio – Cornerstone Growth Fund” on or about May 1, 2026.

MFS® Growth Series	Initial Class Service Class	Massachusetts Financial Services Company
MFS® Investors Trust Series	Initial Class Service Class
MFS® New Discovery Series	Initial Class Service Class
MFS® Research Series	Initial Class
MFS® Total Return Series	Initial Class Service Class
MFS® Value Series	Initial Class Service Class
MFS Variable Insurance Trust II (File Nos. 811-03732; 002-83616)
MFS® Core Equity Portfolio	Initial Class	Massachusetts Financial Services Company
MFS® Massachusetts Investors Growth Stock Portfolio	Initial Class
Like the Replacement Portfolios, the Existing Portfolios are insurance-dedicated funds, meaning that they are generally sold only to separate accounts of insurance companies for purposes of funding variable annuity contracts or variable life insurance policies (and perhaps to qualified retirement plans). Each Existing Portfolio operates on a calendar year basis (i.e., its fiscal year ends December 31).

III.    THE TRUSTS AND THE REPLACEMENT PORTFOLIOS

The Replacement Portfolios are:
1.ClearBridge Variable Mid Cap Portfolio (Classes I, II)
2.Franklin Small Cap Value VIP Fund (Class 2)
3.Franklin U.S. Government Securities VIP Fund (Classes 1, 2)
4.Putnam VT Core Equity Fund (Classes IA, IB)
5.Putnam VT Focused International Equity Fund (Classes IA, IB)
6.Putnam VT Global Asset Allocation Fund (Classes IA, IB)
7.Putnam VT Government Money Market Fund (Classes IA, IB)
8.Putnam VT International Value Fund (Class IB)
9.Putnam VT Large Cap Growth Fund (Classes IA, IB)
10.Putnam VT Large Cap Value Fund (Classes IA, IB)
11.Putnam VT Small Cap Growth Fund (Classes IA, IB)
The ClearBridge Variable Mid Cap Portfolio is a separate investment series of the Legg Mason Partners Variable Equity Trust, a Maryland statutory trust, which is registered with the Commission as an open-end management investment company under the 1940 Act (File Nos. 811-21128, 333-91278).

The Franklin Small Cap Value VIP Fund and Franklin U.S. Government Securities VIP Fund are each separate investment series of the Franklin Templeton Variable Insurance Products Trust, a Delaware statutory trust, which is registered with the Commission as an open-end management investment company under the 1940 Act (File Nos 811-05583; 033-23493).
The Putnam VT Core Equity Fund, Putnam VT Focused International Equity Fund, Putnam VT Global Asset Allocation Fund, Putnam VT Government Money Market Fund, Putnam VT International Value Fund, Putnam VT Large Cap Growth Fund, Putnam VT Large Cap Value Fund, and Putnam VT Small Cap Growth Fund are each separate investment series of the Putnam Variable Trust, a Massachusetts business trust, which is registered with the Commission as an open-end management investment company under the 1940 Act (File Nos. 811-05346; 033-17486).
Each Replacement Portfolio is operational and has an established performance history. Like the Existing Portfolios, the Replacement Portfolios are insurance-dedicated funds, meaning that they are generally sold only to separate accounts of insurance companies for purposes of funding variable annuity contracts or variable life insurance policies (and perhaps to qualified retirement plans). Each Replacement Portfolio operates on a calendar year basis (i.e., its fiscal year ends December 31).
The investment advisers (and sub-advisers, if any) of the Replacement Portfolios, which are listed in Section IV.C. of this Application, are affiliated with each other as a result of common control, as all are wholly-owned subsidiaries of Franklin Resources, Inc. Each of the Replacement Portfolios is unaffiliated with the Section 26 Applicants (except, in some instances, the Separate Accounts may own more than 5% of the outstanding shares of a Replacement Portfolio). The Section 26 Applicants are unaffiliated with the Replacement Portfolios’ investments advisers (and sub-advisers, if any).

IV.    THE PROPOSED SUBSTITUTIONS
A.    Substitution Mapping
The Talcott Resolution Insurance Companies, on their own and on behalf of their respective Separate Accounts, propose to exercise their contractual right to substitute shares of underlying funds currently available under the Contracts for shares of different underlying funds. The Section 26 Applicants request an order from the Commission, pursuant to Section 26(c) of the 1940 Act, approving the proposed Substitutions of shares of the Existing Portfolios listed in the table below for shares of the corresponding Replacement Portfolios listed opposite their names. Any change in share class will not result in a change in services that Contract owners receive.

Fund Type	Sub No.	Existing Portfolio (Share Class)	Replacement Portfolio (Share Class)
Equity	1	Invesco V.I. Main Street Fund (Series II)	Putnam VT Core Equity Fund (Class IB)
	2	Invesco V.I. Core Equity Fund (Series I)	Putnam VT Core Equity Fund (Class IA)
		Invesco V.I. Core Equity Fund (Series II)	Putnam VT Core Equity Fund (Class IB)
	3	MFS® Core Equity Portfolio (Initial Class)	Putnam VT Core Equity Fund (Class IA)
	4	MFS® Investors Trust Series (Initial Class)	Putnam VT Core Equity Fund (Class IA)
		MFS® Investors Trust Series (Service Class)	Putnam VT Core Equity Fund (Class IB)
	5	MFS® Research Series (Initial Class)	Putnam VT Core Equity Fund (Class IA)
	6	Columbia VP Large Cap Growth Fund (Class 1)	Putnam VT Large Cap Growth Fund (Class IA)
	7	Invesco V.I. American Franchise Fund (Series I)	Putnam VT Large Cap Growth Fund (Class IA)
		Invesco V.I. American Franchise Fund (Series II)	Putnam VT Large Cap Growth Fund (Class IB)
	8	Invesco V.I. Discovery Large Cap Fund (Series II)	Putnam VT Large Cap Growth Fund (Class IB)
	9	MFS® Growth Series (Initial Class)	Putnam VT Large Cap Growth Fund (Class IA)
		MFS® Growth Series (Service Class)	Putnam VT Large Cap Growth Fund (Class IB)
	10	MFS® Massachusetts Investors Growth Stock Portfolio (Initial Class)	Putnam VT Large Cap Growth Fund (Class IA)
	11	AB Relative Value Portfolio (Class B)	Putnam VT Large Cap Value Fund (Class IB)
	12	Invesco V.I. Comstock Fund (Series II)	Putnam VT Large Cap Value Fund (Class IB)
	13	Invesco V.I. Diversified Dividend Fund (Series I)	Putnam VT Large Cap Value Fund (Class IA)
		Invesco V.I. Diversified Dividend Fund (Series II)	Putnam VT Large Cap Value Fund (Class IB)
	14	Invesco V.I. Growth and Income Fund (Series I)	Putnam VT Large Cap Value Fund (Class IA)
		Invesco V.I. Growth and Income Fund (Series II)	Putnam VT Large Cap Value Fund (Class IB)

Equity	15	MFS® Value Series (Initial Class)	Putnam VT Large Cap Value Fund (Class IA)
		MFS® Value Series (Service Class)	Putnam VT Large Cap Value Fund (Class IB)
	16	Invesco V.I. Main Street Mid Cap Fund (Series I)	ClearBridge Variable Mid Cap Portfolio (Class I)
		Invesco V.I. Main Street Mid Cap Fund (Series II)	ClearBridge Variable Mid Cap Portfolio (Class II)
	17	Allspring VT Small Cap Growth Fund (Class 1)	Putnam VT Small Cap Growth Fund (Class IA)
		Allspring VT Small Cap Growth Fund (Class 2)	Putnam VT Small Cap Growth Fund (Class IB)
	18	MFS® New Discovery Series (Initial Class)	Putnam VT Small Cap Growth Fund (Class IA)
		MFS® New Discovery Series (Service Class)	Putnam VT Small Cap Growth Fund (Class IB)
	19	AB Discovery Value Portfolio (Class B)	Franklin Small Cap Value VIP Fund (Class 2)
	20	AB International Value Portfolio (Class B)	Putnam VT International Value Fund (Class IB)
	21	Invesco V.I. EQV International Equity Fund (Series I)	Putnam VT Focused International Equity Fund (Class IA)
		Invesco V.I. EQV International Equity Fund (Series II)	Putnam VT Focused International Equity Fund (Class IB)
Fixed Income	22	Invesco V.I. Government Securities Fund (Series I)	Franklin U.S. Government Securities VIP Fund (Class 1)
		Invesco V.I. Government Securities Fund (Series II)	Franklin U.S. Government Securities VIP Fund (Class 2)
	23	Invesco V.I. Government Money Market Fund (Series I)	Putnam VT Government Money Market Fund (Class IA)
		Invesco V.I. Government Money Market Fund (Series II)	Putnam VT Government Money Market Fund (Class IB)
Asset Allocation	24	MFS® Total Return Series (Initial Class)	Putnam VT Global Asset Allocation Fund (Class IA)
		MFS® Total Return Series (Service Class)	Putnam VT Global Asset Allocation Fund (Class IB)
B.    Reasons and Support for the Proposed Substitutions
The Substitutions proposed herein are part of long-term strategic goals of the Talcott Resolution Insurance Companies to enhance the companies’ administrative efficiencies, revenues, and risk management processes, as well as to make the Contracts’ menus of investment options more attractive to Contract owners. Because the Talcott Resolution Insurance Companies no longer sell new policies, their “run off” variable annuity businesses are necessarily shrinking, making Contract retention, economies of scale, and access to additional revenue critical business goals for the Talcott Resolution Insurance Companies. The Section 26 Applicants believe that the proposed Substitutions will help accomplish these goals for the following reasons.
1.Consolidation of Overlapping Investment Options
The Talcott Resolution Insurance Companies have carefully evaluated the subaccounts offered under the Contracts and determined that the Contracts’ existing menus of investment options, which currently offer up to eighty-three (83) subaccounts, present significant overlap among the underlying funds. The proposed Substitutions are designed and intended to simplify fund lineups by reducing the number of substantially similar underlying funds, i.e., underlying funds with substantially similar investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants believe consolidation of overlapping investment options will result in more attractive menus of investment options under the Contracts, fostering Contract retention among Contract owners. In addition, because the proposed Substitutions involve consolidating duplicative investment options, the variety of available investment styles under the Contracts will not be adversely impacted as a result of the proposed Substitutions, and the Contracts will continue to offer investment options in addition to the Replacement Portfolios offering a range of investment objectives and strategies.
2.Simplification of Investment Process
The Section 26 Applicants submit that the proposed Substitutions will help simplify the investment process for Contract owners by reducing the volume of underlying fund materials that Contract owners are expected to review, including summary prospectuses, prospectuses, statements of additional information, supplements, shareholder reports, and proxy materials. Given the large number of underlying funds currently offered under the Contracts, even with Rule 498A under the 1933 Act (which permits website posting for delivery of underlying fund prospectuses), the Section 26 Applicants believe that the sheer volume of underlying fund materials may discourage Contract owners from reading those materials or prevent them from fully understanding the underlying funds. By reducing the volume of underlying fund materials, the Section 26 Applicants aim to encourage more informed decision-making and generally improve the investor experience, which in turn can help with Contract retention among Contract owners.
3.Preservation of Contract Owners’ Investment Expectations: Consistency in Investment Objectives, Principal Investment Strategies and Risks; Lower or Equal Annual Operating Expenses for at Least Two Years
In selecting the Existing Portfolios and Replacement Portfolios for the proposed Substitutions, the Talcott Resolution Insurance Companies carefully reviewed each Substitution with the goal of preserving Contract owners’ investment expectations. To that end, the Section 26 Applicants submit that each proposed Substitution involves substituting an Existing Portfolio for a Replacement Portfolio with substantially similar investment objectives, principal investment strategies, and principal risks, and managed by an investment adviser that is among the world’s largest and most widely-recognized asset managers.
Also, the Talcott Resolution Insurance Companies are seeking to provide Contract owners with investment options that have equal or lower expense ratios. With the exception of Substitution Nos. 18, 23, and 24, the net annual operating expenses of each Replacement Portfolio are estimated to be lower than those of the corresponding Existing Portfolio. Furthermore, as a condition of this Application, the Section 26 Applicants will not perform a Substitution unless the investment adviser of the Replacement Portfolio has entered into a written contract with the applicable Trust, whereby the investment adviser will waive or reimburse Replacement Portfolio expenses such that the net annual operating expenses of the Replacement Portfolio will not exceed, on an annualized basis, the net annual operating expenses of the corresponding Existing Portfolio for the fiscal year ended December 31, 2024 (the “Expense Cap”). The Expense Cap for each proposed Substitution will remain in place for a period of two years following the effective date of the Substitution (the “Substitution Date”), except that for those proposed Substitutions for which the sum of the current management fee and Rule 12b-1 fee of the Replacement Portfolio exceeds that of the corresponding Existing Portfolio, the Expense Cap will remain in place for the life of the affected Contracts following the Substitution Date. Pursuant to the written agreements, the investment advisers must agree to waive or reimburse expenses to the extent necessary under each Expense Cap on the last business day of each month during which a given Expense Cap applies, and any amounts waived or reimbursed pursuant to an Expense Cap must not be subject to any recoupment rights of the investment adviser.
4. No Expense to Contract Owners
The proposed Substitutions are designed to provide Contract owners with an opportunity to continue their investment in a substantially similar investment option without interruption. No costs of the proposed Substitutions will be borne directly or indirectly by Contract owners. As such, the Talcott Resolution Insurance Companies will pay all expenses and transaction costs of the proposed Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the proposed Substitutions. The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions. The proposed Substitutions will not cause the Contract fees and charges currently being paid by Contract owners to be greater after the Substitutions than before the Substitutions. In addition, the Section 26 Applicants will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for affected Contract owners for a period of at least two years following the Substitution Date.

Further, the Section 26 Applicants note that, because the proposed Substitutions will occur at relative net asset value, and the fees and charges under the Contracts will not change as a result of the proposed Substitutions, the benefits offered by the guarantees under the Contracts will be the same immediately before and after the proposed Substitutions. What effect the Substitutions may have on the value of the benefits offered by the Contract guarantees would depend, among other things, on the relative future performance of each Existing Portfolio and Replacement Portfolio, which the Section 26 Applicants cannot predict. Nevertheless, the Section 26 Applicants note that at the time of the Substitutions, the Contracts will offer a comparable variety of investment options with as broad a range of risk/return characteristics.
5.Benefits for the Talcott Resolution Insurance Companies
More Efficient Contract Administration. The proposed Substitutions are part of an ongoing effort by the Talcott Resolution Insurance Companies to make the Contracts more efficient to administer. The Talcott Resolution Insurance Companies believe that more streamlined menus of investment options will result in increased operational and administrative efficiencies and economies of scale. For example, smaller menus of investment options, and a reduction in the total number of asset managers, are expected to (i) reduce the volume and variety of underlying fund materials (e.g., summary prospectuses, prospectuses, statements of additional information, supplements, proxy materials, shareholder reports), thereby reducing the overall resources that the Talcott Resolution Insurance Companies expend delivering such materials and otherwise making them available to Contract owners; (ii) result in more efficient and less costly daily administration of the Contracts with respect to, e.g., computing accumulation unit values, calculating and transmitting share purchase and redemption orders, monitoring for disruptive trading and market timing activities, and attending to other routine and non-routine matters requiring communication and coordination with the underlying funds; and (iii) help simplify the due diligence that the Talcott Resolution Insurance Companies perform in connection with the selection and retention of underlying funds as investment vehicles for the Separate Accounts.
Contract Owner Retention and Increased Revenues. Because the Talcott Resolution Insurance Companies’ annuity business is in “run off,” fee revenue that the Talcott Resolution Insurance Companies collect from the Contracts is generally shrinking over time as existing Contracts are terminated. As such, the Talcott Resolution Insurance Companies have a vested interest in slowing the rate at which Contracts are terminated, especially due to surrender. The proposed Substitutions are part of an ongoing effort by the Talcott Resolution Insurance Companies to foster Contract retention among Contract owners, mainly by making the Contracts more attractive relative to other variable annuity contracts in the market.
All of the underlying funds in which the Separate Accounts invest are unaffiliated with the Talcott Resolution Insurance Companies (except, in some instances, the Separate Accounts may own more than 5% of the outstanding shares of an underlying fund, including a Portfolio). The underlying funds, their investment advisers, and other affiliates make varying levels of negotiated payments to the Talcott Resolution Life Insurance Companies or their affiliates (e.g., Rule 12b-1 fees, administration / service fees, revenue sharing). The proposed Substitutions are expected to increase revenues from such payments, as payments from the Replacement Portfolios, their investment advisers, and other affiliates are expected to be higher than the amounts currently paid by the Existing Portfolios, their investment advisers, and other affiliates.
Enhanced Risk Management. The Talcott Resolution Insurance Companies provide certain living benefits, death benefits and other guarantees under the Contracts. In providing these guarantees, the Talcott Resolution Insurance Companies seek to manage the risk that Contract values will be less than the guaranteed amounts under the Contracts and, in which case, that the Talcott Resolution Insurance Companies will have to use their general account assets to cover any shortfall. The proposed Substitutions may enhance the Talcott Resolution Insurance Companies’ ability to manage the costs and risks associated with providing these guarantees because, by consolidating the number of underlying funds offered under the Contracts, the Talcott Resolution Insurance Companies should be able to more cost effectively monitor and manage their exposure to fund management and performance variability.
C.    Comparisons of the Portfolios
For each Substitution, this section lists the Existing Portfolio’s and the Replacement Portfolio’s:
1.Investment advisers and sub-adviser(s) (if any), investment objectives, principal investment strategies and principal risks;9
2.Assets, fees and expenses; and
3.Performance histories.
9 Based on the summary section of each Portfolio’s statutory prospectus as of July 8, 2025. The information included in this section under the headings “Investment Objective” and “Principal Investment Strategies” in the subsections titled “Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks” replicate the disclosure included in the summary section of the applicable Portfolio’s statutory prospectus. Any definitions or defined terms used, or uses of terms such as “we,” “our,” or “us,” under such headings are not in reference to this Application or the Section 26 Applicants. In addition to the principal investment strategies and the principal risks presented for each Existing Portfolio and Replacement Portfolio, a Portfolio may employ other investment practices and may be subject to other risks, as disclosed in the Portfolio’s prospectus and statement of additional information. The listed principal risks of each Portfolio correspond to the principal risks disclosed in summary section of each Portfolio’s statutory prospectus. Principal risk factor sub-headings are included in this Application, but not the corresponding risk disclosures from a Portfolio’s prospectus, to facilitate the Commission staff’s review. Cited portfolio holdings data is based on information reported by Morningstar, Inc. (“Morningstar”) as of the date indicated; Morningstar data reflects the definitions and categorizations for asset classes established by Morningstar, not by any Portfolio.

Each table containing the Portfolios’ investment advisers and sub-advisers (if any), investment objectives, principal investment strategies, and principal risks is followed by a brief explanation of why the Section 26 Applicants believe that, despite any differences between them, the Existing Portfolio and the Replacement Portfolio are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Each table containing the Portfolios’ fees and expenses presents the Existing Portfolio’s and Replacement Portfolio’s most current fee and expense table included in the Portfolios’ respective statutory prospectuses as of July 8, 2025. The fees and expenses for the Replacement Portfolios as presented in this section do not reflect the operation of any Expense Cap required under this Application. To the extent that an Expense Cap caps a Replacement Portfolio’s net annual operating expenses at a lower percentage of net assets than any other contractual expense limitation agreement between a Trust and its investment adviser, such other contractual expense limitation agreement will have no practical impact on the Replacement Portfolio’s net annual operating expenses due to the operation of the Expense Cap.
The comparison of performance histories for each Substitution contains the average annual total returns for each Portfolio for the time periods indicated as of December 31, 2024, as well as the performance of each Portfolio’s disclosed benchmark index(es) for the same time periods, as reflected in the Portfolios’ respective statutory prospectuses as of June 30, 2025.
Substitution No. 1.    Invesco V.I. Main Street Fund (Series II) replaced by Putnam VT Core Equity Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Main Street Fund (Series II)	Putnam VT Core Equity Fund (Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies

The Fund mainly invests in common stocks of U.S. companies of different capitalization ranges. The Fund currently focuses on “larger capitalization” issuers. The Fund considers a larger-capitalization issuer to be one that has a market capitalization, at the time of purchase, within the range of market capitalizations of the issuers included in the Russell 1000 Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. An issuer’s “market capitalization” is the value of its outstanding stock. The portfolio managers use fundamental research to select securities for the Fund’s portfolio, which is comprised of both growth and value stocks. While the process may change over time or vary in particular cases, in general the selection process currently uses a fundamental approach in analyzing issuers on factors such as a company’s financial performance, company strength and prospects, industry position, and business model and management strength. Industry outlook, market trends and general economic conditions may also be considered.
The Fund aims to maintain a broadly diversified portfolio across major economic sectors. In constructing the portfolio, the Fund seeks to limit exposure to so-called “top-down” or “macro” risks, such as overall stock market movements, economic cycles, and interest rate or currency fluctuations. Instead, the portfolio managers seek to add value by selecting individual securities that they believe have superior company-specific fundamental attributes or relative valuations that they expect to outperform their industry and sector peers. This is commonly referred to as a “bottom-up” approach to portfolio construction.
The portfolio managers consider stock rankings, benchmark weightings and capitalization outlooks in determining security weightings for individual issuers.
The portfolio managers use the following sell criteria: the stock price is approaching its target, deterioration in the company’s competitive position, poor execution by the company’s management, or identification of more attractive alternative investment ideas.

We invest mainly in common stocks (growth or value stocks or both) of U.S. companies of any size that we believe have favorable investment potential. For example, we may purchase stocks of companies with stock prices that reflect a value lower than that which we place on the company. We may also consider other factors we believe will cause the stock price to rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs). This policy may be changed only after 60 days’ notice to shareholders.

Principal Risks	Principal Risks[10]
•Market Risk •Investing in Stocks Risk •Growth Investing Risk •Value Investing Risk •Small and Mid-Capitalization Companies Risk •Sector Focus Risk •Issuer Focus Risk •Management Risk	•Market Risk •Issuer Risk •Growth Stock Risk •Value Stock Risk •Industry or Sector Focus Risk •Small and Midsize Company Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio may invest in companies of any size as part of its principal investment strategies, while generally focusing on investments in large-capitalization companies.11
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio may invest in growth stocks, value stocks, or both as part of its principal investment strategies.
•Each Portfolio resides in the Morningstar US Insurance Large Blend category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, growth investing, value investing, smaller-capitalization companies, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Replacement Portfolio identifies foreign investments (i.e., ADRs and GDRs) as part of its principal investment strategies, although each
10 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.
11 As of April 30, 2025, the Existing Portfolio held approximately 79% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 73% of its net assets in large-cap equities.

Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.12 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $785.33 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $166.97 million. As of June 30, 2025, the Separate Accounts held approximately $11.66 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	Invesco V.I. Main Street Fund	Putnam VT Core Equity Fund
Share Class	Series II	Class IB
Management Fee	0.69%	0.54%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.25%
Other Expenses	0.17%	0.14%
Acquired Fund Fees and Expenses	N/A	N/A
Total Annual Operating Expenses	1.11%	0.93%
Fee Waiver / Expense Reimbursement	(0.06)%*	N/A
Net Annual Operating Expenses	1.05%	0.93%
* Invesco Advisers, Inc. (Invesco) has contractually agreed to waive advisory fees and/or reimburse expenses to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed below) of Series II shares to 1.05% of the fund’s average daily net assets (the “expense limits”). In determining Invesco’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the number reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items, including litigation expenses; and (v) expenses that the fund has incurred but did not actually pay because of an expense offset arrangement. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2026. During its term, the fee waiver agreement cannot be terminated or amended to increase the expense limits without approval of the Board of Trustees.
12 As of April 30, 2025, the Existing Portfolio held approximately 5% of its net assets in foreign securities, and the Replacement Portfolio held approximately 1% of its net assets in foreign securities.

Management Fee Breakpoint Schedule	First $200 million 0.750% Next $200 million 0.720% Next $200 million 0.690% Next $200 million 0.660% Next $200 million 0.600% Next $4 billion 0.580% Over $5 billion 0.560%
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.35%

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Main Street Fund
Series II	23.39%	11.81%	10.97%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Core Equity Fund
Class IB	26.96%	16.06%	13.17%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%

Substitution No. 2.    Invesco V.I. Core Equity Fund (Series I; Series II) replaced by Putnam VT Core Equity Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Core Equity Fund (Series I; Series II)	Putnam VT Core Equity Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Long-term growth of capital	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
The portfolio management team seeks to construct a portfolio of securities of issuers that have high or improving return on invested capital (ROIC), quality management, a strong competitive position and that are trading at attractive valuations. The Fund invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities and in derivatives and other instruments that have economic characteristics similar to such securities. The principal type of equity securities in which the Fund invests is common stock. The Fund may invest in the securities of issuers of all capitalization sizes; however, a substantial number of the issuers in which the Fund invests are large-capitalization issuers.
The Fund may invest up to 25% of its net assets in foreign securities.
The Fund may also invest up to 20% of its net assets in debt securities, including foreign government debt securities.
The Fund can invest in derivative instruments, including futures contracts and forward foreign currency contracts.
The Fund can use futures contracts, including index futures, to gain exposure to the broad market by equitizing cash and as a hedge against downside risk.

We invest mainly in common stocks (growth or value stocks or both) of U.S. companies of any size that we believe have favorable investment potential. For example, we may purchase stocks of companies with stock prices that reflect a value lower than that which we place on the company. We may also consider other factors we believe will cause the stock price to rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs). This policy may be changed only after 60 days’ notice to shareholders.

The Fund can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.
The portfolio managers use fundamental research to select securities for the Fund’s portfolio, which is comprised of both growth and value stocks. While the process may change over time or vary in particular cases, in general the selection process currently uses a fundamental approach in analyzing issuers on factors such as a company’s financial performance, company strength and prospects, industry position, and business model and management strength. Industry outlook, market trends and general economic conditions may also be considered. The Fund aims to maintain a broadly diversified portfolio across major economic sectors by applying investment parameters for both sector and position size. The portfolio managers use the following sell criteria: the stock price is approaching its target, deterioration in the company’s competitive position, poor execution by the company’s management, or identification of more attractive alternative investment ideas.

Principal Risks	Principal Risks[13]
•Market Risk
•Investing in Stocks Risk
•Value Investing Risk
•Growth Investing Risk
•Small- and Mid-Capitalization Companies Risk
•Sector Focus Risk
•Issuer Focus Risk
•Foreign Securities Risk
•Derivatives Risk
•Debt Securities Risk
•Foreign Government Debt Risk
•Changing Fixed Income Market Conditions Risk
•Management Risk
•Market Risk •Issuer Risk •Growth Stock Risk •Value Stock Risk •Industry or Sector Focus Risk •Small and Midsize Company Risk •Management and Operational Risk •Large Shareholder Risk

13 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term growth of capital. The Replacement Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
◦The Existing Portfolio invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities and in derivatives and other instruments that have economic characteristics similar to such securities. The principal type of equity securities in which the Existing Portfolio invests is common stock.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs).
•Each Portfolio may invest in companies of any size as part of its principal investment strategies, while generally focusing on investments in large-capitalization companies.14
•Each Portfolio mainly invests in U.S. companies and may invest to a lesser extent in foreign securities.
•Each Portfolio may invest in growth stocks, value stocks, or both as part of its principal investment strategies.
•Each Portfolio resides in the Morningstar US Insurance Large Blend category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, growth investing, value investing, smaller-capitalization companies, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies investments in
14 As of April 30, 2025, the Existing Portfolio held approximately 77% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 73% of its net assets in large-cap equities.

debt securities as part of its principal investment strategies (up to 20% of net assets).15 Also, the Existing Portfolio may invest up to 25% of its net assets in foreign securities as part of its principal investment strategies, whereas the Replacement Portfolio does not specify the extent to which it may invest in foreign securities, although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.16 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $756.92 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $166.97 million. As of June 30, 2025, the Separate Accounts held approximately $87.10 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.
15 As of April 30, 2025, 0% of the Existing Portfolio’s net assets were invested in debt securities.
16 As of April 30, 2025, the Existing Portfolio held approximately 4% of its net assets in foreign securities, and the Replacement Portfolio held approximately 1% of its net assets in foreign securities.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Core Equity Fund		Putnam VT Core Equity Fund
Share Class	Series I	Series II	Class IA	Class IB
Management Fee	0.62%	0.62%	0.54%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.18%	0.18%	0.14%	0.14%
Total Annual Operating Expenses	0.80%	1.05%	0.68%	0.93%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A	N/A
Net Annual Operating Expenses	0.80%	1.05%	0.68%	0.93%
Management Fee Breakpoint Schedule	First $250 million 0.65% Over $250 million 0.60%
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Core Equity Fund
Series I	25.60%	12.35%	9.42%
Series II	25.29%	12.07%	9.15%
Russell 1000 Index (reflects no deduction for fees, expenses or taxes)	24.51%	14.28%	12.87%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Core Equity Fund
Class IA	27.32%	16.35%	13.45%
Class IB	26.96%	16.06%	13.17%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%

Substitution No. 3.    MFS® Core Equity Portfolio (Initial Class) replaced by Putnam VT Core Equity Fund (Class IA)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® Core Equity Portfolio (Initial Class)	Putnam VT Core Equity Fund (Class IA)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
MFS (Massachusetts Financial Services Company, the fund’s investment adviser) normally invests at least 80% of the fund’s net assets in equity securities. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
In selecting investments for the fund, MFS is not constrained by any particular investment style. MFS may invest the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies), in the stocks of companies it believes are undervalued compared to their perceived worth (value companies), or in a combination of growth and value companies.
MFS may invest the fund's assets in securities of company of any size.

We invest mainly in common stocks (growth or value stocks or both) of U.S. companies of any size that we believe have favorable investment potential. For example, we may purchase stocks of companies with stock prices that reflect a value lower than that which we place on the company. We may also consider other factors we believe will cause the stock price to rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs). This policy may be changed only after 60 days' notice to shareholders.

MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
A team of investment research analysts selects investments for the fund. MFS generally expects the fund's exposure to broad industry categories to approximate the exposure of the Russell 3000® Index to these broad industry categories using MFS' custom industry categories to classify the fund and the Russell 3000® Index's holdings.
MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative screening tools that systematically evaluate issuers may also be considered.
For purposes of the fund's 80% policy, net assets include the amount of any borrowings for investment purposes.

Principal Risks	Principal Risks[17]
•Investment Selection Risk •Equity Market Risk/Company Risk •Foreign Risk •Focus Risk •Liquidity Risk •Large Shareholder Risk	•Market Risk •Issuer Risk •Growth Stock Risk •Value Stock Risk •Industry or Sector Focus Risk •Small and Midsize Company Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
17 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

•Each Portfolio primarily invests in equity securities, mainly common stocks.
◦The Existing Portfolio normally invests at least 80% of its net assets in equity securities. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs).
•Each Portfolio may invest in companies of any size as part of its principal investment strategies, while generally focusing on investments in large-capitalization companies.18
•Each Portfolio mainly invests in U.S. companies and may invest to a lesser extent in foreign securities.
•Each Portfolio may invest in growth stocks, value stocks, or both as part of its principal investment strategies.
•The benchmark index for each Portfolio is the Russell 3000 Index.
•Each Portfolio resides in the Morningstar US Insurance Large Blend category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, and management.
The Section 26 Applicants note that while there are differences between the Existing Portfolio and the Replacement Portfolio, overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $284.40 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $166.97 million. As of June 30, 2025, the Separate Accounts held approximately $27.90 million of the Existing Portfolio’s total net assets.
18 As of April 30, 2025, the Existing Portfolio held approximately 65% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 73% of its net assets in large-cap equities.

The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	MFS® Core Equity Portfolio	Putnam VT Core Equity Fund
Share Class	Initial Class	Class IA
Management Fee	0.75%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	N/A
Other Expenses	0.08%	0.14%
Total Annual Operating Expenses	0.83%	0.68%
Fee Waiver / Expense Reimbursement	(0.04)%*	N/A
Net Annual Operating Expenses	0.79%	0.68%
Management Fee Breakpoint Schedule	0.75% up to $1 billion 0.65% in excess of $1 billion and up to $2.5 billion 0.60% in excess of $2.5 billion
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	N/A
* Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026. MFS has agreed in writing to bear the fund’s expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, certain tax reclaim recovery expenses (including contingency fees and closing agreement expenses), and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.78% of the class' average daily net assets annually for Initial Class shares. ("Other Expenses" include 0.01% of interest and/or investment-related expenses incurred in connection with the fund's investment activity which are excluded from the expense limitation described in the prior sentence.) This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® Core Equity Portfolio
Initial Class	20.11%	12.73%	12.46%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Replacement Portfolio – Putnam VT Core Equity Fund
Class IA	27.32%	16.35%	13.45%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%

Substitution No. 4.    MFS® Investors Trust Series (Initial Class; Service Class) replaced by Putnam VT Core Equity Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® Investors Trust Series (Initial Class; Service Class)	Putnam VT Core Equity Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies

MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests the fund’s assets primarily in equity securities. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
In selecting investments for the fund, MFS is not constrained by any particular investment style. MFS may invest the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies), in the stocks of companies it believes are undervalued compared to their perceived worth (value companies), or in a combination of growth and value companies.
While MFS may invest the fund’s assets in securities of companies of any size, MFS primarily invests in securities of companies with large capitalizations.
MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative screening tools that systematically evaluate issuers may also be considered.

We invest mainly in common stocks (growth or value stocks or both) of U.S. companies of any size that we believe have favorable investment potential. For example, we may purchase stocks of companies with stock prices that reflect a value lower than that which we place on the company. We may also consider other factors we believe will cause the stock price to rise.
We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs). This policy may be changed only after 60 days’ notice to shareholders.

Principal Risks	Principal Risks[19]
•Investment Selection Risk •Equity Market Risk/Company Risk •Foreign Risk •Focus Risk •Liquidity Risk •Large Shareholder Risk	•Market Risk •Issuer Risk •Growth Stock Risk •Value Stock Risk •Industry or Sector Focus Risk •Small and Midsize Company Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
◦The Existing Portfolio normally invests its assets primarily in equity securities, including common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs).
•Each Portfolio may invest in companies of any size as part of its principal investment strategies, while generally focusing on investments in large-capitalization companies.20
19 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.
20 As of April 30, 2025, the Existing Portfolio held approximately 78% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 73% of its net assets in large-cap equities.

•Each Portfolio mainly invests in U.S. companies and may invest to a lesser extent in foreign securities.
•Each Portfolio may invest in growth stocks, value stocks, or both as part of its principal investment strategies.
•Each Portfolio resides in the Morningstar US Insurance Large Blend category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, and management.
The Section 26 Applicants note that while there are differences between the Existing Portfolio and the Replacement Portfolio, overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $297.48 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $166.97 million. As of June 30, 2025, the Separate Accounts held approximately $118.42 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	MFS® Investors Trust Series		Putnam VT Core Equity Fund
Share Class	Initial Class	Service Class	Class IA	Class IB
Management Fee	0.75%	0.75%	0.54%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.04%	0.04%	0.14%	0.14%
Total Annual Operating Expenses	0.79%	1.04%	0.68%	0.93%
Fee Waiver / Expense Reimbursement	(0.05)%*	(0.05)%*	N/A	N/A
Net Annual Operating Expenses	0.74%	0.99%	0.68%	0.93%
Management Fee Breakpoint Schedule	0.75% of up to $1 billion 0.65% in excess of $1 billion and up to $2.5 billion 0.60% in excess of $2.5 billion
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%
*Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026. MFS has agreed in writing to bear the fund's expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, certain tax reclaim recovery expenses (including contingency fees and closing agreement expenses), and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.74% of the class' average daily net assets annually for Initial Class shares and 0.99% of the class' average daily net assets annually for Service Class shares. This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® Investors Trust Series
Initial Class	19.52%	11.39%	11.09%
Service Class	19.22%	11.12%	10.81%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Core Equity Fund
Class IA	27.32%	16.35%	13.45%
Class IB	26.96%	16.06%	13.17%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%

Substitution No. 5.    MFS® Research Series (Initial Class) replaced by Putnam VT Core Equity Fund (Class IA)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® Research Series (Initial Class)	Putnam VT Core Equity Fund (Class IA)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests the fund’s assets primarily in equity securities. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
In selecting investments for the fund, MFS is not constrained by any particular investment style. MFS

We invest mainly in common stocks (growth or value stocks or both) of U.S. companies of any size that we believe have favorable investment potential. For example, we may purchase stocks of companies with stock prices that reflect a value lower than that which we place on the company. We may also consider other factors we believe will cause the stock price to rise. We may consider, among other factors, a company's valuation, financial strength, growth potential,

MFS may invest the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies), in the stocks of companies it believes are undervalued compared to their perceived worth (value companies), or in a combination of growth and value companies.
While MFS may invest the fund’s assets in securities of companies of any size, MFS primarily invests in securities of companies with large capitalizations.
MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
In conjunction with a team of investment research analysts, sector leaders select investments for the fund. MFS generally manages the fund to be sector neutral to the Standard & Poor's 500 Stock Index using MFS' custom industry and sector categories to classify the fund and the Standard & Poor's 500 Stock Index's holdings.
MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative screening tools that systematically evaluate issuers may also be considered.

competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs). This policy may be changed only after 60 days’ notice to shareholders.

Principal Risks	Principal Risks[21]
•Investment Selection Risk •Equity Market/Company Risk •Foreign Risk •Focus Risk •Liquidity Risk •Large Shareholder Risk	•Market Risk •Issuer Risk •Growth Stock Risk •Value Stock Risk •Industry or Sector Focus Risk •Small and Midsize Company Risk •Management and Operational Risk •Large Shareholder Risk

21 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
◦The Existing Portfolio normally invests its assets primarily in equity securities, including common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in equity investments, including common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (ADRs) and Global Depositary Receipts (GDRs).
•Each Portfolio may invest in companies of any size as part of its principal investment strategies, while generally focusing on investments in large-capitalization companies.22
•Each Portfolio mainly invests in U.S. companies and may invest to a lesser extent in foreign securities.
•Each Portfolio may invest in growth stocks, value stocks, or both as part of its principal investment strategies.
•Each Portfolio resides in the Morningstar US Insurance Large Blend category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, and management.
The Section 26 Applicants note that while there are differences between the Existing Portfolio and the Replacement Portfolio, overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
22 As of April 30, 2025, the Existing Portfolio held approximately 72% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 73% of its net assets in large-cap equities.

Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $380.15 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $166.97 million. As of June 30, 2025, the Separate Accounts held approximately $18.95 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	MFS® Research Series	Putnam VT Core Equity Fund
Share Class	Initial Class	Class IA
Management Fee	0.75%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	N/A
Other Expenses	0.04%	0.14%
Total Annual Operating Expenses	0.79%	0.68%
Fee Waiver / Expense Reimbursement	(0.03)%*	N/A
Net Annual Operating Expenses	0.76%	0.68%
Management Fee Breakpoint Schedule	0.75% of the first $1 billion 0.65% in excess of $1 billion
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	N/A
*Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026. MFS has agreed in writing to bear the fund's expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, certain tax reclaim recovery expenses (including contingency fees and closing agreement expenses), and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.76% of the class' average daily net assets annually for Initial Class shares. This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® Research Series
Initial Class	18.87%	11.88%	11.66%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Core Equity Fund
Class IA	27.32%	16.35%	13.45%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%

Substitution No. 6.    Columbia VP Large Cap Growth Fund (Class 1)23 replaced by Putnam VT Large Cap Growth Fund (Class IA)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Columbia VP Large Cap Growth Fund (Class 1)	Putnam VT Large Cap Growth Fund (Class IA)
Investment Adviser	Investment Adviser
Columbia Management Investment Advisers, LLC	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Long-term capital growth	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
Under normal market conditions, the Fund invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in equity securities of large capitalization companies that fall within the range of the Russell 1000 Growth Index (the Index). These companies have market capitalizations in the range of companies in the Index at the time of purchase

We invest mainly in common stocks of large U.S. companies, with a focus on growth stocks. Growth stocks are stocks of companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. We may consider, among other factors, a company's valuation, financial

23 This Portfolio’s name will be changed to “Columbia Variable Portfolio – Cornerstone Growth Fund” on or about May 1, 2026.

(between $681.0 million and $3.3 trillion as of March 31, 2025). The market capitalization range and composition of companies in the Index are subject to change. The Fund invests primarily in common stocks of companies that the investment manager believes have long-term competitive advantages and have the potential for sustainable, above-average, revenue and earnings growth. The Fund may at times emphasize one or more sectors in selecting its investments, including the information technology sector.
The Fund may invest up to 25% of its net assets in foreign investments. The Fund may invest directly in foreign securities or indirectly through depositary receipts.

strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index. This policy may be changed only after 60 days’ notice to shareholders.
The fund is “non-diversified,” which means it may invest in a greater percentage of its assets in fewer issuers than a “diversified” fund.

Principal Risks	Principal Risks [24]
•Sector Risk •Market Risk •Growth Securities Risk •Large-Cap Stock Risk •Active Management Risk •Depositary Receipts Risk •Foreign Securities Risk •Growth Securities Risk •Issuer Risk	•Market Risk •Issuer Risk •Growth Stock Risk •Industry or Sector Focus Risk •Non-Diversified Fund Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap growth equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term capital growth. The Replacement Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in large-capitalization companies.
24 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

◦The Existing Portfolio, under normal market conditions, invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in large capitalization companies that fall within the range of the Russell 1000 Growth Index.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index.
•Each Portfolio emphasizes a growth style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Growth Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Insurance Large Growth category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, growth investing, sector concentration, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, for purposes of the 1940 Act, the Existing Portfolio is a “diversified” fund and the Replacement Portfolio is a “non-diversified” fund, which means the Replacement Portfolio may invest a greater percentage of its assets in fewer issuers than the Existing Portfolio, although the Portfolios are similarly diversified with respect to the number of portfolio holdings.25 Also, only the Existing Portfolio identifies foreign investments as part of its principal investment strategies (up to 25% of net assets), although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.26 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $2.65 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $1.27 billion. As of June 30, 2025, the Separate Accounts held approximately $37.82 million of the Existing Portfolio’s total net assets.
25 As of April 30, 2025, the Existing Portfolio had 42 portfolio holdings, and the Replacement Portfolio had 50 portfolio holdings.
26 As of April 30, 2025, the Existing Portfolio held 0% of its net assets in foreign securities, and the Replacement Portfolio held approximately 3% of its net assets in foreign securities.

The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	Columbia VP Large Cap Growth Fund	Putnam VT Large Cap Growth Fund
Share Class	Class 1	Class IA
Management Fee	0.68%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	N/A
Other Expenses	0.04%	0.10%
Total Annual Operating Expenses	0.72%	0.64%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	0.72%	0.64%
Management Fee Breakpoint Schedule	$0-$500 million: 0.770% ˃$500-$1,000 million: 0.720% ˃$1,000-$1,500 million: 0.670% ˃$1,500-$3,000 million: 0.620% ˃$3,000-$6,000 million: 0.600% ˃$6,000-$12,000 million: 0.580% ˃$12,000 million: 0.570%
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	N/A

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Columbia VP Large Cap Growth Fund
Class 1	31.33%	17.48%	15.25%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%
Russell 1000 Index (reflects no deduction for fees, expenses or taxes)	24.51%	14.28%	12.87%

Replacement Portfolio – Putnam VT Large Cap Growth Fund
Class IA	33.71%	18.21%	16.51%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%

Substitution No. 7.    Invesco V.I. American Franchise Fund (Series I; Series II) replaced by Putnam VT Large Cap Growth Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. American Franchise Fund (Series I; Series II)	Putnam VT Large Cap Growth Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital growth	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
The Fund invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in securities of U.S. issuers and in derivatives and other instruments that have economic characteristics similar to such securities. The Fund deems an issuer to be a U.S. issuer if (i) its principal securities trading market (i.e., a U.S. stock exchange, NASDAQ or over-the-counter markets) is in the U.S.; (ii) it(alone or through its consolidated subsidiaries) derives 50% or more of its annual revenue from either goods produced, sales made or services performed in the U.S.; (iii) it is organized under the laws of, or has a principal office in the U.S; or (iv) its “country of risk” is the U.S. as determined by a third party service provider. The Fund invests primarily in equity securities of mid-and large-capitalization issuers. The principal type of equity security in which the Fund invests is common stock.

We invest mainly in common stocks of large U.S. companies, with a focus on growth stocks. Growth stocks are stocks of companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index. This policy may be changed only after 60 days’ notice to shareholders.

The Fund invests primarily in securities that are considered by the Fund’s portfolio managers to have potential for earnings or revenue growth.
The Fund may invest up to 20% of its net assets in securities of foreign issuers.
The Fund may also invest up to 10% of its net assets in emerging markets countries, i.e., those that are generally in the early stages of their industrial cycles.
The Fund is non-diversified, which means it can invest a greater percentage of its assets in a small group of issuers or any one issuer thana diversified fund can.
The Fund’s portfolio managers use a bottom-up stock selection process designed to seek return on growth-oriented investments, as well as a disciplined portfolio construction process designed to manage risk. The portfolio managers use a holistic approach that closely examines company fundamentals, including detailed modeling of a company’s financial statements and discussions with company management teams, suppliers, distributors, competitors, and customers. The portfolio managers use a variety of valuation techniques based on the company in question, the industry in which the company operates, the stage of the company’s business cycle, and other factors that best reflect a company’s value. The portfolio managers seek to invest in companies with attractive growth outlooks at compelling valuation levels.
The portfolio managers consider whether to sell a particular security when a company is deemed to be overvalued, a company’s fundamentals deteriorate, the catalysts for growth are no longer present or reflected in the stock price or if the company is displaced by a more attractive investment opportunity.
The fund is “non-diversified,” which means it may invest in a greater percentage of its assets in fewer issuers than a “diversified” fund.

Principal Risks	Principal Risks [27]
•Market Risk
•Investing in Stocks Risk
•Mid-Capitalization Companies Risk
•Growth Investing Risk
•Sector Focus Risk
•Foreign Securities Risk
•Emerging Market Securities Risk
•Non-Diversification Risk
•Management Risk
•Market Risk •Issuer Risk •Growth Stock Risk •Industry or Sector Focus Risk •Non-Diversified Fund Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap growth equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks capital growth. The Replacement Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio invests in large-capitalization companies as part of its principal investment strategies.
◦The Existing Portfolio primarily invests in mid- and large-capitalization issuers, while generally focusing on investments in large-capitalization companies.28
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index.
•Each Portfolio emphasizes a growth style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Growth Index as a performance benchmark.
27 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.
28 As of April 30, 2025, the Existing Portfolio held approximately 86% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 91% of its net assets in large-cap equities.

•Each Portfolio resides in the Morningstar US Insurance Large Growth category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, growth investing, sector concentration, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies foreign investments as part of its principal investment strategies (up to 20% of net assets, including up to 10% of net assets in emerging markets), although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.29 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $908.85 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $1.27 billion. As of June 30, 2025, the Separate Accounts held approximately $60.86 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. American Franchise Fund		Putnam VT Large Cap Growth Fund
Share Class	Series I	Series II	Class IA	Class IB
Management Fee	0.67%	0.67%	0.54%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.18%	0.18%	0.10%	0.10%
Total Annual Operating Expenses	0.85%	1.10%	0.64%	0.89%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A	N/A
Net Annual Operating Expenses	0.85%	1.10%	0.64%	0.89%
29 As of April 30, 2025, the Existing Portfolio held approximately 5% of its net assets in foreign securities and approximately 1% of its net assets in emerging markets securities, and the Replacement Portfolio held approximately 3% of its net assets in foreign securities and 0% of its net assets in emerging markets securities.

Management Fee Breakpoint Schedule
First $250 million 0.695%
Next $250 million 0.67%
Next $500 million 0.645%
Next $550 million 0.62%
Next $3.45 billion 0.60%
Next $250 million 0.595%
Next $2.25 billion 0.57%
Next $2.5 billion 0.545%
Over $10 billion 0.52%

0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. American Franchise Fund
Series I	34.89%	15.84%	14.16%
Series II	34.56%	15.56%	13.88%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Large Cap Growth Fund
Class IA	33.71%	18.21%	16.51%
Class IB	33.41%	17.91%	16.21%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%

Substitution No. 8.    Invesco V.I. Discovery Large Cap Fund (Series II) replaced by Putnam VT Large Cap Growth Fund (Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Discovery Large Cap Fund (Series II)	Putnam VT Large Cap Growth Fund (Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
The Fund mainly invests in common stocks of “growth companies.” Growth companies are companies that the portfolio managers expect to have above-average growth rates. Under normal circumstances, the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of “large-cap” issuers, and in derivatives and other instruments that have economic characteristics similar to such securities. The Fund considers a company to be a large-capitalization issuer if it has a market capitalization within the range of market capitalizations of the issuers included in the Russell 1000 Growth Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. This range is subject to change at any time due to market activity or changes in the composition of that index. A company’s “market capitalization” is the value of its outstanding stock.
The Fund invests primarily in U.S. companies but may also purchase securities of issuers in any country, including developed countries and emerging markets. The Fund has no limits on the amount of its assets that can be invested in foreign securities.

We invest mainly in common stocks of large U.S. companies, with a focus on growth stocks. Growth stocks are stocks of companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index. This policy may be changed only after 60 days’ notice to shareholders.
The fund is “non-diversified,” which means it may invest in a greater percentage of its assets in fewer issuers than a “diversified” fund.

In selecting investments for the Fund, the portfolio managers look for companies with high growth potential using a “bottom-up” stock selection process. The “bottom-up” approach focuses on fundamental analysis of individual issuers before considering the impact of overall economic, market or industry trends. This approach includes analysis of a company’s financial statements and management structure and consideration of the company’s operations, product development, and its industry position. The portfolio managers currently focus on what they believe to be high-growth companies that are characterized by industry leadership, market share growth, high caliber management teams, sustainable competitive advantages, and strong growth themes or new innovative products or services. The portfolio managers monitor individual issuers for changes in the factors above, which may trigger a decision to sell a security, but does not require a decision to do so. The factors considered by the portfolio managers may vary in particular cases and may change over time.
The Fund is non-diversified, which means it can invest a greater percentage of its assets in a small group of issuers or any one issuer than a diversified fund can.

Principal Risks	Principal Risks [30]
•Market Risk
•Investing in Stocks Risk
•Growth Investing Risk
•Small and Mid-Capitalization Companies Risk
•Sector Focus Risk
•Foreign Securities Risk
•Emerging Market Securities Risk
•Non-Diversification Risk
•Management Risk
•Market Risk •Issuer Risk •Growth Stock Risk •Industry or Sector Focus Risk •Non-Diversified Fund Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment
30 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap growth equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in large-capitalization companies.
◦The Existing Portfolio, under normal circumstances, invests at least 80% of its net assets (plus any borrowings for investment purposes) in “large-cap” issuers, which is generally defined as an issuer that has a market capitalization, at the time of purchase, within the range of market capitalizations of the issuers included in the Russell 1000 Growth Index.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index.
•Each Portfolio emphasizes a growth style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Growth Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Insurance Large Growth category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, growth investing, sector concentration, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies foreign investments (including emerging markets) as part of its principal investment strategies, although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.31 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
31 As of April 30, 2025, the Existing Portfolio held approximately 3% of its net assets in foreign securities and approximately 1% of its net assets in emerging markets securities, and the Replacement Portfolio held approximately 3% of its net assets in foreign securities and 0% of its net assets in emerging markets securities.

    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $814.22 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $1.27 billion. As of June 30, 2025, the Separate Accounts held approximately $36.43 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	Invesco V.I. Discovery Large Cap Fund	Putnam VT Large Cap Growth Fund
Share Class	Series II	Class IB
Management Fee	0.69%	0.54%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.25%
Other Expenses	0.18%	0.10%
Total Annual Operating Expenses	1.12%	0.89%
Fee Waiver / Expense Reimbursement	(0.07)%*	N/A
Net Annual Operating Expenses	1.05%	0.89%
Management Fee Breakpoint Schedule	First $200 million 0.750% Next $200 million 0.720% Next $200 million 0.690% Next $200 million 0.660% Next $200 million 0.600% Over $1 billion 0.580%
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.35%
* Invesco Advisers, Inc. (Invesco) has contractually agreed to waive advisory fees and/or reimburse expenses to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed below) of Series II shares to 1.05% of the fund’s average daily net assets (the “expense limits”). In determining Invesco’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the numbers reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items, including litigation expenses; and (v) expenses that the fund has incurred but did not actually pay because of an expense offset arrangement. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2026. During its term, the fee waiver agreement cannot be terminated or amended to increase the expense limits without approval of the Board of Trustees.
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Discovery Large Cap Fund
Series II	33.82%	15.76%	12.97%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Large Cap Growth Fund
Class IB	33.41%	17.91%	16.21%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%

Substitution No. 9.    MFS® Growth Series (Initial Class; Service Class) replaced by Putnam VT Large Cap Growth Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® Growth Series (Initial Class; Service Class)	Putnam VT Large Cap Growth Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies

MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests the fund’s assets primarily in equity securities. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
MFS focuses on investing the fund’s assets in the stocks of companies it believes have above average potential with respect to the rate and duration of earnings growth compared to other companies (growth companies).
While MFS may invest the fund’s assets in securities of companies of any size, MFS primarily invests in securities of companies with large capitalizations.
MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
At a special shareholder meeting held on June 18, 2025, shareholders of the fund approved a proposal to reclassify the fund from diversified to non-diversified. This means that MFS may invest a significant percentage of the fund’s assets in a single issuer or a small number of issuers.
MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative screening tools that systematically evaluate issuers may also be considered.

We invest mainly in common stocks of large U.S. companies, with a focus on growth stocks. Growth stocks are stocks of companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index. This policy may be changed only after 60 days’ notice to shareholders.
The fund is “non-diversified,” which means it may invest in a greater percentage of its assets in fewer issuers than a “diversified” fund.

Principal Risks	Principal Risks [32]
•Investment Selection Risk •Equity Market Risk/Company Risk •Growth Company Risk •Foreign Risk •Focus Risk •Non-Diversification Risk •Liquidity Risk •Large Shareholder Risk	•Market Risk •Issuer Risk •Growth Stock Risk •Industry or Sector Focus Risk •Non-Diversified Fund Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap growth equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in large capitalization companies.
◦The Existing Portfolio may invest in securities of companies of any size, but primarily invests in securities of companies with large capitalizations.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index.
•Each Portfolio emphasizes a growth style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Growth Index and the Russell 3000 Index as performance benchmarks.
•Each Portfolio resides in the Morningstar US Insurance Large Growth category.
32 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, growth investing, sector concentration, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies foreign investments as part of its principal investment strategies, although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.33 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $2.23 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $1.27 billion. As of June 30, 2025, the Separate Accounts held approximately $136.73 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	MFS® Growth Series		Putnam VT Large Cap Growth Fund
Share Class	Initial Class	Service Class	Class IA	Class IB
Management Fee	0.70%	0.70%	0.54%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.03%	0.03%	0.10%	0.10%
Total Annual Operating Expenses	0.73%	0.98%	0.64%	0.89%
Fee Waiver / Expense Reimbursement	(0.01)%*	(0.01)%*	N/A	N/A
Net Annual Operating Expenses	0.72%	0.97%	0.64%	0.89%
*Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.
33 As of April 30, 2025, the Existing Portfolio held approximately 3% of its net assets in foreign securities, and the Replacement portfolio held approximately 3% of its net assets in foreign securities.

Management Fee Breakpoint Schedule	0.75% of the first $1 billion 0.70% in excess of $1 billion
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® Growth Series
Initial Class	31.47%	14.74%	15.11%
Service Class	31.15%	14.46%	14.82%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%
Replacement Portfolio – Putnam VT Large Cap Growth Fund
Class IA	33.71%	18.21%	16.51%
Class IB	33.41%	17.91%	16.21%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%

Substitution No. 10.    MFS® Massachusetts Investors Growth Stock Portfolio (Initial Class) replaced by Putnam VT Large Cap Growth Fund (Class IA)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® Massachusetts Investors Growth Stock Portfolio (Initial Class)	Putnam VT Large Cap Growth Fund (Class IA)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests at least 80% of the fund’s net assets in stocks. Stocks include common stocks and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
MFS focuses on investing the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies).
While MFS may invest the fund’s assets in securities of companies of any size, MFS primarily invests in securities of companies with large capitalizations.
MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
MFS may invest a significant percentage of the fund’s assets in a single issuer or a small number of issuers.

We invest mainly in common stocks of large U.S. companies, with a focus on growth stocks. Growth stocks are stocks of companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Under normal circumstances, we invest at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index. This policy may be changed only after 60 days’ notice to shareholders.
The fund is “non-diversified,” which means it may invest in a greater percentage of its assets in fewer issuers than a “diversified” fund.

MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative screening tools that systematically evaluate issuers may also be considered.
For purposes of the fund's 80% policy, net assets include the amount of any borrowings for investment purposes.

Principal Risks	Principal Risks [34]
•Investment Selection Risk •Equity Market/Company Risk •Growth Company Risk •Foreign Risk •Focus Risk •Liquidity Risk •Large Shareholder Risk	•Market Risk •Issuer Risk •Growth Stock Risk •Industry or Sector Focus Risk •Non-Diversified Fund Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap growth equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in large capitalization companies.
◦The Existing Portfolio may invest in companies of any size, but primarily invests in securities of companies with large capitalizations.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in companies of a size similar to those in the Russell 1000 Growth Index.
•Each Portfolio emphasizes a growth style of investing.
•Each Portfolio mainly invests in U.S. companies.
34 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

•Each Portfolio uses the Russell 1000 Growth Index and the Russell 3000 Index as performance benchmarks.
•Each Portfolio resides in the Morningstar US Insurance Large Growth category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, growth investing, sector concentration, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, for purposes of the 1940 Act, the Existing Portfolio is a “diversified” fund and the Replacement Portfolio is a “non-diversified” fund, which means the Replacement Portfolio may invest a greater percentage of its assets in fewer issuers than the Existing Portfolio, although the Portfolios are similarly diversified with respect to the number of portfolio holdings.35 Also, only the Existing Portfolio identifies foreign investments as part of its principal investment strategies, although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.36 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $961.13 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $1.27 billion. As of June 30, 2025, the Separate Accounts held approximately $36.95 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.
35 As of April 30, 2025, the Existing Portfolio had 56 portfolio holdings, and the Replacement Portfolio had 50 portfolio holdings.
36 As of April 30, 2025, the Existing Portfolio held approximately 8% of its net assets in foreign securities, and the Replacement portfolio held approximately 3% of its net assets in foreign securities.

	Existing Portfolio	Replacement Portfolio
	MFS® Massachusetts Investors Growth Stock Portfolio	Putnam VT Large Cap Growth Fund
Share Class	Initial Class	Class IA
Management Fee	0.75%	0.54%
Distribution and/or Service Fees (12b-1 fees)	N/A	N/A
Other Expenses	0.04%	0.10%
Total Annual Operating Expenses	0.79%	0.64%
Fee Waiver / Expense Reimbursement	(0.07)%*	N/A
Net Annual Operating Expenses	0.72%	0.64%
Management Fee Breakpoint Schedule	0.75% up to $1 billion 0.65% in excess of $1 billion
0.710% of the first $5 billion
0.660% of the next $5 billion
0.610% of the next $10 billion
0.560% of the next $10 billion
0.510% of the next $50 billion
0.490% of the next $50 billion
0.480% of the next $100 billion
0.475% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	N/A
*Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026. MFS has agreed in writing to bear the fund's expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, certain tax reclaim recovery expenses (including contingency fees and closing agreement expenses), and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.72% of the class' average daily net assets annually for Initial Class shares. This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® Massachusetts Investors Growth Stock Portfolio
Initial Class	16.27%	12.43%	13.18%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%

Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%
Replacement Portfolio – Putnam VT Large Cap Growth Fund
Class IA	33.71%	18.21%	16.51%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Growth Index (reflects no deduction for fees, expenses or taxes)	33.36%	18.96%	16.78%

Substitution No. 11.    AB Relative Value Portfolio (Class B) replaced by Putnam VT Large Cap Value Fund (Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
AB Relative Value Portfolio (Class B)	Putnam VT Large Cap Value Fund (Class IB)
Investment Adviser	Investment Adviser
AllianceBernstein L.P.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Long-term growth of capital	Capital growth and current income
Principal Investment Strategies	Principal Investment Strategies
The Portfolio invests primarily in the equity securities of U.S. companies that the Adviser believes are trading at attractive valuations that have strong or improving business models. The Adviser monitors the fundamental performance of the Portfolio’s investments for signs of future financial success. The Adviser relies heavily upon the fundamental analysis and research of its dedicated investment team for the Portfolio in conducting research and making investment decisions. The team initially screens a primary research universe of largely U.S. companies for attractive security valuation and business model characteristics. Once appropriate candidates have been identified for further analysis, the team conducts fundamental research to better understand the company's

We invest mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Under normal circumstances, we invest at least 80% of the fund’s net assets in large-cap companies, which, for purposes of this policy, are of a size similar to those in the Russell 1000 Value Index. This policy may be changed only after 60 days’ notice to shareholders. As of March 31, 2025, the index was composed of companies having market capitalizations of between approximately $272.6 million to $1.1 trillion. We may also invest in midsize companies. Value stocks are issued by companies that we believe are currently undervalued by the market. if we are correct and other investors ultimately recognize business model. In evaluating a company for potential inclusion in the Portfolio, the Adviser takes into account many factors that it believes bear on the company’s ability to perform in the future, including attractive free cash flow valuations, high levels of profitability, stable-to-improving balance sheets, and management teams that are good stewards of shareholder capital.
The Adviser recognizes that the perception of “value” is relative and often defined by the future economic performance of the company. As a result of how individual companies are valued in the market, the Portfolio may be attracted to investments in companies with different market capitalizations (i.e., large-, mid- or small-capitalization) or companies engaged in particular types of businesses, although the Portfolio does not intend to concentrate in any particular sectors or industries. At any period in time, the Portfolio’s portfolio emphasis upon particular industries or sectors will be a by-product of the stock selection process rather than the result of assigned targets or ranges.
The Portfolio may enter into derivatives transactions, such as options, futures contracts, forwards and swaps. The Portfolio may use options strategies involving the purchase and/or writing of various combinations of call and/or put options, including on individual securities and stock indices, futures contracts (including futures contracts on individual securities and stock indices) or shares of exchange-traded funds, or ETFs. These transactions may be used, for example, in an effort to earn extra income, to adjust exposure to individual securities or markets, or to protect all or a portion of the Portfolio’s portfolio from a decline in value, sometimes within certain ranges.

the value of the company, the price of its stock may rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

Principal Risks	Principal Risks[37]
•Market Risk •Sector Risk •Capitalization Risk •Derivatives Risk •Management Risk	•Market Risk •Issuer Risk •Value Stock Risk •Industry or Sector Focus Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap value equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term growth of capital. The Replacement Portfolio seeks capital growth and current income.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio invests in large-capitalization companies as part of its principal investment strategies.
◦The Existing Portfolio may invest in companies of different sizes, but invests mainly in large-capitalization companies.38
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in large-cap companies, which are defined as companies of a size similar to those in the Russell 1000 Value Index. The Replacement Portfolio may also invest in mid-size companies.
•Each Portfolio emphasizes a value style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Value Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Insurance Large Value category.
37 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.
38 As of April 30, 2025, the Existing Portfolio held approximately 56% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 66% of its net assets in large-cap equities.

•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, value investing, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Replacement Portfolio identifies current income as part of its investment objective, although the Portfolios exhibit similar dividend yield characteristics.39 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $1.05 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $2.20 billion. As of June 30, 2025, the Separate Accounts held approximately $27.19 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	AB Relative Value Portfolio	Putnam VT Large Cap Value Fund
Share Class	Class B	Class IB
Management Fee	0.55%	0.46%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.25%
Other Expenses	0.05%	0.09%
Acquired Fund Fees and Expenses	0.01%	N/A
Total Annual Operating Expenses	0.86%	0.80%
Fee Waiver / Expense Reimbursement	(0.00)%*	N/A
Net Annual Operating Expenses	0.86%	0.80%
*In connection with the fund’s investments in the AB Government Money Market Portfolio (except for the investment of any cash collateral from securities lending), the adviser has contractually agreed to waive its management fee from the fund and/or reimburse other expenses of the fund in an amount equal to the fund’s pro rata share of the Money Market Portfolio’s effective management fee, as included in “Acquired Fund Fees and Expenses”. The agreement will remain in effect until May 1, 2026 and may only be terminated or changed with the consent of the fund’s Board of Directors. In addition, the agreement will be automatically extended for one-year terms unless the adviser provides notice of termination to the fund at least 60 days prior to the end of the period.
39 As of April 30, 2025, the Existing Portfolio’s dividend yield was 2.05%, and the Replacement Portfolio’s dividend yield was 2.29%.

Management Fee Breakpoint Schedule	.55 of 1% of the first $2.5 billion .45 of 1% of the excess over $2.5 billion up to $5 billion .40 of 1% of the excess over $5 billion
0.630% of the first $5 billion
0.580% of the next $5 billion
0.530% of the next $10 billion
0.480% of the next $10 billion
0.430% of the next $50 billion
0.410% of the next $50 billion
0.400% of the next $100 billion
0.395% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.35%
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – AB Relative Value Portfolio
Class B	12.76%	9.54%	9.39%
S&P 500 Index (reflects no deductions for fees, expenses, or taxes) (	25.02%	14.53%	13.10%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%
Replacement Portfolio – Putnam VT Large Cap Value Fund
Class IB	19.14%	12.45%	10.88%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%

Substitution No. 12.    Invesco V.I. Comstock Fund (Series II) replaced by Putnam VT Large Cap Value Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Comstock Fund (Series II)	Putnam VT Large Cap Value Fund (Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital growth and income	Capital growth and current income
Principal Investment Strategies	Principal Investment Strategies
The Fund invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in common stocks and in derivatives and other instruments that have economic characteristics similar to such securities.
The Fund may invest in securities of issuers of any market capitalization and at times might increase its emphasis on securities of issuers in a particular capitalization range. Under normal market conditions, it is currently expected that the Fund will invest a substantial percentage of its assets in large-capitalization issuers.
The Fund may invest up to 10% of its net assets in real estate investment trusts (REITs).
The Fund may invest up to 25% of its net assets in securities of foreign issuers, which may include securities of issuers located in emerging markets countries, i.e., those that are generally in the early stages of their industrial cycles, and depositary receipts.
The Fund can invest in derivatives instruments, including forward foreign currency contracts and futures

We invest mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Under normal circumstances, we invest at least 80% of the fund’s net assets in large-cap companies, which, for purposes of this policy, are of a size similar to those in the Russell 1000 Value Index. This policy may be changed only after 60 days’ notice to shareholders. As of March 31, 2025, the index was composed of companies having market capitalizations of between approximately $272.6 million to $1.1 trillion. We may also invest in midsize companies. Value stocks are issued by companies that we believe are currently undervalued by the market. If we are correct and other investors ultimately recognize the value of the company, the price of its stock may rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

contracts. The Fund can use forward foreign currency contracts to seek to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated. The Fund can use futures contracts, including index futures, to seek exposure to certain asset classes and to seek to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.
In selecting securities for investment, the portfolio managers focus primarily on a security’s potential for capital growth and income. The portfolio managers emphasize a value style of investing, seeking well-established, undervalued companies that have identifiable factors that might lead to improved valuations.
The portfolio managers will consider selling a security if it meets one or more of the following criteria: (1) the target price of the investment has been realized and portfolio managers no longer considers the company undervalued, (2) a better value opportunity is identified, or (3) research shows that the company is experiencing deteriorating fundamentals beyond Portfolio Manager’s tolerable level and the trend is likely to be a long-term issue.

Principal Risks	Principal Risks[40]
•Market Risk
•Investing in Stocks Risk
•Small- and Mid-Capitalization Companies Risk
•Foreign Securities Risk
•Emerging Market Securities Risk
•Depositary Receipts Risk
•REIT Risk/Real Estate Risk
•Value Investing Risk
•Derivatives Risk
•Management Risk
•Market Risk •Issuer Risk •Value Stock Risk •Industry or Sector Focus Risk •Management and Operational Risk •Large Shareholder Risk

40 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap value equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks capital growth and income. The Replacement Portfolio seeks capital growth and current income.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio invests in large-capitalization companies as part of its principal investment strategies.
◦The Existing Portfolio may invest in companies of any size, but under normal market conditions, is currently expected to invest a substantial percentage of its assets in large-capitalization issuers.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in large-cap companies, which are defined as companies of a size similar to those in the Russell 1000 Value Index. The Replacement Portfolio may also invest in mid-size companies.
•Each Portfolio emphasizes a value style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Value Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Insurance Large Value category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, value investing, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies investments in REITs as part of its principal investment strategies (up to 10% of net assets), although neither Portfolio invests substantially in real estate.41 Also, only the Existing Portfolio identifies foreign investments (up to 25% of net assets, which may include emerging markets) as part of its principal investment strategies, although each Portfolio focuses on investments in U.S.
41 As of April 30, 2025, the Existing Portfolio held approximately 1% of its net assets in real estate investments, and the Replacement Portfolio held approximately 1% of its net assets in real estate investments.

companies and neither invests substantially in foreign securities.42 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $1.43 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $2.20 billion. As of June 30, 2025, the Separate Accounts held approximately $49.04 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	Invesco V.I. Comstock Fund	Putnam VT Large Cap Value Fund
Share Class	Series II	Class IB
Management Fee	0.57%	0.46%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.25%
Other Expenses	0.18%	0.09%
Acquired Fund Fees and Expenses	0.01%	N/A
Total Annual Operating Expenses	1.01%	0.80%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	1.01%	0.80%
Management Fee Breakpoint Schedule	First $500 million 0.60% Over $500 million 0.55%
0.630% of the first $5 billion
0.580% of the next $5 billion
0.530% of the next $10 billion
0.480% of the next $10 billion
0.430% of the next $50 billion
0.410% of the next $50 billion
0.400% of the next $100 billion
0.395% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.35%
42 As of April 30, 2025, the Existing Portfolio held approximately 4% of its net assets in foreign securities and 0% of its net assets in emerging markets securities, and the Replacement Portfolio held approximately 5% of its net assets in foreign securities and 0% of its net assets in emerging markets securities.

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Comstock Fund
Series II	14.87%	11.31%	9.21%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Large Cap Value Fund
Class IB	19.14%	12.45%	10.88%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%

Substitution No. 13.    Invesco V.I. Diversified Dividend Fund (Series I; Series II) replaced by Putnam VT Large Cap Value Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Diversified Dividend Fund (Series I; Series II)	Putnam VT Large Cap Value Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Reasonable current income and long-term growth of income and capital	Capital growth and current income
Principal Investment Strategies	Principal Investment Strategies

The Fund will invest, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in common stocks of companies which pay dividends and other instruments that have economic characteristics similar to such securities.
The Fund invests primarily in dividend-paying equity securities. The principal type of equity security in which the Fund invests is common stock.
The Fund invests in securities that the portfolio managers believe are undervalued based on various valuation measures.
The Fund may invest up to 25% of its net assets in securities of foreign issuers.
In selecting investments, the portfolio managers seek to identify dividend-paying issuers with strong profitability, solid balance sheets and capital allocation policies that support sustained or increasing dividends and share repurchases. Through fundamental research, financial statement analysis and the use of several valuation techniques, the management team estimates a target price for each security over a 2-3 year investment horizon. The portfolio managers seek to manage risk by utilizing a valuation framework, careful stock selection and a rigorous buy-and-sell discipline and incorporate an assessment of the potential reward relative to the downside risk to determine a fair valuation over the investment horizon. When evaluating cyclical businesses, the management team seeks companies that have normalized earnings power greater than that implied by their current market valuation and that return capital to shareholders via dividends and share repurchases. The portfolio managers then construct a portfolio they believe provides the best total return profile, which is created by seeking a combination of price appreciation potential, dividend income and capital preservation. As reflected in the Fund's name, the portfolio managers seek to diversify the Fund's dividend-paying holdings across a wide range of market sectors.
The portfolio managers maintain a rigorous sell discipline and consider selling or trimming a position in

We invest mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Under normal circumstances, we invest at least 80% of the fund’s net assets in large-cap companies, which, for purposes of this policy, are of a size similar to those in the Russell 1000 Value Index. This policy may be changed only after 60 days’ notice to shareholders. As of March 31, 2025, the index was composed of companies having market capitalizations of between approximately $272.6 million to $1.1 trillion. We may also invest in midsize companies. Value stocks are issued by companies that we believe are currently undervalued by the market. If we are correct and other investors ultimately recognize the value of the company, the price of its stock may rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

a stock when it no longer materially meets our investment criteria, including when (1) a stock reaches its fair valuation (target price); (2) a company’s fundamental business prospects deteriorate; or (3) a more attractive investment opportunity presents itself.

Principal Risks	Principal Risks[43]
•Market Risk •Investing in Stocks Risk •Value Investing Risk •Dividend Risk •Foreign Securities Risk •Management Risk	•Market Risk •Issuer Risk •Value Stock Risk •Industry or Sector Focus Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap value equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks to provide reasonable current income and long-term growth of income and capital. The Replacement Portfolio seeks capital growth and current income.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio invests in large-capitalization companies as part of its principal investment strategies.
◦The Existing Portfolio does not identify a target capitalization range, but mainly invests in large capitalization companies.44
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in large-cap companies, which are defined as companies of a size similar to those in the Russell 1000 Value Index. The Replacement Portfolio may also invest in mid-size companies.
•Each Portfolio emphasizes a value style of investing.
43 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.
44 As of April 30, 2025, the Existing Portfolio held approximately 77% of its net assets in large-cap equities, and the Replacement Portfolio held approximately 70% of its net assets in large cap equities.

•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Value Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Insurance Large Value category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, value investing, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio’s principal investment strategies focus on dividend paying stocks, although the Portfolios exhibit similar dividend yield characteristics.45 Also, only the Existing Portfolio identifies foreign investments (up to 25% of net assets) as part of its principal investment strategies, although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.46 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $445.48 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $2.20 billion. As of June 30, 2025, the Separate Accounts held approximately $31.72 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Diversified Dividend Fund		Putnam VT Large Cap Value Fund
Share Class	Series I	Series II	Class IA	Class IB
Management Fee	0.49%	0.49%	0.46%	0.46%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.19%	0.19%	0.09%	0.09%
Total Annual Operating Expenses	0.68%	0.93%	0.55%	0.80%
45 As of April 30, 2025, the Existing Portfolio’s dividend yield was 2.43%, and the Replacement Portfolio’s dividend yield was 2.29%.
46 As of April 30, 2025, the Existing Portfolio held approximately 7% of its net assets in foreign securities, and the Replacement Portfolio held approximately 5% of its net assets in foreign securities.

Fee Waiver / Expense Reimbursement	N/A	N/A	N/A	N/A
Net Annual Operating Expenses	0.68%	0.93%	0.55%	0.80%
Management Fee Breakpoint Schedule	First $250 million 0.545% Next $750 million 0.42% Next $1 billion 0.395% Over $2 billion 0.37%
0.630% of the first $5 billion
0.580% of the next $5 billion
0.530% of the next $10 billion
0.480% of the next $10 billion
0.430% of the next $50 billion
0.410% of the next $50 billion
0.400% of the next $100 billion
0.395% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Diversified Dividend Fund
Series I	13.22%	7.64%	7.83%
Series II	12.96%	7.37%	7.57%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Large Cap Value Fund
Class IA	19.46%	12.73%	11.16%
Class IB	19.14%	12.45%	10.88%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%

Substitution No. 14.    Invesco V.I. Growth and Income Fund (Series I; Series II) replaced by Putnam VT Large Cap Value Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Growth and Income Fund (Series I; Series II)	Putnam VT Large Cap Value Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Long-term growth of capital and income	Capital growth and current income
Principal Investment Strategies	Principal Investment Strategies
Under normal market conditions, the Fund’s investment adviser, Invesco Advisers, Inc. (Invesco or the Adviser), seeks to achieve the Fund’s investment objective by investing primarily in income-producing equity securities, which include common stocks and convertible securities.
The Fund may invest in securities of issuers of all capitalization sizes; however, under normal market conditions, it is currently expected that the Fund will invest a substantial percentage of its assets in large-capitalization issuers.
The Fund may invest up to 15% of its net assets in real estate investment trusts (REITs).
The Fund may invest up to 25% of its net assets in securities of foreign issuers, which may include depositary receipts.
The Fund can invest in derivative instruments including forward foreign currency contracts, futures contracts and options.
The Fund can use forward foreign currency contracts to seek to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.

We invest mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Under normal circumstances, we invest at least 80% of the fund’s net assets in large-cap companies, which, for purposes of this policy, are of a size similar to those in the Russell 1000 Value Index. This policy may be changed only after 60 days’ notice to shareholders. As of March 31, 2025, the index was composed of companies having market capitalizations of between approximately $272.6 million to $1.1 trillion. We may also invest in midsize companies. Value stocks are issued by companies that we believe are currently undervalued by the market. If we are correct and other investors ultimately recognize the value of the company, the price of its stock may rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

The Fund can use futures contracts to seek exposure to certain asset classes and to seek to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.
The Fund can use options to seek investment return or to seek to mitigate risk and to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.
The portfolio managers emphasize a value style of investing, which focuses on undervalued companies with characteristics for improved valuations. The portfolio managers look for catalysts for change that may positively impact a company. This catalyst could come from within the company in the form of new management, operational enhancements, restructuring or reorganization. It could also be an external factor such as an improvement in industry conditions or a regulatory change. The aim is to uncover these catalysts for change, and then benefit from potential stock price appreciation of the change taking place at the company.
The Fund may dispose of a security when, in the opinion of the portfolio managers, the security reaches the portfolio managers' estimate of its value or when the portfolio managers identify a more attractive investment opportunity.

Principal Risks	Principal Risks[47]
•Market Risk
•Investing in Stocks Risk
•Convertible Securities Risk
•Foreign Securities Risk
•Depositary Receipts Risk
•Small- and Mid-Capitalization Companies Risk
•Sector Focus Risk
•REIT Risk/Real Estate Risk
•Derivatives Risk
•Value Investing Risk
•Management Risk
•Market Risk •Issuer Risk •Value Stock Risk •Industry or Sector Focus Risk •Management and Operational Risk •Large Shareholder Risk
47 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. large cap value equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term growth of capital and income. The Replacement Portfolio seeks capital growth and current income.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio focuses on investments in large-capitalization companies.
◦The Existing Portfolio may invest in companies of all capitalization sizes; however, under normal market conditions, it is currently expected that it will invest a substantial percentage of its assets in large-capitalization issuers.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in large-cap companies, which are defined as companies of a size similar to those in the Russell 1000 Value Index. The Replacement Portfolio may also invest in mid-size companies.
•Each Portfolio emphasizes a value style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Value Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Insurance Large Value category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, value investing, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies investments in REITs as part of its principal investment strategies (up to 15% of net assets), although neither Portfolio invests substantially in real estate.48 Also, only the Existing Portfolio identifies foreign investments (up to 25% of net assets) as part of its principal investment strategies, although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign
48 As of April 30, 2025, the Existing Portfolio held approximately 2% of its net assets in real estate investments, and the Replacement Portfolio held approximately 1% of its net assets in real estate investments.

securities.49 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $1.28 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $2.20 billion. As of June 30, 2025, the Separate Accounts held approximately $57.75 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Growth and Income Fund		Putnam VT Large Cap Value Fund
Share Class	Series I	Series II	Class IA	Class IB
Management Fee	0.57%	0.57%	0.46%	0.46%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.18%	0.18%	0.09%	0.09%
Total Annual Operating Expenses	0.75%	1.00%	0.55%	0.80%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A	N/A
Net Annual Operating Expenses	0.75%	1.00%	0.55%	0.80%
Management Fee Breakpoint Schedule	First $500 million 0.60% Over $500 million 0.55%
0.630% of the first $5 billion
0.580% of the next $5 billion
0.530% of the next $10 billion
0.480% of the next $10 billion
0.430% of the next $50 billion
0.410% of the next $50 billion
0.400% of the next $100 billion
0.395% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%

49 As of April 30, 2025, the Existing Portfolio held approximately 5% of its net assets in foreign securities, and the Replacement Portfolio held approximately 5% of its net assets in foreign securities.

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Growth and Income Fund
Series I	16.00%	10.07%	8.80%
Series II	15.72%	9.81%	8.53%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – Putnam VT Large Cap Value Fund
Class IA	19.46%	12.73%	11.16%
Class IB	19.14%	12.45%	10.88%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%

Substitution No. 15.    MFS® Value Series (Initial Class; Service Class) replaced by Putnam VT Large Cap Value Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® Value Series (Initial Class; Service Class)	Putnam VT Large Cap Value Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital growth and current income
Principal Investment Strategies	Principal Investment Strategies

MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests the fund’s assets primarily in equity securities. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
MFS focuses on investing the fund's assets in the stocks of companies it believes are undervalued compared to their perceived worth (value companies).
While MFS may invest the fund’s assets in securities of companies of any size, MFS primarily invests in securities of companies with large capitalizations.
MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative screening tools that systematically evaluate issuers may also be considered.

We invest mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Under normal circumstances, we invest at least 80% of the fund’s net assets in large companies, which, for purposes of this policy, are of a size similar to those in the Russell 1000 Value Index. This policy may be changed only after 60 days’ notice to shareholders. As of March 31, 2025, the index was composed of companies having market capitalizations of between approximately $272.6 million to $1.1 trillion. We may also invest in midsize companies. Value stocks are issued by companies that we believe are currently undervalued by the market. If we are correct and other investors ultimately recognize the value of the company, the price of its stock may rise. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

Principal Risks	Principal Risks[50]
•Investment Selection Risk •Equity Market Risk/Company Risk •Value Company Risk •Foreign Risk •Focus Risk •Liquidity Risk •Large Shareholder Risk	•Market Risk •Issuer Risk •Value Stock Risk •Industry or Sector Focus Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
50 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

•In general, each Portfolio is a U.S. large cap value equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks capital appreciation. The Replacement Portfolio seeks capital growth and current income.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in large-capitalization companies.
◦The Existing Portfolio may invest in companies of any size, but primarily invests in securities of companies with large capitalizations.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in large-cap companies, which are defined as companies of a size similar to those in the Russell 1000 Value Index. The Replacement Portfolio may also invest in mid-size companies.
•Each Portfolio emphasizes a value style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 1000 Value Index and Russell 3000 Index as performance benchmarks.
•Each Portfolio resides in the Morningstar US Insurance Large Value category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, value investing, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Replacement Portfolio identifies current income as part of its investment objective, although the Portfolios exhibit similar dividend yield characteristics.51 Also, only the Existing Portfolio identifies foreign investments as part of its principal investment strategies, although each Portfolio focuses on investments in U.S. companies and neither invests substantially in foreign securities.52 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
51 As of April 30, 2025, the Existing Portfolio’s dividend yield was 2.45%, and the Replacement Portfolio’s dividend yield was 2.29%.
52 As of April 30, 2025, the Existing Portfolio held approximately 6% of its net assets in foreign securities, and the Replacement Portfolio held approximately 5% of its net assets in foreign securities.

The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $2.57 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $2.20 billion. As of June 30, 2025, the Separate Accounts held approximately $171.05 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	MFS® Value Series		Putnam VT Large Cap Value Fund
Share Class	Initial Class	Service Class	Class IA	Class IB
Management Fee	0.69%	0.69%	0.46%	0.46%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.03%	0.03%	0.09%	0.09%
Total Annual Operating Expenses	0.72%	0.97%	0.55%	0.80%
Fee Waiver / Expense Reimbursement	(0.03)%*	(0.03)%*	N/A	N/A
Net Annual Operating Expenses	0.69%	0.94%	0.55%	0.80%
Management Fee Breakpoint Schedule	0.75% up to $1 billion 0.65% in excess of $1 billion and up to $2.5 billion 0.60% in excess of $2.5 billion
0.630% of the first $5 billion
0.580% of the next $5 billion
0.530% of the next $10 billion
0.480% of the next $10 billion
0.430% of the next $50 billion
0.410% of the next $50 billion
0.400% of the next $100 billion
0.395% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%
*Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026. MFS has agreed in writing to bear the fund's expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, certain tax reclaim recovery expenses (including contingency fees and closing agreement expenses), and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.69% of the class' average daily net assets annually for Initial Class shares and 0.94% of the class' average daily net assets annually for Service Class shares. This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® Value Series
Initial Class	11.61%	8.03%	8.63%
Service Class	11.35%	7.76%	8.36%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%
Replacement Portfolio – Putnam VT Large Cap Value Fund
Class IA	19.46%	12.73%	11.16%
Class IB	19.14%	12.45%	10.88%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 1000 Value Index (reflects no deduction for fees, expenses or taxes)	14.37%	8.68%	8.49%

Substitution No. 16.    Invesco V.I. Main Street Mid Cap Fund (Series I; Series II) replaced by ClearBridge Variable Mid Cap Portfolio (Class I; Class II)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Main Street Mid Cap Fund (Series I; Series II)	ClearBridge Variable Mid Cap Portfolio (Class I; Class II)
Investment Adviser	Investment Adviser

Invesco Advisers, Inc.	Franklin Templeton Fund Adviser, LLC
Sub-Adviser	Sub-Adviser
N/A	ClearBridge Investments, LLC
Investment Objective	Investment Objective
Long-term growth of capital	Long-term growth of capital
Principal Investment Strategies	Principal Investment Strategies
The Fund invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of mid-capitalization companies and in derivatives and other instruments that have economic characteristics similar to such securities. The principal type of equity security in which the Fund invests is common stock.
The Fund considers a mid-capitalization company to be one that has a market capitalization within the range of the market capitalizations of the companies included in the Russell Midcap Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. A company’s market capitalization is the value of its outstanding stock.
The Fund primarily invests in common stock but may also invest in other types of securities, such as real estate investment trusts (“REITs”) or other securities that are consistent with its investment objective.
The Fund may invest up to 25% of its net assets in securities of foreign issuers, which may include securities of issuers located in emerging markets countries (i.e., those that are generally in the early stages of their industrial cycles). Although the Fund can invest in securities issued by companies or governments in any country, it does not currently intend to invest substantially in foreign securities.
The portfolio managers use fundamental research to select securities for the Fund’s portfolio. While the process may change over time or vary in particular cases, in general the selection process currently uses a fundamental approach in analyzing issuers on factors such as a company’s financial performance, competitive strength and prospects, industry position, and business
Under normal circumstances, the fund invests at least 80% of its net assets, plus borrowings for investment purposes, if any, in equity securities, or other investments with similar economic characteristics, of medium capitalization companies. Medium capitalization companies are defined as those companies whose market capitalization values are in the range of the market capitalization values of the constituents of the S&P MidCap 400 Index or the Russell Midcap Index, as determined from time to time. Securities of companies whose market capitalizations no longer meet this definition after purchase by the fund still will be considered to be securities of medium capitalization companies for purposes of the fund’s 80% investment policy.
The fund may invest up to 20% of its assets in equity securities of companies other than medium capitalization companies.
The fund may invest up to 25% of its net assets (at the time of investment) in foreign securities.

model and management strength. Industry outlook, market trends and general economic conditions may also be considered.
The Fund aims to maintain broad diversification across all major economic sectors. In constructing the portfolio, the Fund seeks to limit exposure to so-called “top-down” or “macro” risks, such as overall stock market movements, economic cycles, and interest rate or currency fluctuations. Instead, the portfolio managers seek to add value by selecting individual securities that they believe have superior company specific fundamental attributes or relative valuations that they expect to outperform their industry and sector peers. This is commonly referred to as a “bottom-up” approach to portfolio construction.
The portfolio managers consider stock rankings, benchmark weightings and capitalization outlooks in determining security weightings for individual issuers.
The portfolio managers might sell a security if, among other criteria, the price is approaching their price target, if the company’s competitive position has deteriorated or the company’s management has performed poorly, or if they have identified more attractive investment prospects.

Principal Risks	Principal Risks
•Market Risk •Investing in Stocks Risk •Small- and Mid-Capitalization Companies Risk •REIT Risk/Real Estate Risk •Foreign Securities Risk •Management Risk
•Stock Market and Equity Securities Risk
•Market Events Risk
•Mid-Capitalization Company Risk
•Issuer Risk
•Illiquidity Risk
•Foreign Investments Risk
•Industry or Sector Focus Risk
•Portfolio Management Risk
•Valuation Risk
•Cybersecurity Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:

•In general, each Portfolio is a U.S. mid cap equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks long-term growth of capital.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in mid-capitalization companies. Each Portfolio invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in mid-capitalization companies.
◦The Existing Portfolio considers a company to be a mid-capitalization company if it has a market capitalization within the range of the market capitalizations of the companies included in the Russell Midcap Index.
◦The Replacement Portfolio defines medium capitalization companies as those companies whose market capitalization values are in the range of the market capitalization values of the constituents of the S&P MidCap 400 Index or the Russell Midcap Index.
•Each Portfolio mainly invests in U.S. companies and may invest to a lesser extent in foreign securities.
•Each Portfolio uses the Russell Mid Cap Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Mid-Cap Blend category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, smaller-capitalization companies, foreign securities, and management.
    The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies investments in REITs and emerging markets as part of its principal investment strategies, although neither Portfolio invests substantially in those asset classes.53 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.

53 As of April 30, 2025, the Existing Portfolio held approximately 7% of its net assets in real estate investments, and the Replacement Portfolio held approximately 6% of its net assets in real estate investments. Neither the Existing Portfolio nor the Replacement Portfolio held any assets in emerging markets securities as of April 30, 2025.

Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $208.44 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $271.80 million. As of June 30, 2025, the Separate Accounts held approximately $80.49 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio. The combined current management fee and 12b-1 fee for the Replacement Portfolio is higher than the combined current management fee and 12b-1 fee for the Existing Portfolio. Accordingly, for this Substitution No. 16, the Expense Cap (not reflected in the table below) will apply for the life of the affected Contracts as a condition of this Application.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Main Street Mid Cap Fund		ClearBridge Variable Mid Cap Portfolio
Share Class	Series I	Series II	Class I	Class II
Management Fee	0.73%	0.73%	0.75%	0.75%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.21%	0.21%	0.06%	0.06%
Total Annual Operating Expenses	0.94%	1.19%	0.81%	1.06%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A	N/A
Net Annual Operating Expenses	0.94%	1.19%	0.81%	1.06%
Management Fee Breakpoint Schedule	First $200 million 0.750% Next $200 million 0.720% Next $200 million 0.690% Next $200 million 0.660% Next $200 million 0.600% Next $4 billion 0.580% Over $5 billion 0.560%		First $1 billion: 0.750 Next $1 billion: 0.700 Next $3 billion: 0.650 Next $5 billion: 0.600 Over $10 billion: 0.550
Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.25%

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Main Street Mid Cap Fund
Series I	17.07%	9.12%	7.95%
Series II	16.79%	8.83%	7.68%
Russell Mid Cap Index (reflects no deduction for fees, expenses or taxes)	15.34%	9.92%	9.63%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Replacement Portfolio – ClearBridge Variable Mid Cap Portfolio
Class I	10.01%	6.61%	7.29%
Class II	9.73%	6.35%	7.02%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell Mid Cap Index (reflects no deduction for fees, expenses or taxes)	15.34%	9.92%	9.63%

Substitution No. 17.    Allspring VT Small Cap Growth Fund (Class 1; Class 2) replaced by Putnam VT Small Cap Growth Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Allspring VT Small Cap Growth Fund (Class 1; Class 2)	Putnam VT Small Cap Growth Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Allspring Funds Management, LLC	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
Allspring Global Investments, LLC	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Long-term capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies

Under normal circumstances, we invest:
    80% of the Fund’s net assets in equity securities of small-capitalization companies.
We invest principally in equity securities of small-capitalization companies that we believe have prospects for robust and sustainable growth of revenues and earnings. We define small-capitalization companies as those with market capitalizations within the range of the Russell 2000® Index at the time of purchase. The market capitalization range of the Russell 2000® Index was approximately $1.15 million to $15.26 billion as of March 31, 2025, and is expected to change frequently.
We seek to identify companies that have the prospect for robust sales and earnings growth rates, that enjoy a competitive advantage and that we believe have effective management with a history of making investments that are in the best interests of shareholders. Furthermore, we seek to identify companies that embrace innovation and foster disruption using technology to maximize efficiencies, gain pricing advantages, and take market share from competitors. We believe innovation found in companies on the “right side of change” are benefiting from technological, demographic, lifestyle and environmental trends, and are often mispriced in today’s public equity markets. This mispricing is a key inefficiency that the team seeks to exploit through intensive fundamental research. We pay particular attention to how management teams allocate capital in order to drive future cash flow; this includes the allocation of human capital, financial capital, and social capital. We believe successful allocation of such resources has a correlation with key indicators of future performance. Price objectives are determined based on industry-specific valuation methodologies, including relative price-to-earnings multiples, price-to-book value, operating profit margin trends, enterprise value to EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow yield. Portfolio holdings are continuously monitored for changes in fundamentals. The team seeks a favorable risk/reward relationship to fair valuation,

We invest mainly in common stocks of small U.S. companies, with a focus on growth stocks. Growth stocks are stocks of companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. Under normal circumstances, we invest at least 80% of the fund’s net assets in companies of a size similar to those in the Russell 2000® Growth Index. This policy may be changed only after 60 days’ notice to shareholders. As of March 31, 2025, the index was composed of companies having market capitalizations of between approximately $5.2 million and $15.0 billion.
We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

which we define as the value of the company (i.e., our price target for the stock) relative to where the stock is currently trading. We may invest in any sector, and at times the Fund may emphasize one or more particular sectors. We may choose to sell a holding when it no longer offers favorable growth prospects, reaches our target price, or to take advantage of a better investment opportunity.

Principal Risks	Principal Risks[54]
•Market Risk •Equity Securities Risk •Smaller Company Securities Risk •Growth/Value Investing Risk •Management Risk	•Market Risk •Issuer Risk •Growth Style Investing Risk •Industry or Sector Focus Risk •Small and Midsize Companies Risk •Liquidity Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. small cap equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term capital appreciation. The Replacement Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in small-capitalization companies.
◦The Existing Portfolio, under normal circumstances, invests at least 80% of its net assets in small-capitalization companies, which are defined as companies with market capitalizations within the range of the Russell 2000® Index at the time of purchase.
54 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in companies of a size similar to those in the Russell 2000® Growth Index
•Each Portfolio emphasizes a growth style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 2000 Growth Index and the Russell 3000 Index as performance benchmarks.
•Each Portfolio resides in the Morningstar US Small Growth category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, smaller-capitalization companies, growth investing, and management.
The Section 26 Applicants note that while there are differences between the Existing Portfolio and the Replacement Portfolio, overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $293.98 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $35.35 million. As of June 30, 2025, the Separate Accounts held approximately $4.83 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	Allspring VT Small Cap Growth Fund		Putnam VT Small Cap Growth Fund
	Class 1	Class 2	Class IA	Class IB
Management Fee	0.80%	0.80%	0.61%	0.61%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.12%	0.12%	0.32%	0.32%
Total Annual Operating Expenses	0.92%	1.17%	0.93%	1.18%
Fee Waiver / Expense Reimbursement	N/A	N/A	(0.05)%**	(0.05)%**
Net Annual Operating Expenses	0.92%*	1.17%*	0.88%	1.13%
Management Fee Breakpoint Schedule	First $500M - 0.800% Next $500M - 0.750% Next $1B - 0.700% Next $1B - 0.675% Next $2B - 0.650% Next $5B - 0.640% Over $10B - 0.630%
0.780% of the first $5 billion;
0.730% of the next $5 billion;
0.680% of the next $10 billion;
0.630% of the next $10 billion;
0.580% of the next $50 billion;
0.560% of the next $50 billion;
0.550% of the next $100 billion;

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.25%
*The investment manager has contractually committed through April 30, 2026, to waive fees and/or reimburse expenses to the extent necessary to cap Total Annual Fund Operating Expenses After Fee Waivers at 0.95% for Class 1 and 1.20% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses (if any), and extraordinary expenses are excluded from the expense cap. Prior to or after the commitment expiration date, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees. The Manager and/or its affiliates may also voluntarily waive all or a portion of any fees to which they are entitled and/or reimburse certain expenses as they may determine from time to time.
**Reflects Putnam Investment Management, LLC’s contractual obligation to limit certain fund expenses through April 30, 2026. This obligation may be modified or discontinued only with approval of the Board of Trustees.
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Allspring VT Small Cap Growth Fund
Class 1	19.07%	6.85%	8.93%
Class 2	18.70%	6.60%	8.65%
Russell 2000 Growth Index (reflects no deduction for fees, expenses or taxes)	15.15%	6.86%	8.09%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Replacement Portfolio – Putnam VT Small Cap Growth Fund
Class IA	23.67%	13.26%	9.91%
Class IB	23.33%	12.97%	9.64%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 2000 Growth Index (reflects no deduction for fees, expenses or taxes)	15.15%	6.86%	8.09%

Substitution No. 18.    MFS® New Discovery Series (Initial Class; Service Class) replaced by Putnam VT Small Cap Growth Fund (Class IA; Class IB)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® New Discovery Series (Initial Class; Service Class)	Putnam VT Small Cap Growth Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
Capital appreciation	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies

MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests the fund’s assets primarily in equity securities. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.
MFS focuses on investing the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies).
While MFS may invest the fund’s assets in securities of companies of any size, MFS primarily invests in securities of companies with small capitalizations.
MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers. Quantitative screening tools that systematically evaluate issuers may also be considered.

We invest mainly in common stocks of small U.S. companies, with a focus on growth stocks. Growth stocks are stocks of companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. Under normal circumstances, we invest at least 80% of the fund’s net assets in companies of a size similar to those in the Russell 2000® Growth Index. This policy may be changed only after 60 days’ notice to shareholders. As of March 31, 2025, the index was composed of companies having market capitalizations of between approximately $5.2 million and $15.0 billion.
We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

Principal Risks	Principal Risks[55]
•Investment Selection Risk •Equity Market Risk/Company Risk •Growth Company Risk •Small Cap Risk •Foreign Risk •Focus Risk •Liquidity Risk •Large Shareholder Risk	•Market Risk •Issuer Risk •Growth Style Investing Risk •Industry or Sector Focus Risk •Small and Midsize Companies Risk •Liquidity Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment
55 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. small cap equity fund.
•The Portfolios’ investment objectives are consistent. Each Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in small-capitalization companies.
◦The Existing Portfolio may invest in companies of any size, but primarily invests in securities of companies with small capitalizations.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in companies of a size similar to those in the Russell 2000® Growth Index
•Each Portfolio emphasizes a growth style of investing.
•Each Portfolio mainly invests in U.S. companies.
•Each Portfolio uses the Russell 2000 Growth Index and the Russell 3000 Index as performance benchmarks.
•Each Portfolio resides in the Morningstar US Small Growth category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, smaller-capitalization companies, growth investing, and management.

The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies foreign investments as part of its principal investment strategies, although each Portfolio focuses on investments in U.S. companies and invests in foreign securities to a similar extent.56 Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $716.85 million. The total net assets of all classes of the Replacement Portfolio as
56 As of April 30, 2025, the Existing Portfolio held approximately 9% of its net assets in foreign securities, and the Replacement Portfolio held approximately 11% of its net assets in foreign securities.

of June 30, 2025, equaled approximately $35.35 million. As of June 30, 2025, the Separate Accounts held approximately $67.98 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are higher than those of the Existing Portfolio. The combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	MFS® New Discovery Series		Putnam VT Small Cap Growth Fund
	Initial Class	Service Class	Class IA	Class IB
Management Fee	0.90%	0.90%	0.61%	0.61%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.05%	0.05%	0.32%	0.32%
Total Annual Operating Expenses	0.95%	1.20%	0.93%	1.18%
Fee Waiver / Expense Reimbursement	(0.08)%*	(0.08)%*	(0.05)%**	(0.05)%**
Net Annual Operating Expenses	0.87%	1.12%	0.88%	1.13%
Management Fee Breakpoint Schedule	0.90% of the first $1 billion 0.80% in excess of $1 billion
0.780% of the first $5 billion;
0.730% of the next $5 billion;
0.680% of the next $10 billion;
0.630% of the next $10 billion;
0.580% of the next $50 billion;
0.560% of the next $50 billion;
0.550% of the next $100 billion;
0.545% of any excess thereafter.

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.25%
*Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026. MFS has agreed in writing to bear the fund's expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, certain tax reclaim recovery expenses (including contingency fees and closing agreement expenses), and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.87% of the class' average daily net assets annually for Initial Class shares and 1.12% of the class' average daily net assets annually for Service Class shares. This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.
**Reflects Putnam Investment Management, LLC’s contractual obligation to limit certain fund expenses through April 30, 2026. This obligation may be modified or discontinued only with approval of the Board of Trustees.
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® New Discovery Series
Initial Class	6.72%	4.96%	9.19%
Service Class	6.44%	4.71%	8.92%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 2000 Growth Index (reflects no deduction for fees, expenses or taxes)	15.15%	6.86%	8.09%
Replacement Portfolio – Putnam VT Small Cap Growth Fund
Class IA	23.67%	13.26%	9.91%
Class IB	23.33%	12.97%	9.64%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Russell 2000 Growth Index (reflects no deduction for fees, expenses or taxes)	15.15%	6.86%	8.09%

Substitution No. 19.    AB Discovery Value Portfolio (Class B) replaced by Franklin Small Cap Value VIP Fund (Class 2)
Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
AB Discovery Value Portfolio (Class B)	Franklin Small Cap Value VIP Fund (Class 2)
Investment Adviser	Investment Adviser
AllianceBernstein L.P.	Franklin Mutual Advisers, LLC

Sub-Adviser	Sub-Adviser
N/A	N/A
Investment Objective	Investment Objective
The Portfolio’s investment objective is long-term growth of capital	Long-term total return.
Principal Investment Strategies	Principal Investment Strategies
The Portfolio invests primarily in a diversified portfolio of equity securities of small- to mid-capitalization U.S. companies. Under normal circumstances, the Portfolio invests at least 80% of its net assets in securities of small- to mid-capitalization companies. For purposes of this policy, small- to mid-capitalization companies are those that, at the time of investment, fall within the capitalization range between the smallest company in the Russell 2500® Value Index and the greater of $5 billion or the market capitalization of the largest company in the Russell 2500® Value Index.
Because the Portfolio’s definition of small- to mid-capitalization companies is dynamic, the lower and upper limits on market capitalization will change with the markets. As of December 31, 2024, the capitalization ranges of companies in the Russell 2500® Value Index ranged from approximately $11.6 million to $28.5 billion.
The Portfolio invests in companies that are determined by the Adviser to be undervalued, using the Adviser’s fundamental value approach. In selecting securities for the Portfolio’s portfolio, the Adviser uses its fundamental and quantitative research to identify companies whose long-term earnings power is not reflected in the current market price of their securities.
In selecting securities for the Portfolio’s portfolio, the Adviser looks for companies with attractive valuation and compelling success factors (for example, momentum and return on equity). The Adviser then uses this information to calculate an expected return. Returns and rankings are updated on a daily basis. The rankings are used to determine prospective candidates for further fundamental research and, subsequently, possible addition to the portfolio. Typically, the Adviser’s fundamental research analysts focus their research on the most attractive 20% of the universe.
The Adviser typically projects a company’s financial performance over a full economic cycle, including a trough and a peak, within the context of forecasts for real economic growth, inflation and interest rate changes. The Adviser focuses on the valuation implied by the current price, relative to the earnings the company will be generating five years from now, or “normalized” earnings, assuming average mid-economic cycle growth for the fifth year.
The Portfolio’s management team and other senior investment professionals work in close collaboration to weigh each investment opportunity identified by the research staff relative to the entire portfolio and determine the timing and position size for purchases and sales. Analysts remain responsible for monitoring new developments that would affect the securities they cover. The team will generally sell a security when it no longer meets appropriate valuation criteria, although sales may be delayed when positive return trends are favorable. Typically, growth in the size of a company’s market capitalization relative to other domestically traded companies will not cause the Portfolio to dispose of the security.
The Adviser seeks to manage overall portfolio volatility relative to the universe of companies that comprise the lowest 20% of the total U.S. market capitalization by favoring promising securities that offer the best balance between return and targeted risk. At times, the Portfolio may favor or disfavor a particular sector compared to that universe of companies. The Portfolio may invest significantly in companies involved in certain sectors that constitute a material portion of the universe of small- and mid-capitalization companies, such as financial services and consumer services.
The Portfolio may enter into derivatives transactions, such as options, futures contracts, forwards and swaps. The Portfolio may use options strategies involving the purchase and/or writing of various combinations of call and/or put options, including on individual securities and stock indices, futures contracts (including futures contracts on individual securities and stock indices) or shares of exchange-traded funds, or ETFs. These transactions may be used, for example, in an effort to earn extra income, to adjust exposure to individual securities or markets, or to protect all or a portion of the Portfolio’s portfolio from a decline in value, sometimes within certain ranges.
The Portfolio may invest in securities issued by non-U.S. companies.
The Portfolio may, at times, invest in shares of ETFs in lieu of making direct investments in equity securities. ETFs may provide more efficient and economical exposure to the types of companies and geographic locations in which the Portfolio seeks to invest than direct investments.

Under normal market conditions, the Fund invests at least 80% of its net assets in investments of small-capitalization (small-cap) companies. Small-cap companies are companies with market capitalizations (the total market value of a company’s outstanding stock) not exceeding either: 1) the highest market capitalization in the Russell 2000 Index; or 2) the 12-month average of the highest market capitalization in the Russell 2000 Index, whichever is greater, at the time of purchase. As of the most recent reconstitution, the highest market capitalization in the Russell 2000 Index was $10.82 billion.
The Fund generally invests in equity securities of companies that the Fund’s investment manager believes are undervalued at the time of purchase and have the potential for capital appreciation. The Fund invests predominantly in common stocks. A stock price is undervalued when it trades at less than the price at which the investment manager believes it would trade if the market reflected all factors relating to the company’s worth. Following this strategy, the Fund invests in companies that the investment manager believes have, for example: stock prices that are low relative to current, or historical or future earnings, book value, cash flow or sales; recent sharp price declines but the potential for good long-term earnings prospects; and valuable intangibles not reflected in the stock price. The Fund also may invest in real estate investment trusts (REITs).
The types of companies the Fund may invest in include, among other things, those that may be considered out of favor due to actual or perceived cyclical or secular challenges, or are experiencing temporary setbacks, diminished expectations, mismanagement or undermanagement, or are financially stressed. Environmental, social and governance (ESG) related assessments of companies may also be considered. The investment manager does not assess every investment for ESG factors and, when it does, not every ESG factor may be identified or evaluated.
The Fund, from time to time, may have significant positions in particular sectors, such as financial services companies,

most attractive 20% of the universe.
The Adviser typically projects a company’s financial performance over a full economic cycle, including a trough and a peak, within the context of forecasts for real economic growth, inflation and interest rate changes. The Adviser focuses on the valuation implied by the current price, relative to the earnings the company will be generating five years from now, or “normalized” earnings, assuming average mid-economic cycle growth for the fifth year.
The Portfolio’s management team and other senior investment professionals work in close collaboration to weigh each investment opportunity identified by the research staff relative to the entire portfolio and determine the timing and position size for purchases and sales. Analysts remain responsible for monitoring new developments that would affect the securities they cover. The team will generally sell a security when it no longer meets appropriate valuation criteria, although sales may be delayed when positive return trends are favorable. Typically, growth in the size of a company’s market capitalization relative to other domestically traded companies will not cause the Portfolio to dispose of the security.
The Adviser seeks to manage overall portfolio volatility relative to the universe of companies that comprise the lowest 20% of the total U.S. market capitalization by favoring promising securities that offer the best balance between return and targeted risk. At times, the Portfolio may favor or disfavor a particular sector compared to that universe of companies. The Portfolio may invest significantly in companies involved in certain sectors that constitute a material portion of the universe of small and mid capitalization companies, such as financial services and consumer services.
The Portfolio may enter into derivatives transactions, such as options, futures contracts, forwards and swaps.
The Portfolio may enter into derivatives transactions, such as options, futures contracts, forwards and swaps. The Portfolio may use options strategies involving the purchase and/or writing of various combinations of call	industrials, consumer discretionary and information technology. The Fund may invest up to 25% of its total assets in foreign securities.

and/or put options, including on individual securities and stock indices, futures contracts (including futures contracts on individual securities and stock indices) or shares of exchange-traded funds, or ETFs. These transactions may be used, for example, in an effort to earn extra income, to adjust exposure to individual securities or markets, or to protect all or a portion of the Portfolio’s portfolio from a decline in value, sometimes within certain ranges.
The Portfolio may invest in securities issued by non-U.S. companies.
The Portfolio may, at times, invest in shares of ETFs in lieu of making direct investments in equity securities. ETFs may provide more efficient and economical exposure to the types of companies and geographic locations in which the Portfolio seeks to invest than direct investments.

Principal Risks	Principal Risks
•Market Risk •Sector Risk •Capitalization Risk •Foreign (Non-U.S.) Risk •Currency Risk •Derivatives Risk •Management Risk	•Market Risk •Small Capitalization Companies Risk •Value Style Investing Risk •Foreign Securities (non-U.S.) Risk •Focus Risk •REITs Risk •Management Risk •ESG Considerations Risk •Cybersecurity Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. small or smid cap value equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term growth of capital. The Replacement Portfolio seeks long-term total return.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in smaller-capitalization companies.

◦The Existing Portfolio, under normal circumstances, invests at least 80% of its net assets in securities of small- to mid-capitalization companies, defined as those that, at the time of investment, fall within the capitalization range between the smallest company in the Russell 2500 Value Index and the greater of $5 billion or the market capitalization of the largest company in the Russell 2500 Value Index.
◦The Replacement Portfolio, under normal market conditions, invests at least 80% of its net assets in investments of small-capitalization companies, defined as companies with market capitalizations not exceeding either: (1) the highest market capitalization in the Russell 2000 Index; or (2) the 12-month average of the highest market capitalization in the Russell 2000 Index, whichever is greater, at the time of purchase.
•Each Portfolio emphasizes a value style of investing.
•Each Portfolio mainly invests in U.S. companies and may invest to a lesser extent in foreign securities.
•Each Portfolio resides in the Morningstar US Small Value category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, smaller-capitalization companies sector concentration, foreign securities, and management.
    The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio manages the portfolio to a specified volatility target (the adviser seeks to manage overall portfolio volatility relative to the universe of companies that comprise the lowest 20% of the total U.S. market capitalization). Also, as part of their respective principal investment strategies, only the Replacement Portfolio identifies investments in REITs (although the Replacement Portfolio does not substantially invest in that asset class),57 and only the Existing Portfolio identifies investments in ETFs in lieu of direct investments. Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
    The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $671.30 million. The total net assets of all classes of the Replacement Portfolio as
57 As of April 30, 2025, the Replacement Portfolio invested approximately 2% of its net assets in real estate investments.

of June 30, 2025, equaled approximately $1.08 billion. As of June 30, 2025, the Separate Accounts held approximately $17.47 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	AB Discovery Value Portfolio	Franklin Small Cap Value VIP Fund
Share Class	Class B	Class 2
Management Fee	0.75%	0.64%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.25%
Other Expenses	0.06%	0.01%
Acquired Fund Fees and Expenses	N/A	0.01%
Total Annual Operating Expenses	1.06%	0.91%
Fee Waiver / Expense Reimbursement	N/A	(0.01%)*
Net Annual Operating Expenses	1.06%	0.90%
Management Fee Breakpoint Schedule	.75 of 1% of the first $2.5 billion .65 of 1% of the excess over $2.5 billion up to $5 billion .60 of 1% of the excess over $5 billion
0.750% up to and including $200 million
0.635% over $200 million, up to and including $700 million
0.600% over $700 million, up to and including $1.2 billion
0.575% over $1.2 billion, up to and including $1.3 billion
0.475% in excess of $1.3 billion

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.35%
* The investment manager has agreed to reduce its fees to reflect reduced services resulting from the fund’s investments in Franklin Templeton affiliated funds. This arrangement is expected to continue until April 30, 2026, and may not be terminated or amended without approval of the board of trustees
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – AB VPS Discovery Value Portfolio
Class B	9.72%	8.57%	7.36%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
Russell 2500 Value Index (reflects no deduction for fees, expenses or taxes)	10.98%	8.44%	7.81%
Replacement Portfolio – Franklin Small Cap Value VIP Fund
Class 2	11.71%	8.36%	8.17%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.54%
Russell 2000 Value Index (reflects no deduction for fees, expenses or taxes)	8.05%	7.29%	7.14%

Substitution No. 20.    AB International Value Portfolio (Class B) replaced by Putnam VT International Value Fund (Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
AB International Value Portfolio (Class B)	Putnam VT International Value Fund (Class IB)
Investment Adviser	Investment Adviser
AllianceBernstein L.P.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited The Putnam Advisory Company, LLC
Investment Objective	Investment Objective
Long-term growth of capital	Capital growth; current income is a secondary objective
Principal Investment Strategies	Principal Investment Strategies

The Portfolio invests primarily in a diversified portfolio of equity securities of established companies selected from more than 40 industries and more than 40 developed and emerging market countries. These countries currently include the developed nations in Europe and the Far East, Canada, Australia and emerging market countries worldwide. Under normal market conditions, the Portfolio invests significantly (at least 40%—unless market conditions are not deemed favorable by the Adviser) in securities of non-U.S. companies. In addition, the Portfolio invests, under normal circumstances, in the equity securities of companies located in at least three countries.
The Portfolio invests in companies that are determined by the Adviser to be undervalued, using a fundamental value approach. In selecting securities for the Portfolio’s portfolio, the Adviser uses its fundamental and quantitative research to identify companies whose stocks are priced low in relation to their perceived long-term earnings power.
The Adviser’s fundamental analysis depends heavily upon its internal research staff. The research staff begins with a global research universe of international and emerging market companies. Teams within the research staff cover a given industry worldwide to better understand each company’s competitive position in a global context. The Adviser typically projects a company’s financial performance over a full economic cycle, including a trough and a peak, within the context of forecasts for real economic growth, inflation and interest rate changes. The Adviser focuses on the valuation implied by the current price, relative to the earnings the company will be generating five years from now, or “normalized” earnings, assuming average mid economic cycle growth for the fifth year.
The Portfolio’s management team and other senior investment professionals work in close collaboration to weigh each investment opportunity identified by the research staff relative to the entire portfolio and determine the timing and position size for purchases and sales. Analysts remain responsible for
We invest mainly in common stocks of large and midsize companies outside the United States, with a focus on value stocks. Value stocks are those that we believe are currently undervalued by the market. If we are correct and other investors ultimately recognize the value of the company, the price of its stock may rise. We invest mainly in developed countries, but may invest in emerging markets. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. We may also use derivatives, such as certain foreign currency transactions, futures, options, warrants and swap contracts, for both hedging and non-hedging purposes. For example, we typically use foreign currency forward contracts in connection with the fund’s investments in foreign securities in order to hedge the fund’s currency exposure relative to the fund’s benchmark index.

monitoring new developments that would affect the securities they cover. The team will generally sell a security when it no longer meets appropriate valuation criteria, although sales may be delayed when positive return trends are favorable.
Currency exposures can have a dramatic impact on equity return, significantly adding to returns in some years and greatly diminishing them in others. The Adviser may seek to hedge the currency exposure resulting from a securities position when it finds the currency exposure unattractive. To hedge all or a portion of its currency risk, the Portfolio may from time to time invest in currency-related derivatives, including forward currency exchange contracts, futures contracts, options on futures contracts, swaps and options. Decisions regarding portfolio investments and whether to hedge currency exposure are valuated separately by the Adviser. The Adviser may also seek investment opportunities by taking long or short positions in currencies through the use of currency-related derivatives.
The Portfolio may enter into other derivatives transactions, such as options, futures contracts, forwards and swaps. The Portfolio may use options strategies involving the purchase and/or writing of various combinations of call and/or put options, including on individual securities and stock indices, futures contracts (including futures contracts on individual securities and stock indices) or shares of exchange-traded funds, or ETFs. These transactions may be used, for example, in an effort to earn extra income, to adjust exposure to individual securities or markets, or to protect all or a portion of the Portfolio’s portfolio from a decline in value, sometimes within certain ranges.
The Portfolio may, at times, invest in shares of ETFs in lieu of making direct investments in equity securities. ETFs may provide more efficient and economical exposure to the types of companies and geographic locations in which the Portfolio seeks to invest than direct investments. The Portfolio may invest in depositary receipts, instruments of supranational entities denominated in the currency of any country, securities of multinational companies and “semi-governmental securities”, and enter into forward commitments.
Principal Risks	Principal Risks[58]
•Market Risk •Foreign (Non-U.S.) Risk •Emerging Market Risk •Currency Risk •Derivatives Risk •Leverage Risk •Management Risk
•Market Risk
•Issuer Risk
•Economic Risk
•Value Style Investing Risk
•Industry or Sector Focus Risk
•Currency Risk
•International Investments Risk
•Developing Market Countries Risk
•Derivatives Risk
•Management Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a foreign value equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term growth of capital and the Replacement Portfolio seeks capital growth.
•Each Portfolio primarily invests in equity securities, mainly common stocks.
•Each Portfolio primarily invests in foreign companies, including those in developed and emerging markets.
◦The Existing Portfolio, under normal market conditions, invests significantly (at least 40%, unless market conditions are not deemed favorable) in securities of non-U.S. companies. In addition, the Existing Portfolio invests, under normal circumstances, in companies located in at least three countries.
◦The Replacement Portfolio invests mainly in common stocks of large and midsize companies outside the United States.
58 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

•Each Portfolio mostly invests in large-capitalization companies.59
•Each Portfolio emphasizes a value style of investing.
•Each Portfolio resides in the Morningstar Foreign Large Value category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, foreign securities, currency, derivatives, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, only the Existing Portfolio identifies investments in ETFs in lieu of direct investments as part of its principal investment strategies. Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $307.12 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $259.08 million. As of June 30, 2025, the Separate Accounts held approximately $60.24 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio	Replacement Portfolio
	AB International Value Portfolio	Putnam VT International Value Fund
Share Class	Class B	Class IB
Management Fee	0.75%	0.68%
Distribution and/or Service Fees (12b-1 fees)	0.25%	0.25%
Other Expenses	0.17%	0.14%
Acquired Fund Fees and Expenses	N/A	N/A
Total Annual Operating Expenses	1.17%	1.07%
Fee Waiver / Expense Reimbursement	N/A	N/A
Net Annual Operating Expenses	1.17%	1.07%
59 As of April 30, 2025, approximately 74% and 26% of the Existing Portfolio’s net assets, and approximately 85% and 12% of the Replacement Portfolio’s net assets, were invested in large and mid-cap equities, respectively.

Management Fee Breakpoint Schedule	.75 of 1% of the first $2.5 billion .65 of 1% of the excess over $2.5 billion up to $5 billion .60 of 1% of the excess over $5 billion
0.850% of the first $5 billion
0.800% of the next $5 billion
0.750% of the next $10 billion
0.700% of the next $10 billion
0.650% of the next $50 billion
0.630% of the next $50 billion
0.620% of the next $100 billion
0.615% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	0.25%	0.35%
Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – AB International Value Portfolio
Class B	4.81%	3.29%	3.00%
MSCI EAFE Index (Net) (reflects no deduction for fees, expenses, or taxes except the reinvestment of dividends net of non-U.S. withholding taxes)	3.82%	4.73%	5.20%
Replacement Portfolio – Putnam VT International Value Fund
Class IB	5.21%	6.81%	5.46%
MSCI All Country World Ex-U.S. Index-NR (reflects no deduction for fees, expenses or taxes but are net of dividend tax withholdings)	5.53%	4.10%	4.80%
MSCI EAFE Value Index-NR (reflects no deduction for fees, expenses or taxes, but are net of dividend tax withholding)	5.68%	5.09%	4.31%

Substitution No. 21.    Invesco V.I. EQV International Equity Fund (Series I; Series II) replaced by Putnam VT Focused International Equity Fund (Class IA; Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. EQV International Equity Fund (Series I; Series II)	Putnam VT Focused International Equity Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited The Putnam Advisory Company, LLC
Investment Objective	Investment Objective
Long-term growth of capital	Capital appreciation
Principal Investment Strategies	Principal Investment Strategies
The Fund invests, under normal circumstances, at least 80% of its net assets, plus borrowings for investment purposes, in equity securities, and in derivatives and other instruments that have economic characteristics similar to such securities. The Fund invests primarily in equity securities (including depositary receipts) of foreign issuers. The principal types of equity securities in which the Fund invests are common and preferred stock. The Fund’s common stock investments also include China A-shares (shares of companies based in mainland China that trade on the Shanghai Stock Exchange and the Shenzhen Stock Exchange).
Under normal circumstances, the Fund will provide exposure to investments that are economically tied to at least three different countries outside of the U.S. The Fund may also invest up to 1.25 times the amount of the exposure to emerging markets countries in the MSCI ACWI ex USA Index. Emerging market countries are those that are generally in the early stages of their industrial cycles.

We invest mainly in common stocks (growth or value stocks or both) of companies of any size outside the United States that we believe have favorable investment potential. We consider a company to be located outside the United States if the company’s securities trade outside the United States, the company is headquartered or organized outside the United States or the company derives a majority of its revenues or profits outside the United States. Under normal circumstances, we invest at least 80% of the fund’s net assets in equity investments. This policy may be changed only after 60 days’ notice to shareholders. The fund’s equity investments may include common stocks, preferred stocks, convertible securities, warrants, American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”). We invest in both developed countries and in emerging markets.
We may consider, among other factors, a company’s valuation, financial strength, growth potential,

The Fund invests primarily in securities of issuers that are considered by the Fund’s portfolio managers to have potential for earnings or revenue growth.
The Fund invests primarily in the securities of large-capitalization issuers and may invest a significant amount of its net assets in the securities of mid-capitalization issuers.
The Fund can invest in derivative instruments, including forward foreign currency contracts and futures contracts.
The Fund can use forward foreign currency contracts to hedge against adverse movements in the foreign currencies in which portfolio securities are denominated.
The Fund can use futures contracts to gain exposure to the broad market in connection with managing cash balances or to hedge against downside risk.
The portfolio managers’ strategy primarily focuses on identifying issuers that they believe have a strong “EQV” profile. The portfolio managers’ EQV investment approach focuses on Earnings, demonstrated by sustainable earnings growth; Quality, demonstrated by efficient capital allocation; and Valuation, demonstrated by attractive prices.
The portfolio managers employ a disciplined investment strategy that emphasizes fundamental research. The fundamental research primarily focuses on identifying quality growth companies and is supported by quantitative analysis, portfolio construction and risk management. Investments for the portfolio are selected bottom-up on a security-by-security basis. The focus is on the strengths of individual issuers, rather than sector or country trends.
The Fund’s portfolio managers may consider selling a security for several reasons, including when (1) its price changes such that they believe it has become too expensive, (2) the original investment thesis for the company is no longer valid, or (3) a more compelling investment opportunity is identified.
As part of the Fund’s investment process to implement its investment strategy in pursuit of its investment objective, the Fund’s portfolio managers may also consider both qualitative and quantitative environmental, social and competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. We may also consider other factors that we believe will cause the stock price to rise. We may also use derivatives, such as futures, options, warrants and swap contracts, including credit default swaps and credit default swap indexes, for both hedging and non-hedging purposes. We expect from time to time to invest in credit default swaps and/or credit default swap indexes to hedge against equity market risk.
The fund is “non-diversified,” which means it may invest a greater percentage of its assets in fewer issuers than a “diversified” fund. The fund expects to invest in a limited number of issuers.

governance (“ESG”) factors they believe to be material to understand an issuer’s fundamentals, assess whether any ESG factors pose a material financial risk or opportunity to the issuer and determine whether such risks are appropriately reflected in the issuer’s valuation. This analysis may involve the use of third-party research as well as proprietary research. Consideration of ESG factors is just one component of the portfolio managers' assessment of issuers eligible for investment and not necessarily determinative to an investment decision. Therefore, the Fund’s portfolio managers may still invest in securities of issuers that may be viewed as having a high ESG risk profile. The ESG factors considered by the Fund’s portfolio managers may change over time, one or more factors may not be relevant with respect to all issuers eligible for investment and ESG considerations may not be applied to each issuer or Fund investment.

Principal Risks	Principal Risks[60]
•Market Risk
•Investing in Stocks Risk
•Preferred Securities Risk
•Depositary Receipts Risk
•Foreign Securities Risk
•European Investment Risk
•Emerging Market Securities Risk
•Geographic Focus Risk
•Asia Pacific Region Risk (including Japan)
•Growth Investing Risk
•Mid-Capitalization Companies Risk
•Sector Focus Risk
•Environmental, Social and Governance (ESG) Considerations Risk
•Derivatives Risk
•Management Risk

•Market Risk
•Issuer Risk
•Focus Risk
•Foreign Investments Risk
•Geographic Focus Risk
•Industry or Sector Focus Risk
•Emerging Markets Risk
•Non-Diversification Risk
•Derivatives Risk
•Management and Operational Risk
•Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies,
60 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a foreign large cap equity fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks long-term growth of capital. The Replacement Portfolio seeks capital appreciation.
•Each Portfolio primarily invests in equity securities, including common stocks, preferred stocks, depositary receipts, and other instruments with similar characteristics.
•Each Portfolio primarily invests in foreign companies, including those in developed and emerging markets.
•Each Portfolio focuses on investments in large-capitalization companies.
◦The Existing Portfolio invests primarily in the securities of large-capitalization issuers and may invest a significant amount of its net assets in the securities of mid-capitalization issuers.
◦The Replacement Portfolio may invest in companies of any size, but mostly invests in large-capitalization companies.61
•Each Portfolio uses currency-related derivatives and other derivatives as part of its principal investment strategies.
•Each Portfolio’s uses the MSCI ACWI ex USA Index as a performance benchmark.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, foreign securities, emerging markets, geographic regions, geographic and sector concentration, derivatives, and management.
    The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, for purposes of the 1940 Act, the Existing Portfolio is a “diversified” fund and the Replacement Portfolio is a “non-diversified” fund, which means the Replacement Portfolio may invest a greater percentage of its assets in fewer issuers than the Existing Portfolio. Also, the Existing Portfolio emphasizes a growth style of investment, whereas the Replacement Portfolio generally invests in growth stocks, value stocks, or both. Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution
61 As of April 30, 2025, approximately 56% of the Replacement Portfolio’s net assets were invested in large-capitalization companies.

should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $1.19 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $174.94 million. As of June 30, 2025, the Separate Accounts held approximately $74.03 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio, and that the combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. EQV International Equity Fund		Putnam VT Focused International Equity Fund
	Series I	Series II	Class IA	Class IB
Management Fee	0.71%	0.71%	0.68%	0.68%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.19%	0.19%	0.17%	0.17%
Total Annual Operating Expenses	0.90%	1.15%	0.85%	1.10%
Fee Waiver / Expense Reimbursement	N/A	N/A	(0.05)%*	(0.05)%*
Net Annual Operating Expenses	0.90%	1.15%	0.80%	1.05%
Management Fee Breakpoint Schedule	First $250 million 0.75% Over $250 million 0.70%
0.850% of the first $5 billion
0.800% of the next $5 billion
0.750% of the next $10 billion
0.700% of the next $10 billion
0.650% of the next $50 billion
0.630% of the next $50 billion
0.620% of the next $100 billion
0.615% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%
* Reflects Putnam Investment Management, LLC’s contractual obligation to limit certain fund expenses through April 30, 2026. This obligation may be modified or discontinued only with approval of the Board of Trustees.

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. EQV International Equity Fund
Series I	0.62%	3.23%	4.36%
Series II	0.34%	2.97%	4.10%
MSCI ACWI ex USA Index (Net) (reflects reinvested dividends net of withholding taxes, but reflects no deduction for fees, expenses or other taxes)	5.53%	4.10%	4.80%
Replacement Portfolio – Putnam VT Focused International Equity Fund
Class IA	3.63%	4.81%	6.12%
Class IB	3.30%	4.54%	5.85%
MSCI ACWI ex USA Index-NR (reflects no deduction for fees, expenses or taxes, but are net of dividend tax withholding)	5.53%	4.10%	4.80%
Putnam VT Focused International Equity Linked Benchmark (reflects no deduction for fees, expenses or taxes)	5.53%	5.66%	7.19%

Substitution No. 22.    Invesco V.I. Government Securities Fund (Series I; Series II) replaced by Franklin US Government Securities VIP Fund (Class 1; Class 2)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Government Securities Fund (Series I; Series II)	Franklin US Government Securities VIP Fund (Class 1; Class 2)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Franklin Advisers, Inc.
Sub-Adviser	Sub-Adviser

N/A	N/A
Investment Objective	Investment Objective
Total return, comprised of current income and capital appreciation	Income
Principal Investment Strategies	Principal Investment Strategies
The Fund invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in debt securities issued, guaranteed or otherwise backed by the U.S. Government, its agencies, instrumentalities or sponsored corporations (each, a “Federal Agency”), and in derivatives and other instruments that have economic characteristics similar to such securities. These securities include: (1) direct obligations of the U.S. Treasury, including bills, notes and bonds, and (2) obligations issued or guaranteed by Federal Agencies and supported by (a) the full faith and credit of the U.S. Treasury, (b) the right of the issuer to borrow from the U.S. Treasury, or (c) the credit of the Federal Agency. The Fund primarily invests in fixed income securities of the following types: callable bonds that can be redeemed by the issuer prior to their stated maturity; bullet-maturity debt bonds with a stated maturity date; mortgage backed securities (MBS) consisting of interests in underlying mortgages with maturities of up to thirty years; and U.S. Treasury and Federal Agency holdings, including U.S. Treasury Inflation Protected Securities (TIPS). TIPS are publicly issued, dollar denominated U.S. government securities issued by the U.S. Treasury that have principal and interest payments linked to official inflation (as measured by the Consumer Price Index or CPI) and their payments are supported by the full faith and credit of the United States.
The Fund may purchase mortgage-backed and asset-backed securities such as collateralized mortgage obligations (CMOs), collateralized loan obligations (CLOs) and collateralized debt obligations (CDOs). The Fund’s investments may include securities that do not produce immediate cash income, such as zero coupon securities and payment-in-kind securities. Some of the securities that the Fund invests in may be subject to

Under normal market conditions, the Fund invests at least 80% of its net assets in U.S. government securities. The Fund invests primarily to predominantly in fixed rate and variable rate mortgage backed securities, a significant to substantial amount of which is in securities issued by the Government National Mortgage Association (Ginnie Maes). Ginnie Maes represent an ownership interest in mortgage loans pooled together for sale to investors to finance purchases of homes. The mortgage loans may have either fixed or adjustable interest rates. As the underlying mortgage loans are paid off, Ginnie Maes provide investors with monthly payments of interest and principal as well as any unscheduled prepayments on the underlying mortgage loans.
Ginnie Maes carry a guarantee as to the timely repayment of principal and interest that is backed by the full faith and credit of the U.S. government. The full faith and credit guarantee does not apply to the market prices and yields of the Ginnie Maes or to the net asset value or performance of the Fund, which will vary with changes in interest rates and other market conditions.
The Fund may also invest in mortgage-backed and other securities issued or guaranteed by the Federal National Mortgage Association (Fannie Mae) or the Federal Home Loan Mortgage Corporation (Freddie Mac). Securities issued or guaranteed by Fannie Mae and Freddie Mac are not backed by the full faith and credit of the U.S. government, but rather are generally supported only by the creditworthiness of the issuer.
The Fund may invest in U.S. Treasury STRIPS, bills, bonds, notes and Treasury inflation-protected securities. Government agency or instrumentality issues have different levels of credit support. Ginnie Mae pass-through mortgage certificates are backed by the full resale restrictions and are exempt from registration under the Securities Act of 1933, as amended (Securities Act), such as those contained in Rule 144A promulgated under the Securities Act.
The Fund may purchase and sell securities on a when-issued and delayed delivery basis, which means that the Fund may buy or sell a security with payment and delivery taking place in the future. The Fund may also engage in “to be announced” (TBA) transactions, which are transactions in which a fund buys or sells mortgage-backed securities on a forward commitment basis. The Fund may engage in short sales of TBA mortgages, including short sales on TBA mortgages the Fund does not own.
The Fund can invest in derivative instruments, including swap contracts, options and futures contracts. The Fund can use swap contracts, including interest rate swaps, to hedge or adjust its exposure to interest rates. The Fund can further use volatility swaps and credit default swaps to manage interest rate exposure; and total return swaps to manage interest rate and credit exposures.
The Fund can use options, including swaptions (options on swaps), to manage interest rate risk. The Fund can further use options on bond or rate futures to manage interest rate exposure. The Fund can use futures contracts, including interest rate futures contracts, to increase or reduce exposure to changes in interest rates. The Fund can also use futures contracts, including Treasury futures, to gain exposure to the U.S. Treasury and Federal Agency MBS markets while deploying Fund assets in other securities.
The portfolio managers utilize the Bloomberg Intermediate U.S. Government Index as a reference in structuring and reviewing the portfolio, but the Fund is not an index fund that seeks to replicate the performance of the index. The portfolio managers decide on appropriate risk factors such as duration, the shape of the U.S. Treasury yield curve, Federal Agency exposure, Federal Agency MBS exposure, and TIPS exposure relative to this index. The portfolio managers then employ proprietary technology to calculate appropriate faith and credit of the U.S. government. U.S. government-sponsored entities, such as Fannie Mae and Freddie Mac, may be chartered by Acts of Congress, but their securities are neither issued nor guaranteed by the U.S. government. Although the U.S. government has provided financial support to Fannie Mae and Freddie Mac, no assurance can be given that the U.S. government will continue to do so. Accordingly, securities issued by Fannie Mae and Freddie Mac may involve a greater risk of non-payment of principal and interest. Investors should remember that guarantees of timely repayment of principal and interest do not apply to the market prices and yields of the securities or to the net asset value or performance of the Fund, which will vary with changes in interest rates and other market conditions.
You could lose money by investing in the Fund. Mutual fund shares are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency of the U.S. government.
The Fund may also invest in other U.S. government securities, which may or may not be backed by the full faith and credit of the U.S. government.

position sizes for each of these risk factors. In doing so, the portfolio managers consider recommendations from a globally interconnected team of specialist decision makers in positioning the Fund to generate alpha (return on investments in excess of the Bloomberg Intermediate U.S. Government Index).
The portfolio managers generally rely upon a team of market-specific specialists for trade execution and for assistance in determining efficient ways (in terms of cost-efficiency and selection) to implement those recommendations. Although a variety of specialists provide input in the management of the Fund, the portfolio managers retain responsibility for ensuring the Fund is positioned appropriately in terms of risk exposures and position sizes.
Specialists employ a bottom-up approach to recommending larger or smaller exposure to specific risk factors. In general, specialists will look for attractive risk-reward opportunities and securities that best enable the Fund to pursue those opportunities. The portfolio managers consider the recommendations of these market-specific specialists in adjusting the Fund’s risk exposures and security selection on a real-time basis using proprietary communication technology.
Decisions to purchase or sell securities are determined by the relative value considerations of the investment professionals that factor in economic and credit-related fundamentals, market supply and demand, market dislocations and situation-specific opportunities. The purchase or sale of securities may be related to a decision to alter the Fund’s macro risk exposure (such as duration, yield, curve positioning and sector exposure), a need to limit or reduce the Fund’s exposure to a particular security or issuer, degradation of an issuer’s credit quality, or general liquidity needs of the Fund.
The Fund invests in securities of all maturities, but will maintain a weighted average effective maturity for the portfolio of between three and ten years.
In attempting to meet its investment objective or to manage subscription and redemption requests, the Fund may engage in active and frequent trading of portfolio securities.

Principal Risks	Principal Risks
•U.S. Government Obligations Risk
•Debt Securities Risk
•Changing Fixed Income Market Conditions Risk
•Market Risk
•Mortgage- and Asset-Backed Securities Risk
•Collateralized Loan Obligations Risk
•TBA Transactions Risk
•Derivatives Risk
•Inflation-Indexed Securities Risk
•When-Issued, Delayed Delivery and Forward Commitment Risks
•Zero Coupon or Pay-In-Kind Securities Risk
•Commercial Paper Risk
•Rule 144A Securities and Other Exempt Securities Risk
•Active Trading Risk
•Management Risk
•Interest Rate Risk •Prepayment Risk •Mortgage Securities Risk •Extension Risk •Ginnie Maes Risk •Income Risk •Credit Risk •Management Risk •Market Risk •Cybersecurity Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. government securities fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio’s investment objective is total return, comprised of current income and capital appreciation. The Replacement Portfolio’s investment objective is income.
•Each Portfolio primarily invests in securities backed by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises.
◦The Existing Portfolio invests, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in debt securities issued, guaranteed or otherwise backed by the U.S. government, its agencies, instrumentalities, or sponsored corporations, and in derivatives and other instruments that have economic characteristics similar to such securities.
◦The Replacement Portfolio, under normal circumstances, invests at least 80% of its net assets in U.S. government securities, a significant to substantial amount of which in securities issued by the Government National Mortgage

Association (Ginnie Maes), which carries a guarantee as to the timely repayment of principal and interest that is backed by the full faith and credit of the U.S. government.
•Each Portfolio may invest in a variety of different government securities, such as U.S. Treasuries (bills, notes, bonds, etc.), inflation-protected securities, mortgage-backed securities, and other collateralized obligations.
•Neither Portfolio invests in foreign debt as part of its principal investment strategies.
•Each Portfolio uses the Bloomberg US Intermediate Government Index as a performance benchmark.
•Each Portfolio resides in the Morningstar US Insurance Intermediate Government category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to U.S. government securities, debt investments, markets, mortgage-backed securities, interest rates, credit, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, while each Portfolio invests in mortgage-backed securities as part of its principal investment strategies, only the Replacement Portfolio generally focuses on investments in mortgage-backed securities. Also, while the Replacement Portfolio invests a significant to substantial amount in mortgage-backed securities issued by Ginnie Maes (which are backed by the full faith and credit of the U.S. government), it may also invest to a lesser extent in mortgage-backed securities issued by Fannie Mae or Freddie Mac (which are not). Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios

The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $311.10 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $505.61 million. As of June 30, 2025, the Separate Accounts held approximately $138.97 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are lower than those of the Existing Portfolio. The combined current management fee and 12b-1 fee for the Replacement Portfolio is higher than the combined current management fee and 12b-1 fee for the Existing Portfolio. Accordingly, for this Substitution No. 22, the Expense Cap (not reflected in the table below) will apply for the life of the affected Contracts as a condition of this Application.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Government Securities Fund		Franklin US Government Securities VIP Fund
	Series I	Series II	Class 1	Class 2
Management Fee	0.49%	0.49%	0.50%	0.50%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25	N/A	0.25%
Other Expenses	0.21%	0.21%	0.03%	0.03%
Total Annual Operating Expenses	0.70%	0.95%	0.53%	0.78%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A	N/A
Net Annual Operating Expenses	0.70%	0.95%	0.53%	0.78%
Management Fee Breakpoint Schedule	First $250 million 0.50% Over $250 million 0.45%
0.625% up to and including $100 million
0.500% over $100 million up to and including $250 million
0.450% over $250 million up to and including $7.5 billion
0.440% over $7.5 billion up to and including $10 billion
0.430% over $10 billion up to and including $12.5 billion
0.420% over $12.5 billion up to and including $15 billion
 0.400% over $15 billion

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Government Securities Fund
Series I	1.72%	-0.17%	0.91%
Series II	1.48%	-0.40%	0.67%

Bloomberg Intermediate U.S. Government Index (reflects no deduction for fees, expenses or taxes)	2.44%	0.49%	1.24%
Bloomberg US Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	1.25%	-0.33%	1.35%
Replacement Portfolio – Franklin US Government Securities VIP Fund
Class 1	1.50%	-0.29%	0.77%
Class 2	1.37%	-0.52%	0.53%
Bloomberg US Aggregate Index (reflects no deduction for fees, expenses or taxes)	1.25%	-0.33%	1.35%
Bloomberg US Government - Intermediate Index (reflects no deduction for fees, expenses or taxes)	2.44%	0.49%	1.24%

Substitution No. 23.    Invesco V.I. Government Money Market Fund (Series I; Series II) replaced by Putnam VT Government Money Market Fund (Class IA; Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
Invesco V.I. Government Money Market Fund (Series I; Series II)	Putnam VT Government Money Market Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Invesco Advisers, Inc.	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited
Investment Objective	Investment Objective
The Fund’s investment objective is to provide current income consistent with preservation of capital and liquidity.	The fund seeks as high a rate of current income as the Investment Manager believes is consistent with preservation of capital and maintenance of liquidity.
Principal Investment Strategies	Principal Investment Strategies

The Fund invests at least 99.5% of its total assets in cash, Government Securities, and repurchase agreements collateralized by cash or
Government Securities. In addition, at least 80% of the Fund's net assets (plus any borrowings for investment purposes) will be invested, under normal circumstances, in Government Securities and/or repurchase agreements that are collateralized by Government Securities. In contrast to the Fund’s 99.5% policy, the Fund’s 80% policy does not include cash or repurchase agreements collateralized by cash. Government Security generally means any security issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States.
The Fund is a Government Money Market Fund, as defined by Rule 2a-7 under the Investment Company Act of 1940, as amended (Rule 2a7), that seeks to maintain a stable price of $1.00 per share by using the amortized cost method to value portfolio securities and rounding the share value to the nearest cent. The Fund invests in conformity with SEC rules and regulation requirements for money market funds for the quality, maturity, diversification and liquidity of investments. The Fund invests only in U.S. dollar-denominated securities maturing within 397 calendar days of the date of purchase, with certain exceptions permitted by applicable regulations. The Fund maintains a dollar-weighted average portfolio maturity of no more than 60 calendar days, and a dollar-weighted average life to maturity of portfolio securities of not more than 120 calendar days (determined without reference to exceptions regarding interest rate adjustments).The Fund will limit investments to those securities that are Eligible Securities as defined by applicable regulations at the time of purchase. Eligible Securities are (i) Government Securities, (ii) shares of other money market funds and (iii) securities determined to present minimal credit risks by Invesco Advisers, Inc. (Invesco or the Adviser) pursuant to guidelines approved by the Fund's Board of Trustees (the Board).

We invest at least 99.5 percent of the fund’s total assets in cash, U.S. government securities and repurchase agreements that are fully collateralized by U.S. government securities or cash. We invest mainly in debt securities that are obligations of the U.S. government, its agencies and instrumentalities and accordingly are backed by the full faith and credit of the United States (e.g., U.S. Treasury bills) or by the credit of a federal agency or government-sponsored entity (e.g., securities issued by Fannie Mae and Freddie Mac). The U.S. government securities in which we invest may also include variable and floating rate instruments and when-issued and delayed delivery securities (i.e., payment or delivery of the securities occurs at a future date for a predetermined price). Under normal circumstances, we invest at least 80% of the fund’s net assets in U.S. government securities and repurchase agreements that are fully collateralized by U.S. government securities. This policy may be changed only after 60 days’ notice to shareholders. The securities purchased by the fund are subject to quality, maturity, diversification and other requirements pursuant to rules promulgated by the Securities and Exchange Commission. We may consider, among other factors, credit and interest rate risks and characteristics of the issuer or counterparty, as well as general market conditions, when deciding whether to buy or sell investments.

In selecting securities for the Fund’s portfolio, the portfolio managers focus on securities that offer safety, liquidity, and a competitive yield.
The portfolio managers normally hold portfolio securities to maturity, but may sell a particular security when they deem it advisable, such as when market or credit factors materially change.

Principal Risks	Principal Risks [62]
•Money Market Fund Risk
•Debt Securities Risk
•Changing Fixed Income Market Conditions Risk
•U.S. Government Obligations Risk
•Market Risk
•Repurchase Agreement Risk.
•Yield Risk
•Floating and Variable Rate Obligations Risk
•Management Risk
•Market Risk •Issuer Risk •Money Market Fund Risk •Industry or Sector Focus Risk •Interest Rate Risk •Credit Risk •U.S. Government Securities Risk •Management and Operational Risk •Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is a U.S. government money market fund.
•Each Portfolio must comply with the regulatory requirements for money market funds.
•Each Portfolio seeks to maintain a net asset value of $1.00 per share.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks to provide current income consistent with preservation of capital and liquidity. The Replacement Portfolio seeks as high a rate of current income as the manager believes is consistent with preservation of capital and maintenance of liquidity.
•Each Portfolio invests in short duration, high-quality U.S. government debt and cash equivalents.
62 The summary section of the Replacement Portfolio’s current prospectus does not include principal risk factor headings. The listed principal risks reflect the narrative risk disclosures in the summary section of the Replacement Portfolio’s statutory prospectus.

◦Each Portfolio invests at least 99.5% of its total assets in cash, U.S. government securities and repurchase agreements that are fully collateralized by U.S. government securities or cash.
◦In addition, under normal circumstances, each Portfolio invests at least 80% of its net assets in U.S. government securities and repurchase agreements that are fully collateralized by U.S. government securities.
•Each Portfolio resides in the Money Market-Taxable Morningstar Category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, money market funds, debt investments, interest rates, credit, U.S. government securities, and management.
The Section 26 Applicants note that while there are differences between the Existing Portfolio and the Replacement Portfolio, overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $927.13 million. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $83.57 million. As of June 30, 2025, the Separate Accounts held approximately $358.24 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are higher than those of the Existing Portfolio. The combined current management fee and 12b-1 fee for the Replacement Portfolio is higher than the combined current management fee and 12b-1 fee for the Existing Portfolio. Accordingly, for this Substitution No. 23, the Expense Cap (not reflected in the table below) will apply for the life of the affected Contracts as a condition of this Application.

	Existing Portfolio		Replacement Portfolio
	Invesco V.I. Government Money Market Fund		Putnam VT Government Money Market Fund
	Series I	Series II	Class IA	Class IB
Management Fee	0.15%	0.15%	0.27%	0.27%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.21%	0.21%	0.17%	0.17%
Total Annual Operating Expenses	0.36%	0.61%	0.44%	0.69%
Fee Waiver / Expense Reimbursement	N/A	N/A	N/A	N/A
Net Annual Operating Expenses	0.36%	0.61%	0.44%	0.69%

Management Fee Breakpoint Schedule	All assets 0.15%
0.440% of the first $5 billion
0.390% of the next $5 billion
0.340% of the next $10 billion
0.290% of the next $10 billion
0.240% of the next $50 billion
0.220% of the next $50 billion
0.210% of the next $100 billion
0.205% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – Invesco V.I. Government Money Market Fund
Series I	4.98%	2.30%	1.56%
Series II	4.72%	2.14%	1.39%
U.S. 3 Month Treasury Bill Index (reflects no deduction for fees, expenses or taxes)	5.01%	2.47%	1.76%
Replacement Portfolio – Putnam VT Government Money Market Fund
Class IA	4.93%	2.21%	1.48%
Class IB	4.67%	2.07%	1.33%

Substitution No. 24.    MFS® Total Return Series (Initial Class; Service Class) replaced by Putnam VT Global Asset Allocation Fund (Class IA; Class IB)

Investment Advisers, Investment Objectives, Principal Investment Strategies, Principal Risks

Existing Portfolio	Replacement Portfolio
MFS® Total Return Series (Initial Class; Service Class)	Putnam VT Global Asset Allocation Fund (Class IA; Class IB)
Investment Adviser	Investment Adviser
Massachusetts Financial Services Company	Putnam Investment Management, LLC
Sub-Adviser	Sub-Adviser
N/A	Franklin Templeton Investment Management Limited Putnam Advisory Company, LLC
Investment Objective	Investment Objective
The fund’s investment objective is to seek total return.	The fund seeks long-term return consistent with preservation of capital.
Principal Investment Strategies	Principal Investment Strategies
MFS (Massachusetts Financial Services Company, the fund's investment adviser) invests the fund’s assets in equity securities and debt instruments. Equity securities include common stocks, depositary receipts, and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer. Debt instruments include corporate bonds, U.S. Government securities, securitized instruments (including mortgage-backed securities and other asset-backed securities), and other obligations to repay money borrowed.
MFS generally invests approximately 60% of the fund’s assets in equity securities and approximately 40% of the fund's assets in debt instruments. These weightings do not reflect the fund's cash balance and can vary over time due to market movements and cash flows.
Of the fund's investments in equity securities, MFS focuses on investing the fund's assets in the stocks of companies it believes are undervalued compared to their perceived worth (value companies).

We invest a majority of the fund’s assets in a diversified portfolio of equity securities (growth or value stocks or both) of both U.S. and foreign companies of any size. We may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell equity investments. We also invest in a diversified portfolio of fixed-income investments, including both U.S. and foreign government obligations, corporate obligations and securitized debt instruments (such as mortgage-backed investments). We may consider, among other factors, credit, interest rate and prepayment risks, as well as general market conditions, when deciding whether to buy or sell fixed income investments. We may also select other investments that do not fall within these asset classes. We may also use to a significant extent derivatives, such as futures, options, certain foreign currency transactions, warrants and swap contracts, for both hedging and non-hedging purposes.

MFS normally invests a portion of the fund’s assets in income-producing equity securities. While MFS may invest the equity portion of the fund’s assets in securities of companies of any size, MFS primarily invests in securities of companies with large capitalizations.
Of the fund’s investments in debt instruments, MFS generally invests substantially all of these investments in investment grade quality debt instruments.
MFS may purchase or sell securities for the fund on a when-issued, delayed delivery, or forward commitment basis where payment and delivery take place at a future settlement date, including mortgage-backed securities purchased or sold in the to be announced (TBA) market.
MFS may invest the fund’s assets in foreign securities.
MFS normally invests the fund's assets across different industries and sectors, but MFS may invest a significant percentage of the fund's assets in issuers in a single industry or sector.
While MFS may use derivatives for any investment purpose, to the extent MFS uses derivatives, MFS expects to use derivatives primarily to increase or decrease exposure to a particular market, segment of the market, or security, to increase or decrease interest rate exposure, or as alternatives to direct investments. Derivatives include futures, forward contracts, options, and swaps.
MFS uses an active bottom-up investment approach to buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of individual issuers and instruments. Quantitative screening tools that systematically evaluate issuers and instruments may also be considered.

Principal Risks	Principal Risks
•Investment Selection Risk
•Equity Market Risk/Company Risk
•Value Company Risk
•Debt Market Risk
•Interest Rate Risk
•Credit Risk
•Foreign Risk
•Prepayment/Extension Risk
•Focus Risk
•When-Issued, Delayed Delivery, and Forward Commitment Transaction Risk
•Derivatives Risk
•Leveraging Risk
•Counterparty and Third Party Risk
•Liquidity Risk
•Large Shareholder Risk

•Asset Allocation Risk
•Leverage Risk
•Market Risk
•Issuer Risk
•Growth Investing Risk
•Value Investing Risk
•Industry or Sector Focus Risk
•Capitalization Risk
•Debt Risk
•Interest Rate Risk
•Credit Risk
•Mortgage-Backed Securities Risk
•Foreign Securities Risk
•Derivatives Risk
•Management Risk
•Large Shareholder Risk

The Section 26 Applicants have analyzed the comparability of the Existing Portfolio and the Replacement Portfolio, considering their investment objectives, principal investment strategies, and principal risks. The Section 26 Applicants have determined that the Portfolios are substantially similar for the following reasons:
•In general, each Portfolio is an equity and debt asset allocation fund.
•The Portfolios’ investment objectives are consistent. The Existing Portfolio seeks total return. The Replacement Portfolio seeks long term return consistent with preservation of capital.
•Each Portfolio invests in a combination of equity and debt instruments as part of its principal investment strategies.
◦The Existing Portfolio generally invests approximately 60% of the fund’s assets in equity securities and approximately 40% of the fund’s assets in debt instruments.
◦The Replacement Portfolio invests a majority of the fund’s assets in a diversified portfolio of equity securities, and also invests in a diversified portfolio of fixed-income investments.63
•Each Portfolio’s investments in equity securities are mainly in common stocks.
63 As of April 30, 2025, the Replacement Portfolio invested 60% and 35% of its net assets in equity and debt instruments, respectively.

•Each Portfolio may invest in the equity securities of companies of any size.
•Each Portfolio may invest in a variety of debt instruments, including corporate bonds, government securities, and securitized instruments such as mortgage-backed securities.
•Each Portfolio focuses on investments in investment-grade debt.
•Each Portfolio may invest in both U.S. and foreign securities.64
•Each Portfolio uses derivatives as part of its principal investment strategies.
•Each Portfolio resides in the Morningstar US Insurance Moderate Allocation category.
•There is substantial overlap in the Portfolios’ principal risks, including risks related to markets, stocks, style, debt, interest rates, credit, foreign securities, derivatives, and management.
The Section 26 Applicants note that there are differences between the Existing Portfolio and the Replacement Portfolio. For example, while each Portfolio may invest in both U.S. and foreign securities, only the Replacement Portfolio’s strategy is designated as global. Although each Portfolio may invest in companies of any size, only the Existing Portfolio’s equity investments are primarily in large-cap equities. Also, the Existing Portfolio’s equity investments emphasize a value style of investing, whereas the Replacement Portfolio’s equity investments may be in growth stocks, value stocks, or both. Overall, for the reasons listed above, the Section 26 Applicants have concluded that the Existing Portfolio and Replacement Portfolio in this Substitution are substantially similar, such that the Substitution should provide Contract owners with an opportunity to continue their investment in a substantially similar investment option.
Assets, Fees and Expenses of the Portfolios
The total net assets of all classes of the Existing Portfolio as of June 30, 2025, equaled approximately $2.08 billion. The total net assets of all classes of the Replacement Portfolio as of June 30, 2025, equaled approximately $100.69 million. As of June 30, 2025, the Separate Accounts held approximately $332.09 million of the Existing Portfolio’s total net assets.
The following compares the fees and expenses of the Existing Portfolio and the Replacement Portfolio. The Section 26 Applicants note that the net annual operating expenses for the Replacement Portfolio are higher than those of the Existing Portfolio. The combined current management fee and 12b-1 fee for the Replacement Portfolio is lower than the combined current management fee and 12b-1 fee for the Existing Portfolio.
64 As of April 30, 2025, the Existing Portfolio held approximately 11% of its net assets in foreign securities, and the Replacement Portfolio held approximately 9% of its net assets in foreign securities.

	Existing Portfolio		Replacement Portfolio
	MFS® Total Return Series		Putnam VT Global Asset Allocation Fund
	Initial Class	Service Class	Class IA	Class IB
Management Fee	0.67%	0.67%	0.58%	0.58%
Distribution and/or Service Fees (12b-1 fees)	N/A	0.25%	N/A	0.25%
Other Expenses	0.04%	0.04%	0.32%	0.32%
Total Annual Operating Expenses	0.71%	0.96%	0.90%	1.15%
Fee Waiver / Expense Reimbursement	(0.10)%*	(0.10)%*	(0.04)%**	(0.04)%**
Net Annual Operating Expenses	0.61%	0.86%	0.86%	1.11%
Management Fee Breakpoint Schedule	0.70% of the first $1 billion 0.65% in excess of $1 billion and up to $2.5 billion 0.55% in excess of $2.5 billion and up to $5 billion 0.50% in excess of $5 billion
0.750% of the first $5 billion
0.700% of the next $5 billion
0.650% of the next $10 billion
0.600% of the next $10 billion
0.550% of the next $50 billion
0.530% of the next $50 billion
0.520% of the next $100 billion
0.515% of any excess thereafter

Maximum Permitted Rule 12b-1 Fee without Shareholder Vote	N/A	0.25%	N/A	0.35%
*Massachusetts Financial Services Company (MFS) has agreed in writing to waive at least 0.01% of the fund's management fee as part of an agreement pursuant to which MFS has agreed to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund's Board of Trustees. The agreement to waive at least 0.01% of the management fee will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026. MFS has agreed in writing to bear the fund's expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, certain tax reclaim recovery expenses (including contingency fees and closing agreement expenses), and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.61% of the class’ average daily net assets annually for Initial Class shares and 0.86% of the class’ average daily net assets annually for Service Class shares. This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2026.
**Reflects Putnam Investment Management, LLC’s contractual obligation to limit certain fund expenses through April 30, 2026. This obligation may be modified or discontinued only with approval of the Board of Trustees.

Performance History (as of December 31, 2024)
The table below compares the average annual total returns for the Existing Portfolio and the Replacement Portfolio for the one-year, five-year, and ten-year periods as of December 31, 2024.

	1 Year	5 Years	10 Years
Existing Portfolio – MFS® Total Return Series
Initial Class	7.75%	6.16%	6.46%
Service Class	7.46%	5.89%	6.20%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	25.02%	14.53%	13.10%
MFS Total Return Blended Index: 60% S&P 500 Stock Index and 40% Bloomberg U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	15.04%	8.67%	8.52%
Bloomberg US Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	1.25%	-0.33%	1.35%
Replacement Portfolio – Putnam VT Global Asset Allocation Fund
Class IA	16.63%	8.27%	7.27%
Class IB	16.36%	8.00%	7.00%
Russell 3000 Index (reflects no deduction for fees, expenses or taxes)	23.81%	13.86%	12.55%
Putnam Balanced Blended Benchmark (reflects no deduction for fees, expenses or taxes)	12.80%	7.65%	7.69%

D.    Policies and Procedures for the Proposed Substitutions
To effectuate the Substitutions, the Section 26 Applicants propose to follow the policies and procedures set forth below.
1.Redemption or Purchase of Shares
The Talcott Resolution Insurance Companies will execute the Substitutions as soon as practicable following the issuance of the requested order in connection with this Application; however, the Talcott Resolution Insurance Companies may need to effect the Substitutions over a period of time for administrative reasons. As of the Substitution Date, the Separate Accounts will redeem shares of the Existing Portfolios for cash and/or in-kind.65 The proceeds of such redemptions will then be used to purchase shares of the corresponding Replacement Portfolio, as each subaccount of the Separate Accounts will invest the proceeds of its redemption from the Existing Portfolios in the applicable Replacement Portfolios.
Redemption requests and purchase orders will be placed simultaneously so that Contract values will remain fully invested at all times. Each Substitution will be effected at the relative net asset values of the respective shares of the Replacement Portfolios in conformity with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants. The Substitutions will be effected without change in the amount or value of any Contracts held by affected Contract owners. As such, the Section 26 Applicants believe that the procedures to be implemented are sufficient to assure that each Contract owner’s cash value immediately after the Substitution will be equal to the cash value immediately before the Substitution, and all benefits to which each Contract owner is entitled will have the same value immediately after the Substitution as immediately before the Substitution.
Contract owners will not incur any fees or charges as a result of the proposed Substitutions. The obligations of the Section 26 Applicants, and the rights of the affected Contract owners, under the Contracts of affected Contract owners will not be altered in any way. The Talcott Resolution Insurance Companies will pay all expenses and transaction costs of the Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the Substitutions. The proposed Substitutions will not cause the Contract fees and charges currently being paid by Contract owners to be greater after the proposed Substitutions than before the proposed Substitutions.
The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.
Redemptions and purchases that occur in connection with effecting a Substitution will not count as a transfer for purposes of transfer limitations and fees that would otherwise be applicable under the terms of the Contracts. From the date of the Pre-Substitution Notice, as defined below, through at least thirty (30) days following the Substitution Date, subject to the
65 To the extent that there are any in-kind redemptions, such redemptions will be effected in accordance with the conditions set forth in the no-action letter issued by the Commission staff to Signature Financial Group (pub. avail. Dec. 28, 1999). In the event that a Replacement Portfolio or its investment adviser declines to accept, on behalf of the Replacement Portfolio, securities from shares redeemed in-kind by the corresponding Existing Portfolio, TL or TLA, on behalf of the applicable Separate Account, will purchase shares of the Replacement Portfolio with cash equal to the value of the declined securities so that Contract values will not be adversely affected or diluted.

terms of any guaranteed benefit rider with investment restrictions or policies and procedures to detect and prevent disruptive trading or market timing, Contract owners may make at least one transfer of Contract value from the subaccount investing in an Existing Portfolio (before the Substitution) or the Replacement Portfolio (after the Substitution) to any other available subaccount under the Contract without charge and without imposing any transfer limitations. Further, on the Substitution Date, Contract values attributable to investments in each Existing Portfolio will be transferred to the corresponding Replacement Portfolio without charge and without being subject to any transfer limitations. Moreover, except as otherwise provided above, the Talcott Resolution Insurance Companies will not exercise any rights reserved under the Contracts to impose restrictions on transfers between the subaccounts under the Contracts for a period beginning at least thirty (30) days before the Substitution Date through at least thirty (30) days following the Substitution Date.
Before effecting any Substitution, the Talcott Resolution Insurance Companies shall have satisfied themselves that: (i) the Contracts allow the substitution of shares of portfolios in the manner contemplated by this Application, (ii) the Substitutions can be consummated as described in this Application under applicable state insurance laws, and (iii) any applicable regulatory requirements in each jurisdiction where the Contracts are qualified for sale have been complied with to the extent necessary to complete the Substitutions.
2.Limits on Expenses
Consistent with prior substitution applications, for each Substitution, the Section 26 Applicants will not perform a Substitution unless the investment adviser of the Replacement Portfolio has entered into a written contract with the applicable Trust, whereby the investment adviser will waive or reimburse Replacement Portfolio expenses such that the net annual operating expenses of the Replacement Portfolio will not exceed, on an annualized basis, the net annual operating expenses of the corresponding Existing Portfolio for the fiscal year ended December 31, 2024 (the “Expense Cap”). The Expense Cap for each proposed Substitution will remain in place for a period of two years following the Substitution Date, except that if the sum of the current management fee and Rule 12b-1 fee of the Replacement Portfolio exceeds that of the corresponding Existing Portfolio, the Expense Cap will remain in place for the life of the affected Contracts following the Substitution Date. Pursuant to the written agreements, the investment advisers must agree to waive or reimburse expenses to the extent necessary under each Expense Cap on the last business day of each month during which a given Expense Cap applies, and any amounts waived or reimbursed pursuant to an Expense Cap must not be subject to any recoupment rights of the investment adviser.
In addition, the Talcott Resolution Insurance Companies will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for affected Contract owners for a period of at least two years following the Substitution Date.

3.Contract Owner Notification
At least thirty (30) days prior to the Substitution Date, Contract owners will be notified via summary prospectus and/or prospectus supplements, to be filed with the Commission, that the Section 26 Applicants received or expect to receive Commission approval of the applicable proposed Substitutions and of the anticipated Substitution Date (the “Pre-Substitution Notice”). The Pre-Substitution Notice will also:
•Give Contract owners notice of the Talcott Resolution Insurance Companies’ intention to take the necessary actions, including seeking the order requested by this Application, to substitute shares of the Existing Portfolios as described herein on the Substitution Date;
•Advise Contract owners of their pre- and post-Substitution transfer rights;66
•Instruct Contract owners how to submit transfer requests in light of the proposed Substitutions; and
•Advise Contract owners that any Contract value remaining in a subaccount that invests in an Existing Portfolio on the Substitution Date will be transferred to a subaccount investing in the corresponding Replacement Portfolio, and that the Substitutions will take place at relative net asset value.
66 Contract owners’ substitution transfer rights will be determined by whether they have an optional benefit rider with investment restrictions. From the date of the Pre-Substitution Notice until the Substitution Date, Contract owners who do not own a guaranteed benefit rider with investment restrictions will be permitted to make at least one transfer of all or a portion of their respective Contract values out of any Existing Portfolio subaccount to any other available subaccounts offered under their respective Contracts, without any transfer charge or limitation that might otherwise apply (except as a result of market timing policies and procedures). Contract owners who do own a guaranteed benefit rider with investment restrictions will have the same pre-Substitution transfer rights, except that their pre-Substitution transfer rights will also be subject to the investment restrictions of their guaranteed benefit riders.
From the Substitution Date until at least 30 days following the Substitution Date, Contract owners who do not own a guaranteed benefit rider with investment restrictions will be permitted to make at least one transfer of all or a portion of their respective Contract values out of any Replacement Portfolio subaccount to any other available subaccounts offered under their respective Contracts, without any transfer charge or limitation that might otherwise apply (except as a result of market timing policies and procedures). Contract owners who do own a guaranteed benefit rider with investment restrictions will have the same post-Substitution transfer rights, except that their post-Substitution transfer rights will also be subject to the investment restrictions of their guaranteed benefit riders.
In addition to informing Contract owners of their pre- and post-Substitution rights, the Pre-Substitution Notice will also inform Contract owners that the Talcott Resolution Insurance Companies will not otherwise exercise any rights reserved by it under the Contracts to impose additional restrictions on transfers from the date of the Pre-Substitution Notice until at least thirty (30) days after the Substitution Date. If applicable, the Pre-Substitution Notice will also caution Contract owners who own a guaranteed benefit rider with investment restrictions that a violation of the investment restrictions (including as a result of a pre- or post-Substitution transfer) will result in the automatic termination of the benefit in accordance with the terms of their riders.

The Section 26 Applicants will also deliver to affected Contract owners, at least thirty (30) days before the Substitution Date, a summary prospectus or prospectus for each applicable Replacement Portfolio, either in paper, in electronic format, or in accordance with Rule 498A under the 1933 Act (or, for those Contracts with registration statements that are no longer updated, in accordance with the Commission’s enforcement position related to discontinued variable contracts). This requirement to deliver a prospectus for a Replacement Portfolio to a given Contract owner will be satisfied if the Talcott Resolution Insurance Companies previously delivered the current prospectus for the Replacement Portfolio to such Contract owner using any of the aforementioned delivery methods.
In addition, within five (5) business days after the Substitution Date, Contract owners whose assets are allocated to a Replacement Portfolio as part of the proposed Substitutions will be sent a written notice (each, a “Confirmation”) informing them that the Substitutions were carried out as previously notified. The Confirmation (or a notice accompanying the Confirmation) will also restate the information set forth in the Pre-Substitution Notice. The Confirmation will reflect the value of the Contract owner’s positions in an Existing Portfolio subaccount before the Substitution and the Replacement Portfolio subaccount after the Substitution.
4.State Approval
The Talcott Resolution Insurance Companies will seek approval of the proposed Substitutions from any state insurance regulators whose approval may be necessary or appropriate, and will comply with any applicable regulatory requirements in each jurisdiction where the Contracts are qualified for sale to the extent necessary to complete the proposed Substitutions.
V.    Request for Order of Approval under Section 26(c) of the 1940 Act
The Section 26 Applicants request that the Commission issue an order pursuant to Section 26(c) of the 1940 Act approving the proposed Substitutions.
A.    Applicable Law
Section 26(c) of the 1940 Act (formerly, Section 26(b)) prohibits any depositor or trustee of a unit investment trust that invests exclusively in the securities of a single issuer from substituting the securities of another issuer without the approval of the Commission. Section 26(c) provides that such approval shall be granted by order from the Commission if the evidence establishes that the substitution is consistent with the protection of investors and the purposes of the 1940 Act.
Section 26(c) was intended to provide for Commission scrutiny of proposed substitutions that could, in effect, force shareholders dissatisfied with the substitute security to redeem their shares, thereby possibly incurring a loss of the sales load deducted from the initial premium, an additional sales load upon reinvestment of the proceeds of redemption, or both.67 The section was designed to forestall the ability of a depositor to present holders of an interest in a unit investment trust with situations in which a holder’s only choice would be to continue an investment in an unsuitable underlying security, or to elect a costly and, in effect, forced redemption. For the reasons described below, the Section 26 Applicants submit that the Substitutions meet the standards set forth in Section 26(c) and that, if implemented, the Substitutions would not raise any of the aforementioned concerns that Congress intended to address when the 1940 Act was amended to include this provision.
B.    Basis for a Section 26(c) Order
As previously indicated, the Talcott Resolution Insurance Companies have reserved the right under the Contracts to substitute shares of another underlying fund for one of the current funds offered as an investment option under the Contracts. The Contracts and the Contracts’ prospectuses disclose this right. The Talcott Resolution Insurance Companies have reserved this right of substitution to protect themselves, the Separate Accounts, and the Contract owners in situations where any of them might be harmed or disadvantaged by events affecting the issuer of the securities held by a Separate Account. Additionally, the Talcott Resolution Insurance Companies intended this reservation of right to preserve the opportunity to replace investment options available under the Contracts in those situations where a substitution could benefit the Talcott Resolution Insurance Companies, the Separate Accounts, and Contract owners.
    For the reasons discussed in this Application, the Section 26 Applicants believe that the Substitutions will benefit the Talcott Resolution Insurance Companies, the Separate Accounts, and Contract owners. In addition, the Section 26 Applicants believe that the proposed
67 House Comm. Interstate Commerce, Report of the Securities and Exchange Commission on the Public Policy Implications of Investment Company Growth, H.R. Rep. No. 2337, 89th Cong. 2d Session 337 (1966).

Substitutions meet the standards that the Commission and the Commission staff have applied to substitutions that have been approved in the past.68
    The Section 26 Applicants submit that the proposed Substitutions are not of the type that Section 26 was designed to prevent because they will not result in costly forced redemption, nor will they affect other aspects of the Contracts. In the current situation, Contract owners are contractually provided investment discretion during the accumulation phase, and potentially the annuity phase, of the Contracts to allocate and reallocate their Contract value among the investment options available under the Contracts. Accordingly, after the proposed Substitutions, each Contract owner may exercise his or her own judgment as to the most appropriate investment
68 See, e.g., CMFG Variable Annuity Account, et al., Rel. No. IC-35319 (Sept. 11, 2024) (Order), File No. 812-15548; AGL Separate Account VL-R, et al., Rel. No. IC-34580 (May 11, 2022) (Order), File No. 812-15291 Teachers Insurance and Annuity Association of America, et al., Rel. No. IC-34295 (June 7, 2021) (Order), File No. 812-15143; The Ohio National Life Insurance Company, et al., Rel. No. IC-34264 (May 4, 2021) (Order), File No. 812-15101; Brighthouse Life Insurance Company, et al., Rel. No. IC-34239 (Mar. 30, 2021) (Order), File No. 812-15140; Allianz Life Insurance Company of North America, et al., Rel. No. 34129 (Dec. 4, 2020) (Order), File No. 812-14722; New York Life Insurance and Annuity Corporation, et al., Rel. No. 34101 (Nov. 20, 2020) (Order), File No. 812-15121; Mutual of America Life Insurance Company, et al., Rel. No. 33679 (Oct. 29, 2019) (Order), File No. 812-15033; The Guardian Insurance & Annuity Company, Inc., et al., Rel. No. 33594 (Aug. 20, 2019) (Order), File No. 812-14911; Voya Retirement Insurance and Annuity Company et al., Rel. No. 33586 (Aug. 9, 2019) (Order), File No. 812-14856; American Fidelity Assurance Company, et al., Rel. No. IC-33345 (Jan. 28, 2019) (Order), File No. 812-14831; AXA Equitable Life Insurance Company, et. al., Rel. No. IC-33224 (Sept. 11, 2018) (Order), File No. 812-14831; The Guardian Insurance & Annuity Company, Inc., et. al., Rel. No. IC-33003 (Feb. 7, 2018) (Order), File No. 812-14714; Commonwealth Annuity and Life Insurance Company, et. al., Rel. No. IC- 32644 (May 23, 2017) (Order), File No. 812-14646; Transamerica Life Insurance Company, et. al., Rel. No. IC-32603 (Apr. 19, 2017) (Order), File No. 812-14490; Allianz Life Insurance Company of North America, et al., Rel. No. IC-32242 (Aug. 29, 2016) (Order), File No. 812-14580; New York Life Insurance and Annuity Corporation, et al., Rel. No. IC. 32227 (Aug. 23, 2016) (Order), File No. 812-14589; The Guardian Insurance & Annuity Company, Inc., et al., Rel. No. IC-31993 (Feb, 19, 2016) (Order), File No. 812-14449; Horace Mann Life Insurance Company, et al., Rel. No. IC-31744 (Aug. 7, 2015) (Order), File No. 812-14336; Voya Retirement Insurance and Annuity Company, et al., Rel. No. IC-31599 (May 12, 2015) (Order), File No. 812-14302; Pacific Life Insurance Company, et al., Rel. No. IC-31499 (Mar. 6, 2015) (Order), File No. 812-14359; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-31023 (Apr. 22, 2014) (Order), File No. 812-14221; Minnesota Life Insurance Company, et al., Rel. No. IC-31028 (Apr. 24, 2014) (Order), File No. 812-14203; Lincoln National Life Insurance Company, et al., Rel. No. IC-30517 (May 14, 2013) (Order), File No. 812-14063; AXA Equitable Life Insurance Company et al., Rel. No. IC-30405 (Feb. 26, 2013) (Order), File No. 812-14036; Pruco Life Insurance Company, et al., Rel. No. IC-30209 (Sept. 20, 2012) (Order), File No. 812-13990; New York Life Insurance & Annuity Company, et al., Rel. No. IC-29947 (Feb. 14, 2012) (Order), File No. 812-13903; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-29570 (Jan. 24, 2011) (Order), File No. 812-13816; Nationwide Life Insurance Company, et al., Rel. No. 29505 (Nov. 22, 2010) (Order), File No. 812-13648; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-29211 (Apr. 20, 2010) (Order), File No. 812-13700; Nationwide Life Insurance Company, et al., Rel. No. 28815 (July 8, 2009) (Order), File No. 812-13495; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-28699 (Apr. 20, 2009) (Order), File No. 812-13588.

alternative available under the Contract. In this regard, the proposed Substitutions retain for Contract owners the investment flexibility that is a central feature of the Contracts.
In addition, the proposed Substitutions will not adversely affect any riders under the Contracts because, to the extent that an Existing Portfolio is a permissible investment option under a rider, its corresponding Replacement Portfolio will also be a permissible investment option under the rider. Accordingly, no Contract owner will involuntarily lose his or her rider(s) as a result of any proposed Substitution.
Moreover, the Section 26 Applicants will offer Contract owners the opportunity to transfer amounts out of the affected subaccounts without any cost or other penalty (other than as necessary to implement policies and procedures designed to detect and deter disruptive transfers and other “market timing” activities and to administer the terms of any guaranteed benefit riders with investment restrictions) that may otherwise have been imposed for a period beginning on the date of the Pre-Substitution Notice and ending no earlier than thirty (30) days after the Substitution Date. This reduces the likelihood of being invested in an undesired investment option, with the discretion remaining with the Contract owners. The proposed Substitutions, therefore, will not result in the type of forced redemption that Section 26(c) was designed to prevent.
The proposed Substitutions are also unlike the type of substitution that Section 26(c) was designed to prevent in that the Substitutions have no impact on other aspects of the Contracts. Specifically, the proposed Substitutions will not affect the type of benefits offered by the Talcott Resolution Insurance Companies under the Contracts, or numerous other rights and privileges associated with the Contracts. In deciding to purchase the Contract, a Contract owner may have considered TL or TLA’s financial condition or reputation for service. These factors will not change as a result of the proposed Substitutions, nor will the annuity or tax benefits afforded under the Contracts held by any affected Contract owners.
VI.    REQUEST FOR AN ORDER UNDER SECTION 17(b) OF THE 1940 ACT
The Section 17 Applicants request an order under Section 17(b) exempting the proposed Substitutions from Section 17(a) of the 1940 Act to the extent necessary to permit the Separate Accounts to carry out the Substitutions by redeeming securities issued by the Existing Portfolios wholly or partly in-kind and using the portfolio securities received from the Existing Portfolios to purchase securities issued by the corresponding Replacement Portfolios.
A.Applicable Law
Section 17(a)(1) of the 1940 Act, in relevant part, prohibits any affiliated person of a registered investment company, or any affiliated person of such person, acting as principal, from knowingly selling any security or other property to that company. Section 17(a)(2) of the 1940

Act generally prohibits the persons described above, acting as principals, from knowingly purchasing any security or other property from the registered investment company.
Section 2(a)(3) of the 1940 Act defines the term “affiliated person” of another person in relevant part as:
(A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; . . . (E) if such other person is an investment company, any investment adviser thereof . . . .
Section 2(a)(9) of the 1940 Act states that any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.
Because the proposed Substitutions may be effected, in whole or in part, by means of in-kind redemptions and purchases (“In-Kind Transactions”), the proposed Substitutions may be deemed to involve one or more purchases or sales of securities or property between affiliated persons. The proposed transactions may involve a transfer of portfolio securities by the Existing Portfolios to the Separate Accounts. Immediately thereafter, the Separate Accounts would purchase shares of the Replacement Portfolios with the portfolio securities received from the Existing Portfolios. Accordingly, to the extent that the Talcott Resolution Insurance Companies, the Separate Accounts, the Trusts, and/or the Replacement Portfolios’ respective investment advisers are deemed to be affiliated persons of one another under Section 2(a)(3) or Section 2(a)(9) of the 1940 Act, it is conceivable that this aspect of the proposed Substitutions could be viewed as being prohibited by Section 17(a). As such, the Section 17 Applicants have determined that it is prudent to seek relief from Section 17(a) in the context of this Application.69
Section 17(b) of the 1940 Act provides that any person may apply to the Commission for an exemption from the provisions of Section 17(a), and the Commission shall issue such exemptive order, if evidence establishes that:
69 All in-kind redemptions will be effected in accordance with the conditions set forth in the Commission staff no-action letter issued by the Commission staff to Signature Financial Group. See Signature Financial Group (pub. avail. Dec. 28, 1999). The Signature no-action letter cannot be relied upon by the Replacement Portfolios with respect to sales of their shares to the Talcott Resolution Insurance Companies in exchange for securities rather than cash.

(1)the terms of the proposed transaction, including the consideration to be paid or received, are reasonable and fair and do not involve overreaching on the part of any person concerned;
(2)the proposed transaction is consistent with the policy of each registered investment company concerned, as recited in its registration statement and reports filed under [the 1940 Act]; and
(3)the proposed transaction is consistent with the general purposes of [the 1940 Act].
B.Basis for a Section 17(b) Order
The Section 17 Applicants submit that for all the reasons in this Application, the terms of the proposed In-Kind Transactions of shares of the Replacement Portfolios by the Separate Accounts, including the consideration to be paid and received, as described in this Application, are reasonable and fair and do not involve overreaching on the part of any person concerned. The Section 17 Applicants also submit that the proposed In-Kind Transactions by the Separate Accounts are consistent with the policies of the Trusts and the Replacement Portfolios, as recited in each Trust’s current registration statement and reports filed under the 1940 Act. Finally, the Section 17 Applicants submit that the proposed Substitutions are consistent with the general purposes of the 1940 Act.
1.    Reasonableness and Fairness and the Absence of Overreaching
To the extent that the In-Kind Transactions by the Separate Accounts of the Replacement Portfolios’ shares are deemed to involve principal transactions among affiliated persons, the procedures described below should be sufficient to ensure that the terms of the proposed transactions are reasonable and fair to all participants. The Section 17 Applicants maintain that the terms of the proposed In-Kind Transactions, including the consideration to be paid by each Existing Portfolio and received by each Replacement Portfolio involved, are reasonable, fair and do not involve overreaching principally because the transactions will conform with all but one of the conditions enumerated in Rule 17a-7. The proposed transactions will take place at relative net asset value in conformity with the requirements of Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants. The Substitutions will be effected without change in the amount or value of any Contract held by the affected Contract owners. The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions. The fees and charges under the Contracts will not increase because of the Substitutions. Even though the Talcott Resolution Insurance Companies, the Separate Accounts, the Trusts, the Replacement Portfolios and the Replacement Portfolios’ respective investment advisers may not rely on Rule 17a-7, the Section 17 Applicants believe that the rule’s conditions outline the type of safeguards that result in transactions that are fair and reasonable to registered investment company participants and preclude overreaching in connection with an investment company by its affiliated persons.
When the Commission first proposed,70and then adopted,71 Rule 17a-7, it noted that the purpose of the rule was to eliminate the filing and processing of applications “in circumstances where there appears to be no likelihood that the statutory finding for a specific exemption under Section 17(b) could not be made” by establishing “conditions as to the availability of the exemption to those situations where the Commission, upon the basis of its experience, considers that there is no likelihood of overreaching of the investment companies participating in the transaction.” The Section 17 Applicants assert that where, as here, they or the relevant investment company would comply in substance with most, but not all, of the conditions of Rule 17a-7, the Commission should consider the extent to which they would meet these or other similar conditions and issue an order if the protections of the rule would be provided in substance.
In this regard, the Commission explained its concerns with transactions of the type covered by Rule 17a-7 when it amended Rule 17a-7 in 1981 also to exempt certain purchase and sale transactions between an investment company and a non-investment company affiliate. Previously, Rule 17a-7 only exempted transactions between investment companies and series of investment companies. Its expansion to cover transactions between an investment company (or series thereof) and a non-investment company affiliate demonstrates that such transactions can be reasonable and fair and not involve overreaching. Specifically, the Commission stated:
The Commission is concerned that this practice — left unregulated and in violation of Section 17(a) — could result in serious harm to registered investment companies. For example, an unscrupulous investment adviser might “dump” undesirable securities on a registered investment company or transfer desirable securities from a registered investment company to another more favored advisory client in the complex. Moreover, the transaction could be effected at a price which is disadvantageous to the registered investment company.
Nevertheless, upon considering the matter, the Commission believes that it would be appropriate to exempt by rulemaking certain of these transactions provided that certain conditions, described below, are met. Accordingly, the Commission proposes to amend Rule 17a-7 to exempt certain transactions which heretofore have not been exempted by the rule, both with respect to the persons which could participate in the transaction, and the securities which could be purchased and sold. The Commission has determined that the proposed expansion of the rule is consistent with the existing rule’s purposes (1) to eliminate the necessity of filing
70 Inv. Co. Act Rel. No. 4697 (Sept. 8, 1966).
71 Inv. Co. Act Rel. No. 4604 (May 20, 1966).

and processing applications under circumstances where there appears to be little likelihood that the statutory finding for a specific exemption under Section 17(b) of the [1940] Act could not be made, and (2) to permit investment companies which heretofore had chosen to avoid the application procedures of Section 17(b) of the [1940] Act by purchasing and selling securities on the open market, thereby incurring actual brokerage charges, to avoid the payment of brokerage commissions by effecting such transactions directly. Moreover, the proposed amendment would enhance the role of disinterested directors as watchdogs to protect shareholder interest.72
The boards of trustees of the Trusts have adopted procedures, as required by paragraph (e)(1) of Rule 17a-7, pursuant to which each series of the Trusts may purchase and sell securities to and from their affiliates. The Section 17 Applicants will carry out the proposed In-Kind Transactions in conformity with all of the conditions of Rule 17a-7 and each series’ procedures thereunder, except that the consideration paid for the securities being purchased or sold may not be entirely cash. Nevertheless, the circumstances surrounding the proposed Substitutions will be such as to offer the same degree of protection to each of the Replacement Portfolios from overreaching that Rule 17a-7 provides to them generally in connection with their purchase and sale of securities under Rule 17a-7 in the ordinary course of their business. In particular, the Talcott Resolution Insurance Companies, the Separate Accounts, or any of their affiliates, cannot effect the proposed transactions at a price that is disadvantageous to any Contract owners. Although the transactions may not be entirely for cash, each will be effected based upon (1) the independent current market price of the portfolio securities valued as specified in paragraph (b) of Rule 17a-7, and (2) the net asset value per share of each Existing Portfolio and Replacement Portfolio involved valued in accordance with the procedures disclosed in their respective investment company registration statement and as required by Rule 22c-1 under the 1940 Act. No brokerage commission, fee (except for customary transfer fees), or other remuneration will be paid to any party in connection with the proposed In-Kind Transactions.
2.Consistency with the Policy of Each Registered Investment Company Concerned
The sale of shares of each Replacement Portfolio for investment securities, as contemplated by the proposed In-Kind Transactions, is consistent with the investment policies and restrictions of the Section 17 Applicants and the Replacement Portfolio because (i) the shares are sold at their net asset value, and (ii) the portfolio securities are of the type and quality that the Replacement Portfolios could each have acquired with the proceeds from share sales had the shares been sold for cash. To assure that the second of these conditions is met, each respective Replacement Portfolio will examine the portfolio securities being offered to such Replacement Portfolio and accept only those securities as consideration for shares that are of the
72 Inv. Co. Act Rel. No. 11136 (Apr. 21, 1980) (proposing release).

type and quality it could have acquired for each such Replacement Portfolio in a cash transaction.
3.Consistency with the General Purposes of the 1940 Act
The proposed In-Kind Transactions, as described herein, are consistent with the general purposes of the 1940 Act as stated in the “Findings and Declaration of Policy” in Section 1 of the 1940 Act. The proposed transactions do not present any of the conditions or abuses that the 1940 Act was designed to prevent. In particular, Sections 1(b)(2) and (3) of the 1940 Act state, among other things, that the national public interest and the interest of investors are adversely affected when:
[I]nvestment companies are organized, operated, managed, or their portfolio securities are selected in the interest of directors, officers, investment advisers, depositors, or other affiliated persons thereof, or in the interests of other investment companies or persons engaged in other lines of business, rather than in the interest of all classes of such companies’ security holders; when investment companies issue securities containing inequitable or discriminatory provisions, or fail to protect the preferences and privileges of the holders of their outstanding securities….
For all the reasons stated in this Application, the abuses described in Sections 1(b)(2) and (3) of the 1940 Act will not occur in connection with the proposed In-Kind Transactions.
The Commission has previously granted exemptions from Section 17(a) in circumstances substantially similar in all material respects to those presented in this Application to applicants affiliated with an open-end management investment company that proposed to purchase shares issued by the company with investment securities of the type that the company might otherwise have purchased for its portfolio.73 In these cases, the Commission issued an order pursuant to Section 17(b) of the 1940 Act where the expense of liquidating such investment securities and using the cash proceeds to purchase shares of the investment company would have reduced the value of investors’ ultimate investment in such shares.
4.Request for an Order
The Section 17 Applicants request that the Commission issue an order pursuant to Section 17(b) of the 1940 Act exempting the proposed Substitutions from the provisions of Section 17(a) of the 1940 Act to the extent necessary to permit the Talcott Resolution Insurance Companies, on behalf of the Separate Accounts, to carry out, as part of the Substitutions, the In-Kind Transactions of the Replacement Portfolios, which may be deemed to be prohibited by Section 17(a) of the 1940 Act. The Section 17 Applicants represent that the proposed In-Kind Transactions meet all of the requirements of Section 17(b) of the 1940 Act and that an exemption should be granted, to the extent necessary, from the provisions of Section 17(a).
VII.     CONCLUSION
For the reasons set forth in this Application, the Section 26 Applicants submit that the proposed Substitutions meet the standards of Section 26(c) of the 1940 Act, and the Section 17 Applicants submit that the proposed In-Kind Transactions meet the standards of Section 17(b) of the 1940 Act. As such, the Section 26 Applicants and the Section 17 Applicants respectfully
73 See, e.g., The Ohio National Life Insurance Company, et al., Rel. No. IC-34264 (May 4, 2021) (Order), File No. 812-15101; Brighthouse Life Insurance Company, et al., Rel. No. IC-34239 (Mar. 30, 2021) (Order), File No. 812-15140; Allianz Life Insurance Company of North America, et al., Rel. No. 34129 (Dec. 4, 2020) (Order), File No. 812-14722; Mutual of America Life Insurance Company, et al., Rel. No. 33679 (Oct. 29, 2019) (Order), File No. 812-15033; The Guardian Insurance & Annuity Company, Inc., et al., Rel. No. 33594 (Aug. 20, 2019) (Order), File No. 812-14911; AXA Equitable Life Insurance Company, et. al., Rel. No. IC-33224 (Sept. 11, 2018) (Order), File No. 812-14831; Commonwealth Annuity and Life Insurance Company, et. al., Rel. No. IC- 32644 (May 23, 2017) (Order), File No. 812-14646; Allianz Life Insurance Company of North America, et al., Rel. No. IC-32242 (Aug. 29, 2016) (Order), File No. 812-14580; New York Life Insurance and Annuity Corporation, et al., Rel. No. IC. 32227 (Aug. 23, 2016) (Order), File No. 812-14589; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-31023 (Apr. 22, 2014) (Order), File No. 812-14221;Minnesota Life Insurance Company, et al., Rel. No. IC-31028 (Apr. 24, 2014) (Order), File No. 812-14203; Lincoln National Life Insurance Company, et al., Rel. No. IC-30517 (May 14, 2013) (Order), File No. 812-14063; AXA Equitable Life Insurance Company et al., Rel. No. IC-30405 (Feb. 26, 2013) (Order), File No. 812-14036; Mutual of America Life Insurance Company, et al., Rel. No. IC-30335 (Dec. 31, 2012) (Order), File No. 812-14059; Pruco Life Insurance Company, et al., Rel. No. IC-30209 (Sept. 20, 2012) (Order), File No. 812-13990; New York Life Insurance & Annuity Company, et al., Rel. No. IC-29947 (Feb. 14, 2012) (Order), File No. 812-13903; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-29570 (Jan. 24, 2011) (Order), File No. 812-13816; Nationwide Life Insurance Company, et al., Rel. No. 29505 (Nov. 22, 2010) (Order), File No. 812-13648; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-29211 (Apr. 20, 2010) (Order), File No. 812-13700; Nationwide Life Insurance Company, et al., Rel. No. 28815 (July 8, 2009) (Order), File No. 812-13495; MetLife Insurance Company of Connecticut, et al., Rel. No. IC-28699 (Apr. 20, 2009) (Order), File No. 812-13588.

request that the Commission issue an order of approval pursuant to Section 26(c) of the 1940 Act and exemption pursuant to Section 17(b) of the 1940 Act, respectively, and that such order be made effective as soon as possible.
VIII.     APPLICANTS’ CONDITIONS
    The Section 26 Applicants agree that any order granting the requested relief will be subject to the following conditions.
1.The Substitutions will not be effected unless the Talcott Resolution Insurance Companies determine that: (i) the Contracts allow the substitution of shares of registered open-end investment companies in the manner contemplated by this Application; (ii) the Substitutions can be consummated as described in this Application under applicable insurance laws; and (iii) any regulatory requirements in each jurisdiction where the Contracts are qualified for sale have been complied with to the extent necessary to complete the Substitutions.
2.The Talcott Resolution Insurance Companies will pay all expenses and transaction costs of the Substitutions, including legal and accounting expenses, any applicable brokerage expenses and other fees and expenses. No fees or charges will be assessed to the affected Contract owners to effect the Substitutions. No proposed Substitution will cause the Contract fees and charges currently being paid by Contract owners to be greater after the proposed Substitution than before the proposed Substitution.
3.The Substitutions will be effected at the relative net asset values of the respective shares of the Replacement Portfolios in conformity with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder without the imposition of any transfer or similar charges by the Section 26 Applicants. The Substitutions will be effected without change in the amount or value of any Contracts held by affected Contract owners.
4.The Substitutions will in no way alter the tax treatment of affected Contract owners in connection with their Contracts, and no tax liability will arise for Contract owners as a result of the Substitutions.
5.The obligations of the Section 26 Applicants, and the rights of the affected Contract owners, under the Contracts of affected Contract owners will not be altered in any way. The Substitutions will not adversely affect any riders under the Contracts since the Replacement Portfolios will be allowable investment options for use with such riders as of the Substitution Date to the same extent as the corresponding Existing Portfolios are allowable investment options under such riders.
6.Affected Contract owners who do not have guaranteed benefit riders with investment restrictions will be permitted to make at least one transfer of Contract value from any subaccount investing in an Existing Portfolio (before the Substitution Date) or a

Replacement Portfolio (after the Substitution Date) to any other available investment option under the Contract without charge for a period beginning at least thirty (30) days before the Substitution Date through at least thirty (30) days following the Substitution Date. Affected Contract owners who do have a guaranteed benefit rider with investment restrictions will have the same pre- and post-Substitution transfer rights, except their transfer rights will be subject to the investment restrictions of their guaranteed benefit riders. Except as described in this condition and in any market timing/short-term trading provisions of the relevant prospectus, the Section 26 Applicants will not exercise any rights reserved under the Contracts to impose restrictions on transfers between the subaccounts under the Contracts, including limitations on the future number of transfers, for a period beginning at least thirty (30) days before the Substitution Date through at least thirty (30) days following the Substitution Date.
7.All affected Contract owners will be notified via the Pre-Substitution Notice, at least thirty (30) days before the Substitution Date, about: (i) the intended Substitution of Existing Portfolios with the Replacement Portfolios; (ii) the intended Substitution Date; and (iii) information with respect to transfers as set forth in Condition 6 above. In addition, the Section 26 Applicants will also deliver to affected Contract owners, at least thirty (30) days before the Substitution Date, a prospectus for each applicable Replacement Portfolio.
8.The Section 26 Applicants will deliver to each affected Contract owner within five (5) business days of the Substitution Date a written confirmation which will include: (i) a confirmation that the Substitutions were carried out as previously notified; (ii) a restatement of the information set forth in the Pre-Substitution Notice; and (iii) values of the Contract owner’s positions in an Existing Portfolio subaccount before the Substitution and the Replacement Portfolio subaccount after the Substitution.
9.The Section 26 Applicants will cause the investment adviser of each Replacement Portfolio to enter into a written contract with the applicable Trust, whereby the investment adviser will waive or reimburse Replacement Portfolio expenses such that the net annual operating expenses of the Replacement Portfolio will not exceed, on an annualized basis, the net annual operating expenses of the corresponding Existing Portfolio for the fiscal year ended December 31, 2024 (the “Expense Cap”). The Expense Cap for each proposed Substitution will remain in place for a period of two years following the Substitution Date, except that for those proposed Substitutions for which the sum of the current management fee and Rule 12b-1 fee of the Replacement Portfolio exceeds that of the corresponding Existing Portfolio, the Expense Cap will remain in place for the life of the affected Contracts following the Substitution Date. The investment advisers will waive or reimburse expenses to the extent necessary under each Expense Cap on the last business day of each month during which a given Expense Cap applies, and any amounts waived or reimbursed pursuant to an Expense Cap must not be subject to any recoupment rights. In addition, the Section 26 Applicants will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for affected Contract owners for a period of at least two years following the Substitution Date.

IX.    PROCEDURAL MATTERS
All actions necessary to authorize the execution and filing of this Application have been taken and the persons signing and filing this Application are authorized to so sign and file the same.
The Applicants request that the Commission issue an order without a hearing pursuant to Rule 0-5 under the 1940 Act.
The Applicants request that any questions regarding this Application be directed to the persons listed on the facing page of this Application.
X.    REQUEST FOR AN ORDER PURSUANT TO SECTION 26(c)
For the foregoing reasons, the Section 26 Applicants request that the Commission enter an order pursuant to Section 26(c) of the 1940 Act approving the proposed Substitutions. The Section 26 Applicants submit that, for the reasons stated above, the proposed Substitutions are consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.
XI.    NAMES AND ADDRESSES
Pursuant to Rule 0-2(f) under the 1940 Act, the Applicants hereby state their addresses as follows:
Talcott Resolution Life Insurance Company
Talcott Resolution Life Insurance Company Separate Account Two
Talcott Resolution Life Insurance Company Separate Account Three
Talcott Resolution Life Insurance Company Separate Account Seven
Talcott Resolution Life and Annuity Insurance Company
Talcott Resolution Life and Annuity Insurance Company Separate Account One
Talcott Resolution Life and Annuity Insurance Company Separate Account Three
Talcott Resolution Life and Annuity Insurance Company Separate Account Six
Talcott Resolution Life and Annuity Insurance Company Separate Account Seven

1 American Row
Hartford, CT 06103

Legg Mason Partners Variable Equity Trust
Franklin Templeton Variable Insurance Products Trust
Putnam Variable Trust

Franklin Templeton
One Franklin Parkway
San Mateo, California 94403
Attn: General Counsel

    The Applicants further state that all questions concerning this Application should be directed to:

Ronald Coenen Jr., Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street, NW, Suite 700
Washington, D.C. 20001
202-383-0940

XII.    AUTHORIZATIONS

Talcott Resolution Life Insurance Company
Talcott Resolution Life Insurance Company Separate Account Two
Talcott Resolution Life Insurance Company Separate Account Three
Talcott Resolution Life Insurance Company Separate Account Seven
Written Consent of the Board of Directors of
Talcott Resolution Life Insurance Company
WHEREAS, the Company is the depositor and sponsor of Talcott Resolution Life Insurance Company Separate Account Two, Talcott Resolution Life Insurance Company Separate Account Three, and Talcott Resolution Life Insurance Company Separate Account Seven (together, the “Separate Accounts”), each of which is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, each Separate Account supports certain variable annuity contracts (the “Contracts”) which offer variable investment options with designated underlying mutual funds (each a “Fund” and together the “Funds”);

WHEREAS, as part of the strategy of the Company and its affiliates to improve overall efficiencies and revenues related to the administration of the Contracts, and to reduce investment strategy redundancy among the Funds offered through the Contracts, the Company seeks to substitute certain Funds (each an “Existing Fund” and together the “Existing Funds”) with certain new Funds (each a “Replacement Fund” and together the “Replacement Funds”) as described in Exhibit A* attached hereto and for the Contracts described in Exhibit B** attached hereto, collectively referred to as the “Substitution”;
WHEREAS, it is necessary to obtain SEC approval of the Substitution pursuant to Section 26(c) of the 1940 Act; and
WHEREAS, the Board believes that it is in the interests of the Company to authorize the Substitution and the filing of an application with the SEC requesting an order of approval for the Substitution.
WHEREAS, for any Existing Fund, the Substitution may be effectuated by redeeming securities issued by the Existing Fund wholly or partly in-kind, and using the portfolio securities received from such Existing Fund to purchase securities issued by the corresponding Replacement Fund (“In-Kind Transaction”); and
WHEREAS, in furtherance of the Substitution, the Board believes it is in the interests of the Company to include, as part of the application requesting an order of approval for the Substitution, a request for an exemption pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act to permit In-Kind Transactions.
NOW, THEREFORE, BE IT RESOLVED, THAT:
(i)    the Company is authorized to make the necessary SEC and related regulatory filings and take any and all other actions that may be necessary or appropriate to effectuate the Substitution and perform In-Kind Transactions.
ANCILLARY POWERS AND GENERAL AUTHORIZING RESOLUTIONS
RESOLVED, that the corporate seal of the Company may be affixed to any instrument or document executed pursuant to the foregoing resolutions by impression or affixing the corporate seal or by imprinting or otherwise reproducing thereon a facsimile thereof;
RESOLVED, that any director or officer of the Company, be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company or otherwise, to make all such arrangements, to do and perform all such acts and things, and to execute and deliver all such officers’ certificates and such other instruments and documents as they may deem necessary or appropriate in order to effectuate fully the purpose of each and all the foregoing resolutions (hereby ratifying and confirming any and all actions taken heretofore and hereafter to accomplish such purposes, all or singular); and

RESOLVED, that any actions taken by any director or officer of the Company prior to the adoption of the foregoing resolutions that are within the authority conferred thereby are hereby ratified, confirmed, and approved in all respects.
*Exhibit A of the Consent is the table in Section IV.A. of this Application.
**Exhibit B of the Consent is the table in Section I.D. of this Application.

Talcott Resolution Life and Annuity Insurance Company
Talcott Resolution Life and Annuity Insurance Company Separate Account One
Talcott Resolution Life and Annuity Insurance Company Separate Account Three
Talcott Resolution Life and Annuity Insurance Company Separate Account Six
Talcott Resolution Life and Annuity Insurance Company Separate Account Seven
Written Consent of the Board of Directors of
Talcott Resolution Life and Annuity Insurance Company
WHEREAS, the Company is the depositor and sponsor of Talcott Resolution Life and Annuity Insurance Company Separate Account One, Talcott Resolution Life and Annuity Insurance Company Separate Account Three, Talcott Resolution Life and Annuity Insurance Company Separate Account Six, and Talcott Resolution Life and Annuity Insurance Company Separate Account Seven (together, the “Separate Accounts”), each of which is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, each Separate Account supports certain variable annuity contracts (the “Contracts”) which offer variable investment options with designated underlying mutual funds (each a “Fund” and together the “Funds”);
WHEREAS, as part of the strategy of the Company and its affiliates to improve overall efficiencies and revenues related to the administration of the Contracts, and to reduce investment strategy redundancy among the Funds offered through the Contracts, the Company seeks to substitute certain Funds (each an “Existing Fund” and together the “Existing Funds”) with a new Fund (each a “Replacement Fund” and together the “Replacement Funds”) as described in Exhibit A* attached hereto and for the Contracts described in Exhibit B** attached hereto, collectively referred to as the “Substitution”;
WHEREAS, it is necessary to obtain SEC approval of the Substitution pursuant to Section 26(c) of the 1940 Act; and

WHEREAS, the Board believes that it is in the interests of the Company to authorize the Substitution and the filing of an application with the SEC requesting an order of approval for the Substitution.
WHEREAS, for any Existing Fund, the Substitution may be effectuated by redeeming securities issued by the Existing Fund wholly or partly in-kind, and using the portfolio securities received from such Existing Fund to purchase securities issued by the corresponding Replacement Fund (“In-Kind Transaction”); and
WHEREAS, in furtherance of the Substitution, the Board believes it is in the interests of the Company to include, as part of the application requesting an order of approval for the Substitution, a request for an exemption pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act to permit In-Kind Transactions.
RESOLUTIONS
NOW, THEREFORE, BE IT RESOLVED, THAT:
(i)    the Company is authorized to make the necessary SEC and related regulatory filings and take any and all other actions that may be necessary or appropriate to effectuate the Substitution and perform In-Kind Transactions.
ANCILLARY POWERS AND GENERAL AUTHORIZING RESOLUTIONS
NOW, THEREFORE, BE IT RESOLVED, THAT:
(i) the corporate seal of the Company may be affixed to any instrument or document executed pursuant to the foregoing resolutions by impression or affixing the corporate seal or by imprinting or otherwise reproducing thereon a facsimile thereof;
(ii) any director or officer of the Company be, and each of them hereby is authorized and directed, in the name and on behalf of the Company or otherwise, to make all such arrangements, to do and perform all such acts and things, and to execute and deliver all such officers’ certificates and such other instruments and documents as they may deem necessary or appropriate in order to effectuate fully the purpose of each and all the foregoing resolutions (hereby ratifying and confirming any and all actions taken heretofore and hereafter to accomplish such purposes, all or singular); and
(iii) any actions taken by any director or officer of the Company prior to the adoption of the foregoing resolutions that are within the authority conferred thereby are hereby ratified, confirmed, and approved in all respects.
* Exhibit A of the Consent is the table in Section IV.A. of this Application.
**Exhibit B of the Consent is the table in Section I.D. of this Application.

Legg Mason Partners Variable Equity Trust

WHEREAS, ClearBridge Variable Mid Cap Portfolio (the “Fund”), a series of Legg Mason Partners Variable Equity Trust (the “Trust”) act as an investment options underlying certain variable annuity contracts (the “Contracts”) funded through separate accounts (the “Separate Accounts”) of various insurance companies; and

WHEREAS, Talcott Resolution Life Insurance Company and Talcott Resolution Life and Annuity Insurance Company (the “Talcott Resolution Insurance Companies”) desire to substitute shares of certain mutual funds that are series of certain registered investment companies unaffiliated with Franklin Templeton that underlie Contracts funded through Separate Accounts of the Talcott Resolution Insurance Companies with shares of certain series trusts within the Franklin Templeton fund complex, including the Fund, as described at this meeting (the “Substitutions”); and

WHEREAS, prior to effecting the Substitutions, the Talcott Resolution Insurance Companies must obtain from the U.S. Securities and Exchange Commission (the “SEC”) an order of approval pursuant to Section 26(c) of the Investment Company Act of 1940 (the “1940 Act”) (the “Section 26(c) Order”) and an order of exemption pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act (the “Section 17(b) Order”); and

WHEREAS, the Talcott Resolution Insurance Companies filed their initial application for a Section 26(c) Order on February 14, 2025, and now intend to file an amendment to the application to add a request for a Section 17(b) Order (the “Amended Application”), and the Trust has been asked to participate in the Amended Application as a party requesting relief pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act;

NOW THEREFORE BE IT RESOLVED, that the Amended Application and the Trust’s participation as an applicant in the Amended Application only insofar as it relates to the Section 17(b) Order, in substantially the form presented at the meeting, be, and it hereby is, approved, with such changes as are deemed appropriate and necessary by the proper officers of the Trust; and

FURTHER RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to file the Amended Application and any amendments thereto with the SEC on behalf of and in the name of the Trust, and to take all other actions and make such other additional filings as each of them, in his or her sole discretion, deem necessary and appropriate to carry out the intent and accomplish the purpose of the foregoing resolution.

Franklin Templeton Variable Insurance Products Trust

WHEREAS, the series of Franklin Templeton Variable Insurance Products Trust (the “Trust”) act as investment options that underlie certain variable annuity contracts (the “Contracts”) funded through separate accounts (the “Separate Accounts”) of various insurance companies; and

WHEREAS, the Talcott Resolution Life Insurance Company and Talcott Resolution Life and Annuity Insurance Company (the “Talcott Resolution Insurance Companies”) desire to substitute shares of certain mutual funds that are series of certain registered investment companies unaffiliated with Franklin Templeton that underlie Contracts funded through Separate Accounts of the Talcott Resolution Insurance Companies with shares of certain series (the “Funds”) of the Trust as described at this meeting (the “Substitutions”); and

WHEREAS, prior to effecting the Substitutions, the Talcott Resolution Insurance Companies must obtain from the U.S. Securities and Exchange Commission (the “Commission”) an order of approval pursuant to Section 26(c) of the Investment Company Act of 1940 (the “1940 Act”) (the “Section 26(c) Order”) and an order of exemption pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act (the “Section 17(b) Order”); and

WHEREAS, the Talcott Resolution Insurance Companies filed their initial application for a Section 26(c) Order on February 14, 2025, (the “Application”) and now intend to file an amendment to the application to add a request for a Section 17(b) Order (the “Amended Application”), and the Trust has been asked to participate in the Amended Application as a party requesting relief pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act;

NOW THEREFORE BE IT RESOLVED, that the Amended Application and the Trust’s participation as an applicant in the Amended Application only insofar as it relates to the Section 17(b) Order, in substantially the form presented at the meeting, be, and it hereby is, approved, with such changes as are deemed appropriate and necessary by the proper officers of the Trust; and

FURTHER RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to file the Amended Application and any further amendments or restatements of the Application or the Amended Application with the Commission on behalf of and in the name of the Trust, and to take all other actions and make such other additional filings as each of them, in his or her sole discretion, deem necessary and appropriate to carry out the intent and accomplish the purpose of the foregoing resolution.

Putnam Variable Trust

WHEREAS: Putnam VT Global Asset Allocation Fund,  Putnam VT Government Money Market Fund, Putnam VT Focused International Equity Fund, Putnam VT International Value Fund, Putnam VT Large Cap Value Fund,  Putnam VT Large Cap Growth Fund, Putnam VT Small Growth Fund and Putnam VT Core Equity Fund (together, the “Putnam Variable Funds”), each a series of Putnam Variable Trust (the “Trust”), act as investment options underlying certain variable annuity contracts (the “Contracts”) funded through separate accounts (the “Separate Accounts”) of various insurance companies; and

WHEREAS: The Talcott Resolution Life Insurance Company and Talcott Resolution Life and Annuity Insurance Company (the “Talcott Resolution Insurance Companies”) desire to substitute shares of certain mutual funds that are series of certain registered investment companies unaffiliated with Franklin Templeton that underlie Contracts funded through Separate Accounts of the Talcott Resolution Insurance Companies with shares of certain series trusts within the Franklin Templeton fund complex, including the Putnam Variable Funds, as described at this meeting (the “Substitutions”); and

WHEREAS: Prior to effecting the Substitutions, the Talcott Resolution Insurance Companies must obtain from the U.S. Securities and Exchange Commission (the “SEC”) an order of approval pursuant to Section 26(c) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Section 26(c) Order”), and an order of exemption pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act (the “Section 17(b) Order”); and

WHEREAS: The Talcott Resolution Insurance Companies filed their initial application for a Section 26(c) Order on February 14, 2025, and now intend to file an amendment to the application to add a request for a Section 17(b) Order (the “Amended Application”), and the Trust has been asked to participate in the Amended Application as a party requesting relief pursuant to Section 17(b) of the 1940 Act from Section 17(a) of the 1940 Act; now, therefore, it is

VOTED: That the Amended Application and the Trust’s participation as an applicant in the Amended Application only insofar as it relates to the Section 17(b) Order, in substantially the form presented at this meeting, be, and it hereby is, approved, with such changes as are deemed appropriate and necessary counsel to the Trust and by the proper officers of the Trust.

VOTED: That the officers of the Trust are severally authorized, in the name and on behalf of the Trust and its series, to make such filings, to execute and deliver such documents, and to take such action as they may deem to be necessary, proper or desirable to carry out the foregoing vote in accordance with its purpose and intent, the execution and delivery of any such documents and the taking of any such action to be conclusive evidence that the same is authorized by the Board of Trustees.

XIII.    SIGNATURES

Talcott Resolution Life Insurance Company
Talcott Resolution Life Insurance Company Separate Account Two
Talcott Resolution Life Insurance Company Separate Account Three
Talcott Resolution Life Insurance Company Separate Account Seven

By:	/s/ Christopher M. Grinnell
Christopher M. Grinnell
Vice President and Associate General Counsel
July 24, 2025

Talcott Resolution Life and Annuity Insurance Company
Talcott Resolution Life and Annuity Insurance Company Separate Account One
Talcott Resolution Life and Annuity Insurance Company Separate Account Three
Talcott Resolution Life and Annuity Insurance Company Separate Account Six
Talcott Resolution Life and Annuity Insurance Company Separate Account Seven

By:	/s/ Christopher M. Grinnell
Christopher M. Grinnell
Vice President and Associate General Counsel
July 24, 2025

Legg Mason Partners Variable Equity Trust

By:	/s/ Jane E. Trust
Jane E. Trust
President, Chief Executive Officer and Trustee
July 24, 2025

Franklin Templeton Variable Insurance Products Trust

By:	/s/ Navid Tofigh
Navid Tofigh
Vice President and Secretary
July 24, 2025

Putnam Variable Trust

By:	/s/ Jonathan S. Horwitz
Jonathan S. Horwitz
Executive Vice President,
Principal Executive Officer, and Compliance
July 24, 2025

XIV.    VERIFICATIONS

The undersigned states that he has duly executed this Application, dated July 25, 2025, for and on behalf of Talcott Resolution Life Insurance Company, Talcott Resolution Life and Annuity Insurance Company, Talcott Resolution Life Insurance Company Separate Account Two, Talcott Resolution Life Insurance Company Separate Account Three, and Talcott Resolution Life Insurance Company Separate Account Seven, and Talcott Resolution Life and Annuity Insurance Company Separate Account One, Talcott Resolution Life and Annuity Insurance Company Separate Account Three, Talcott Resolution Life and Annuity Insurance Company Separate Account Six and Talcott Resolution Life and Annuity Insurance Company Separate Account Seven; that he is Vice President and Associate General Counsel of each company or unit investment trust; and that all action by all bodies necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true and to the best of his knowledge, information and belief.

By:	/s/ Christopher M. Grinnell
Christopher M. Grinnell
Vice President and Associate General Counsel
July 24, 2025

The undersigned states that she has duly executed this Application, dated July 24, 2025, for and on behalf of Legg Mason Partners Variable Equity Trust; that she is President, Chief Executive Officer and Trustee of such Trust; and that all action by all bodies necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true and to the best of her knowledge, information and belief.

By:	/s/ Jane E. Trust
Jane E. Trust
President, Chief Executive Officer and Trustee
July 24, 2025

The undersigned states that he has duly executed this Application, dated July 24, 2025, for and on behalf of Franklin Templeton Variable Insurance Products Trust; that he is Vice President and Secretary of such Trust; and that all action by all bodies necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true and to the best of his knowledge, information and belief.

By:	/s/ Navid Tofigh
Navid Tofigh
Vice President and Secretary
July 24, 2025

The undersigned states that he has duly executed this Application, dated July 24, 2025, for and on behalf of Putnam Variable Trust; that he is Executive Vice President, Principal Executive Officer, and Compliance of such Trust; and that all action by all bodies necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true and to the best of his knowledge, information and belief.

By:	/s/ Jonathan S. Horwitz
Jonathan S. Horwitz
Executive Vice President,
Principal Executive Officer, and Compliance
July 24, 2025